                                               Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-50307

PROSPECTUS

                                     [LOGO]

                       OFFER TO EXCHANGE ALL OUTSTANDING
                          8 3/4% SENIOR NOTES DUE 2006
                        FOR 8 3/4% SENIOR NOTES DUE 2006

    THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON JULY 13, 1998, UNLESS EXTENDED.

    IDT Corporation, a Delaware corporation (the "Company"), hereby offers, upon the terms and conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," which, together with this Prospectus, constitutes the "Exchange Offer") to exchange up to $100,000,000 aggregate principal amount of its 8 3/4% Senior Notes Due 2006 (the "New Notes") for a like aggregate principal amount of the issued and outstanding 8 3/4% Senior Notes Due 2006 (the "Old Notes," and collectively with the New Notes, the "Notes"), of which $100,000,000 aggregate principal amount is outstanding. See "The Exchange Offer."

    The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer and not withdrawn on or prior to 5:00 p.m., New York City time, on July 13, 1998, unless the Exchange Offer is extended by the Company (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions which may be waived by the Company. The Company has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer." There will be no cash proceeds to the Company from the Exchange Offer. See "Use of Proceeds."

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer--Resales of the New Notes" and "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business on the 60th day following the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Old Notes were originally issued and sold (the "Initial Offering") to BT Alex. Brown Incorporated, Hambrecht & Quist LLC, Jefferies & Company, Inc. and Friedman, Billings, Ramsey & Co., Inc. (the "Initial Purchasers") pursuant to a Purchase Agreement, dated February 12, 1998 (the "Purchase Agreement"), among the Company and the Initial Purchasers. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A and Regulation S under the Securities Act. The Company and the Initial Purchasers also entered into a Registration Rights Agreement, dated February 18, 1998 (the "Registration Rights Agreement"), pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. The New Notes are being offered for exchange in order to satisfy certain obligations of the Company under the Registration Rights Agreement. The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes and will be issued under and entitled to the benefits of the Indenture, dated as of February 18, 1998 (the "Indenture"), between the Company and U.S. Bank Trust National Association, formerly known as First Trust National Association, as trustee (in such capacity, the "Trustee"). The form and terms of the New Notes are identical in all material respects to the Old Notes, except that the offer and exchange of the New Notes will be registered under the Securities Act, and therefore such New Notes will not be subject to certain transfer restrictions and registration rights provisions applicable to the Old Notes. See "The Exchange Offer--Purpose and Effect."

    This Prospectus and the Letter of Transmittal are first being mailed to holders of the Old Notes on June 12, 1998.

    SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS IN EVALUATING THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                            A CRIMINAL OFFENSE.
               The date of this Prospectus is            , 1998.

    The New Notes will mature on August 15, 2006. Interest on the New Notes will be payable semi-annually on February 15 and August 15 of each year commencing August 15, 1998. Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of original issuance to the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New Notes. See "Description of the Notes." The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after February 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the Notes--Redemption."

    The New Notes will be general unsecured obligations of the Company, and will rank PARI PASSU or senior in right of payment to any future unsecured indebtedness of the Company. The Notes are effectively subordinated to all indebtedness of the Company to the extent of the value of the assets securing such indebtedness and to all indebtedness of subsidiaries of the Company. At January 31, 1998, after giving effect to the sale of the Notes and the application of the net proceeds therefrom, the Company would have had total outstanding indebtedness of $118.6 million.

    There has previously been only a limited secondary market, and no public market, for the Old Notes. The Old Notes are eligible for trading in the Private Offering, Resales and Trading through Automatic Linkages ("PORTAL") market of the National Association of Securities Dealers, Inc. In addition, the Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes; however, the Initial Purchasers are not obligated to do so and any market making activities may be discontinued by the Initial Purchasers at any time. Therefore, there can be no assurance that an active market for the New Notes will develop. If such a trading market develops for the New Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, the New Notes may trade at a discount from their face value. See "Risk Factors--Lack of Public Market."

    Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the holders of the Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders (other than to the Initial Purchasers under certain limited circumstances) to provide for registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. See "Risk Factors--Consequences of Failure to Exchange."

    THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

    The Old Notes were issued originally in global form (the "Global Old Note"). The Global Old Note was deposited with, or on behalf of, The Depository Trust Company ("DTC"), as the initial depositary with respect to the Old Notes (in such capacity, the "Depositary"). The Global Old Note is registered in the name of Cede & Co. ("Cede"), as nominee of DTC, and beneficial interests in the Global Old Note are shown on, and transfers thereof are effected only through, records maintained by the Depositary and its participants. The use of the Global Old Note to represent certain of the Old Notes permits the Depositary's participants, and anyone holding a beneficial interest in an Old Note registered in the name of such a participant, to transfer interests in the Old Notes electronically in accordance with the Depositary's established procedures without the need to transfer a physical certificate. New Notes issued in exchange for the Global Old Note will also be issued initially as a note in global form (the "Global New Note," and, together with the Global Old Note, the "Global Notes") and deposited with, or on behalf of, the Depositary. After the initial issuance of the Global New Note, New Notes in certificated form will be issued in exchange for a holder's proportionate interest in the Global New Note only as set forth in the Indenture.
                            ------------------------

    THIS PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM JOYCE J. MASON, GENERAL COUNSEL AND SECRETARY, IDT CORPORATION, 190 MAIN STREET, HACKENSACK, NEW JERSEY 07601 (201-928-1000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JUNE 26, 1998.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----

Prospectus Summary.........................................................................................           1

Risk Factors...............................................................................................          12

The Exchange Offer.........................................................................................          33

Use of Proceeds............................................................................................          41

Capitalization.............................................................................................          42

Selected Consolidated Financial and Operating Data.........................................................          43

Management's Discussion and Analysis of Financial Condition and Results of Operations......................          45

Business...................................................................................................          55

Management.................................................................................................          79

Principal Stockholders.....................................................................................          82

Description of Capital Stock...............................................................................          83

Description of the Notes...................................................................................          85

Book-Entry; Delivery and Form..............................................................................         110

Certain U.S. Federal Income Tax Considerations.............................................................         112

Plan of Distribution.......................................................................................         115

Legal Matters..............................................................................................         116

Experts....................................................................................................         116

Information Regarding Forward-Looking Statements...........................................................         116

Available Information......................................................................................         116

Incorporation of Certain Documents by Reference............................................................         117

Glossary of Terms..........................................................................................         118

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS THE "COMPANY" AND "IDT" REFER TO IDT CORPORATION, A DELAWARE CORPORATION, ITS PREDECESSOR, INTERNATIONAL DISCOUNT TELECOMMUNICATIONS, CORP., A NEW YORK CORPORATION ("IDT NEW YORK"), AND THEIR SUBSIDIARIES, COLLECTIVELY. ALL INFORMATION IN THIS PROSPECTUS GIVES EFFECT TO THE 1996 REINCORPORATION OF THE COMPANY IN DELAWARE. THE COMPANY'S FISCAL YEAR ENDS ON JULY 31 OF EACH CALENDAR YEAR. ALL REFERENCES TO FISCAL YEARS IN THIS PROSPECTUS REFER TO THE FISCAL YEARS ENDING IN THE CALENDAR YEARS INDICATED (E.G., FISCAL 1997 REFERS TO THE FISCAL YEAR ENDED JULY 31, 1997). CERTAIN TERMS USED IN THIS PROSPECTUS ARE DEFINED IN THE GLOSSARY BEGINNING ON PAGE 118.

                                  THE COMPANY

    IDT is a leading emerging multinational carrier that combines its position as an international telecommunications operator, its experience as an Internet service provider and its leading position in Internet telephony to provide a broad range of telecommunications services to its wholesale and retail customers worldwide. The Company provides its customers with integrated and competitively priced international and domestic long distance, Internet access and, through its Net2Phone product offerings, Internet telephony services. IDT delivers these services over a high-quality network consisting of 15 switches in the U.S. and Europe and owned and leased transmission capacity on 11 undersea fiber optic cables, together with resale capacity obtained from other carriers. The Company terminates its international traffic worldwide pursuant to resale arrangements with domestic carriers and through terminating agreements with 17 PTTs and competitive foreign carriers. In addition, IDT maintains a domestic Internet backbone to support both its traditional Internet access services as well as its Internet telephony services. The Company has grown considerably in recent years, generating revenues of $11.7 million, $57.7 million and $135.2 million in Fiscal 1995, Fiscal 1996 and Fiscal 1997, respectively, and $125.7 million in the six months ended January 31, 1998.

    The Company believes that it is well positioned to capitalize on the opportunities presented by the large and growing market for international telecommunications services. According to industry sources, revenues generated by the international telecommunications industry increased to $61.3 billion in 1996 from $23.9 billion in 1987, a compound annual growth rate of 11.0%. The market for international voice and data telecommunications is undergoing fundamental changes and has experienced significant growth as a result of (i) the deregulation and privatization of telecommunications markets worldwide; (ii) the convergence of traditional voice and packet switching technology; and (iii) the growth of the Internet as a communications medium, including Internet telephony. As a result of these factors, as well as general increases in demand for telecommunications services, industry sources have projected that international telecommunications revenues may approach $85.7 billion by 2000, a compound annual growth rate of 8.7% from 1996.

    As of January 31, 1998, the Company had approximately 110 wholesale customers located in the U.S. and Europe. IDT supplements this wholesale customer base by offering retail long distance services to individual and business customers in the U.S. and over 170 other countries. Within the U.S., IDT provides dedicated and dial-up Internet access services to approximately 75,000 retail customers. The Company's Net2Phone service, which allows customers to make telephone calls from any multimedia PC to any telephone, and the Company's recently launched Net2Phone Direct service, which enables users to make phone-to-phone calls over the Internet, have been used by over 300,000 registered customers worldwide.

    The Company operates a growing facilities-based telecommunications network consisting of (i) 14 Excel and Nortel switches in the U.S. and Europe; (ii) owned and leased transmission capacity on 11 undersea fiber optic cables connecting the Company's U.S. facilities with its international facilities and with the facilities of its foreign partners in Europe, Latin America and Asia; and (iii) resale capacity obtained on a per-minute basis from other carriers. The Company monitors its network 24 hours a day, seven days a week through an automated network operations center. The Company follows a disciplined, incremental approach to network expansion, investing in facilities when the Company determines that such investments are justified by traffic volumes. The Company plans to expand its global telecommunications network infrastructure in order to reduce its operating costs, ensure service quality and facilitate the expansion of its customer base. IDT plans to install Company-owned switches in France, Germany and Italy by the end of Fiscal 1998 and to continue to pursue operating agreements with foreign carriers in order to terminate traffic directly at advantageous rates. IDT also operates a domestic Internet network comprised of multiple leased DS3 lines, creating a 45 mbps high speed backbone, and leased T1 lines. IDT operates one of the nation's largest Internet access networks, providing local dial-up access through more than 75 POPs owned by the Company, and more than 375 additional POPs owned by local and regional ISPs (the "Alliance Partners"). This Internet network, combined with the Company's telecommunications network, is also used to route IDT's Internet telephony traffic.

    IDT's background as a leading alternative provider of wholesale and retail international telecommunications services, combined with its experience as a domestic ISP and its leadership role in the field of Internet telephony, position it to capitalize on continuing deregulation in the international telecommunications marketplace and the convergence of voice and data telecommunications technologies. The Company leverages its customer base, existing carrier relationships and technology platforms to (i) develop new, low-cost termination arrangements; (ii) offer new services such as prepaid calling cards and Internet telephony to wholesale and retail customers in target countries; and (iii) negotiate partnership arrangements with existing and emerging carriers to market the Company's Internet telephony services.

STRATEGY

    The Company's objective is to be a leading provider of high-quality, low-cost international telecommunications services to wholesale and retail customers in both the U.S. and abroad. Key elements of the Company's strategy include:

    FOCUS ON INTERNATIONAL TELECOMMUNICATIONS. The Company believes that the international long distance market provides attractive opportunities due to its higher revenue and gross profit per minute, and higher projected growth rate compared to the domestic long distance market. The Company targets international markets with high volumes of traffic, relatively high per-minute rates and favorable prospects for deregulation and privatization. The Company believes that the ongoing trend toward deregulation and privatization will create new opportunities for the Company to increase its revenues and to reduce its termination costs, while maintaining balanced growth in wholesale and retail traffic.

    EXPAND SWITCHING AND TRANSMISSION FACILITIES. The Company is continuing to expand and enhance its network facilities by investing in switching and transmission facilities where traffic volumes justify such investments. Through Fiscal 1999, the Company intends to invest in (i) undersea cables connecting the U.S. and Europe, the U.S. and Asia, and points within Europe; (ii) switching facilities in the U.S., the U.K., France, Italy, Germany and other European countries; and (iii) additional network compression equipment. The Company believes that these investments will allow it to reduce its cost of service and to enhance its service offerings, while maintaining carrier-grade service quality.

    EXPAND SERVICE OFFERINGS AND MARKETING ACTIVITIES. The Company will continue to develop value-added services and to market them on a wholesale and retail basis in order to increase margins, optimize network utilization and improve customer loyalty. IDT has historically used technology to capitalize on regulatory opportunities and market niches by offering innovative value-added services such as call reorigination, international prepaid calling cards and Internet telephony. In addition, the Company intends to capitalize on its strategic alliances and other relationships with U.S. and foreign companies in order to expand its customer base.

    COMBINE VOICE TELECOMMUNICATIONS AND INTERNET TELEPHONY EXPERTISE. The Company's knowledge of international voice telecommunications technology, packet switching technology and Internet telephony provides the Company with a significant competitive advantage as voice and Internet technologies converge. The efficiencies of packet switching technology and the artificially high costs of terminating international voice traffic resulting from the Accounting Rate Mechanism (a negotiated rate which international long distance providers pay one another to terminate traffic) are expected to result in high growth for Internet telephony and the transmission of voice telecommunications using packet switching technology. The Company expects that its leadership in Internet telephony and its knowledge of voice telecommunications systems will enable it to partner with foreign carriers seeking to provide inexpensive international termination to their customers.

    PURSUE STRATEGIC ALLIANCES AND INTERNATIONAL AGREEMENTS. The Company has capitalized on its significant traffic volume and technological expertise to negotiate favorable termination agreements with international carriers. The Company intends to continue to seek new termination relationships with established and emerging carriers to reduce its termination costs for traditional international voice telephony, and to seek foreign partners for the expansion of its Internet telephony offerings. To date, the Company has entered into 17 agreements with carriers that provide for the termination of its calls in 27 countries. In addition, the Company has negotiated partnership arrangements with Daewoo Corporation and Naray Mobile Telecom Inc. in South Korea and Marubeni Corporation in Japan to market its Internet telephony services. In addition, the Company will selectively pursue strategic acquisitions as they become available.

    MAINTAIN LOW OPERATING COSTS AND IMPROVE PROFITABILITY. The Company seeks to continue to improve its profitability by (i) maintaining a streamlined general and administrative staff; (ii) leveraging its general and administrative staff across its complementary telecommunications services businesses; (iii) capitalizing on its wholesale traffic volumes to arrange cost-effective resale and termination arrangements, while continuing to increase its sales of higher margin retail international minutes; and (iv) investing in network infrastructure and selling, general and administration expenses when such investment is justified by traffic volumes.

RECENT DEVELOPMENTS

    DEBT AND EQUITY FINANCING. The Company completed a public offering of 5,318,750 shares of Common Stock, par value $.01 per share (the "Common Stock"), in February 1998, 5,093,750 shares of which were sold by the Company and 225,000 shares of which were sold by certain stockholders of the Company (the "Equity Offering"). The net proceeds to the Company from the Equity Offering were $119.8 million, after deducting underwriting discounts and commissions and estimated offering expenses and after adding the proceeds from the exercise of stock options exercised by certain selling stockholders. In addition, in February 1998, the Company completed the offering of the Old Notes (the "Initial Offering"). The net proceeds to the Company from the Initial Offering were $96.5 million, after deducting commissions and expenses. The Company intends to use the net proceeds from the Equity Offering and the Initial Offering for the expansion of its international and domestic telecommunications networks, product development, expansion of its sales and marketing activities, and working capital and other general corporate purposes, including potential acquisitions.

    ACQUISITION OF IX. In April 1998, the Company entered into an Agreement and Plan of Merger (the "IX Merger Agreement"), pursuant to which it agreed to purchase all of the outstanding capital stock of InterExchange, Inc, a Delaware corporation, and four related corporations acquired by InterExchange, Inc. immediately prior to the transaction (collectively, "IX"), in exchange for 3,242,323 shares of the Company's Common Stock and $20.0 million in cash, which was funded out of the Company's working capital. The closing of this transaction took place on May 6, 1998. A portion of the shares of the Company's Common Stock to be distributed pursuant to the IX Merger Agreement were deposited into an escrow account to be delivered to the former stockholders of IX in five equal installments and a second portion of such shares will remain in escrow until October 2002 in order to satisfy certain indemnification obligations that the former stockholders of IX may have under the IX Merger Agreement. This transaction will be treated as a purchase for accounting purposes and is intended to qualify as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended. IX provides satellite frame relay networking and carrier-grade Internet telephony to several international destinations, and operates one of the nation's largest international debit card platforms. Prior to the transactions contemplated by the IX Merger Agreement, Dr. David L. Turock, the Company's Director of Technology, owned 50% of the outstanding shares of InterExchange, Inc. and served as its Chairman of the Board. With the acquisition of IX, the Company expects to both cut its costs and facilitate its rapid network expansion plan.

    PRELIMINARY OPERATING RESULTS. The following is a summary of the Company's preliminary unaudited consolidated operating results for the nine months ended April 30, 1997 and 1998, together with certain balance sheet information as of April 30, 1998. The preliminary historical operating results set forth below are not necessarily indicative of the results to be expected for the entire year or future periods and are provided for information purposes only.

                                                                                               NINE MONTHS ENDED
                                                                                                   APRIL 30,
                                                                                             ---------------------
                                                                                               1997        1998
                                                                                             ---------  ----------
                                                                                             (IN THOUSANDS, EXCEPT
                                                                                                PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues...................................................................................  $  94,174  $  212,815
Income (loss) from operations..............................................................     (4,751)     10,399
Net income (loss)..........................................................................     (4,776)      9,953
Net income (loss) per share-basic..........................................................      (0.18)      (0.36)
Net income (loss) per share-diluted........................................................      (0.18)      (0.32)

                                                                                                         AS OF
                                                                                                     -------------
                                                                                                       APRIL 30,
                                                                                                         1998
                                                                                                     -------------
BALANCE SHEET DATA:
Cash and cash equivalents and short-term investments...............................................   $   179,527
Total assets.......................................................................................       321,907
Total stockholders' equity.........................................................................       172,858

                            ------------------------

    The Company is incorporated in the State of Delaware. The Company's principal executive offices are located at 190 Main Street, Hackensack, New Jersey 07601, its telephone number is (201) 928-1000, and its Internet address is http://www.idt.net.
                            ------------------------

    IDT-Registered Trademark-, IDT and design-Registered Trademark-, and Genie-Registered Trademark- are registered service marks of the Company. All other trademarks and service marks referred to in this Prospectus are the property of their respective owners.

                               THE EXCHANGE OFFER

Notes Offered.......................  Up to $100.0 million aggregate principal amount of
                                      8 3/4% Senior Notes due 2006, which will be
                                      registered under the Securities Act. The form and
                                      term of the New Notes are substantially identical to
                                      the Old Notes in all material respects, except that
                                      the New Notes will be registered under the Securities
                                      Act, and therefore will not be subject to certain
                                      transfer restrictions and registration rights
                                      provisions applicable to the Old Notes.

The Exchange Offer..................  $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes. The New
                                      Notes are being offered in exchange for up to $100.0
                                      million principal amount of Old Notes. The issuance
                                      of the New Notes is intended to satisfy certain
                                      obligations of the Company contained in the
                                      Registration Rights Agreement. See "The Exchange
                                      Offer--Terms of the Exchange Offer."

Expiration Date.....................  The Exchange Offer will expire at 5:00 p.m., New York
                                      City time, on July 13, 1998, or such later date and
                                      time to which it is extended. See "The Exchange
                                      Offer--Terms of the Exchange Offer."

Withdrawal..........................  Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New
                                      York City time, on the Expiration Date. See "The
                                      Exchange Offer-- Expiration Date; Extensions;
                                      Amendments."

Conditions of the Exchange Offer....  The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered
                                      for exchange. The only condition to the Exchange
                                      Offer is the declaration by the Commission of the
                                      effectiveness of the Registration Statement of which
                                      this Prospectus constitutes a part. See "The Exchange
                                      Offer--Conditions of the Exchange Offer."

Procedures for Tendering Old
  Notes.............................  Each holder of Old Notes desiring to accept the
                                      Exchange Offer must complete, sign and date the
                                      Letter of Transmittal according to the instructions
                                      contained herein and therein, and mail or otherwise
                                      deliver the Letter of Transmittal, together with the
                                      Old Notes and any other required documents, to the
                                      Exchange Agent (as defined herein) at the address set
                                      forth herein prior to 5:00 p.m., New York City time,
                                      on the Expiration Date. Any beneficial owner whose
                                      Old Notes are registered in the name of a broker,
                                      dealer, commercial bank, trust company or other
                                      nominee and who wishes to tender such Old Notes in
                                      the Exchange Offer should instruct such entity or
                                      person to promptly tender on such beneficial owner's
                                      behalf.

Guaranteed Delivery Holders
  Procedures........................  Holders of Old Notes who wish to tender their Old
                                      Notes and (i) whose Old Notes are not immediately
                                      available or (ii) who cannot deliver their Old Notes
                                      together with the Letter of Transmittal to the
                                      Exchange Agent prior to the Expiration Date may
                                      tender their Old Notes according to the guaranteed
                                      delivery procedures set forth in the Letter of
                                      Transmittal. See "The Exchange Offer--Guaranteed
                                      Delivery Procedures."

Acceptance of Old Notes and Delivery
  of New Notes......................  Upon effectiveness of the Registration Statement of which this Prospectus constitutes a part and
                                      consummation of the Exchange Offer, the Company will
                                      accept any and all Old Notes that are properly
                                      tendered in the Exchange Offer prior to 5:00 p.m.,
                                      New York City time, on the Expiration Date. The New
                                      Notes issued pursuant to the Exchange Offer will be
                                      delivered promptly after acceptance of the Old Notes.
                                      See "The Exchange Offer--Acceptance of Old Notes for
                                      Exchange; Delivery of New Notes."

The Exchange Agent..................  U.S. Bank Trust National Association, formerly known as First Trust National Association has agreed to
                                      serve as the exchange agent (in such capacity, the
                                      "Exchange Agent") in connection with the Exchange
                                      Offer. See "The Exchange Offer--Acceptance of Old
                                      Notes for Exchange; Delivery of New Notes."

Certain Federal Income Tax
  Considerations....................  See "Certain U.S. Federal Income Tax Considerations."

Use of Proceeds.....................  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer. See "Use of
                                      Proceeds."

Fees and Expenses...................  All expenses incident to the Company's consummation of the Exchange Offer and compliance with the
                                      Registration Rights Agreement will be borne by the
                                      Company. The Company will also pay certain transfer
                                      taxes applicable to the Exchange Offer. See "The
                                      Exchange Offer--Fees and Expenses."

Accrued Interest....................  The New Notes will bear interest at a rate equal to
                                      8 3/4% per annum from their date of issuance. Holders
                                      whose Old Notes are accepted for exchange will have
                                      the right to receive interest accrued thereon from
                                      the date of original issuance or date of the last
                                      interest payment, as applicable, to, but not
                                      including, the date of issuance of the New Notes,
                                      such interest to be payable with the first interest
                                      payment date on the New Notes. Interest on the Old
                                      Notes accepted for exchange will cease to accrue on
                                      the day prior to the issuance of the New Notes. See
                                      "Description of the Notes--Maturity, Interest and
                                      Principal of the Notes."

Resales of New Notes................  Based on the position of the staff of the Commission as set forth in certain interpretive letters issued
                                      to third parties in other transactions, the Company
                                      believes that the New Notes issued pursuant to the
                                      Exchange Offer to any holder of Old Notes in exchange
                                      for Old Notes may be offered for resale, resold and
                                      otherwise transferred by a holder (other than (i) a
                                      broker-dealer who purchased the Old Notes directly
                                      from the Company for resale pursuant to Rule 144A
                                      under the Securities Act or (ii) a person that is an
                                      affiliate of the Company within the meaning of Rule
                                      405 under the Securities Act), without further
                                      compliance with the registration and prospectus
                                      delivery provisions of the Securities Act, provided
                                      that such holder is acquiring the New Notes in the
                                      ordinary course of business and is not participating,
                                      and has no arrangement or understanding with any
                                      person to participate, in a distribution of the New
                                      Notes. Each broker-dealer that receives New Notes for
                                      its own account in exchange for Old Notes, where such
                                      Old Notes were acquired by such broker as a result of
                                      market-making or other trading activities, must
                                      acknowledge that it will deliver a prospectus in
                                      connection with any resale of such New Notes. See
                                      "The Exchange Offer--Resales of the New Notes" and
                                      "Plan of Distribution."

Effect of Not Tendering Old Notes
  for Exchange......................  Old Notes that are not tendered or that are not properly tendered will, following the expiration of
                                      the Exchange Offer, continue to be subject to the
                                      existing restrictions upon transfer thereof. The
                                      Company will have no further obligations to provide
                                      for the registration under the Securities Act of such
                                      Old Notes and such Old Notes will, following the
                                      expiration of the Exchange Offer, bear interest at
                                      the same rate as the New Notes.

                            DESCRIPTION OF NEW NOTES

    The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act, and therefore will not be subject to certain transfer restrictions, and registration rights provisions applicable to the Old Notes. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Issuer to the Exchange Agent of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are validly tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer--Procedures for Tendering Old Notes" and "Description of the Notes."

Notes Offered.......................  Up to $100.0 million in aggregate principal amount of
                                      8 3/4% Senior Notes due 2006.

Maturity Date.......................  February 15, 2006.

Interest Payment Dates..............  February 15 and August 15 of each year, commencing
                                      August 15, 1998.

Indenture...........................  The New Notes will be issued pursuant to an Indenture
                                      (the "Indenture"), dated February 18, 1998, between
                                      the Company and U.S. Bank Trust National Association,
                                      formerly known as First Trust National Association,
                                      as Trustee (the "Trustee"). The Indenture provides
                                      for the issuance of up to $275.0 million aggregate
                                      principal amount of the Notes, of which up to $100.0
                                      million will be issued in the Exchange Offer.

Optional Redemption.................  The New Notes will be redeemable at the option of the
                                      Company, in whole or in part, at any time on or after
                                      February 15, 2002, at the redemption prices set forth
                                      herein, plus accrued and unpaid interest to the date
                                      of redemption. In addition, at any time on or prior
                                      to February 15, 2001, the Company may redeem up to
                                      35% of the aggregate principal amount of the Notes
                                      issued under the Indenture with the net proceeds of
                                      one or more public offerings of Common Stock at a
                                      redemption price equal to 108.75% of the principal
                                      amount thereof, plus accrued and unpaid interest to
                                      the date of redemption; provided that at least 65% of
                                      the aggregate principal amount of the Notes issued
                                      under the Indenture remains outstanding immediately
                                      after such redemption. See "Description of the
                                      Notes--Redemption."

Ranking.............................  The New Notes will be general unsecured obligations of the Company and will rank senior in right of
                                      payment to all future Indebtedness of the Company
                                      that is, by its terms or by the terms of the
                                      agreement or instrument governing such Indebtedness,
                                      expressly subordinated in right of payment to the
                                      Notes and PARI PASSU in right of payment with all
                                      existing and future unsecured liabilities of the
                                      Company that are not so subordinated. See
                                      "Description of the Notes--Ranking."

Subsidiary Guarantees...............  Certain of the Company's subsidiaries are not permitted to guarantee certain indebtedness of the
                                      Company unless such subsidiary guarantees the
                                      Company's obligations under the Notes. See
                                      "Description of the Notes--Certain Covenants--
                                      Limitation on Issuances of Guarantees by Restricted
                                      Subsidiaries."

Change of Control...................  Upon the occurrence of a Change of Control (as defined), holders of the New Notes will have the
                                      right to require the Company to purchase their Notes,
                                      in whole or in part, at a purchase price equal to
                                      101% of the aggregate principal amount thereof, plus
                                      accrued and unpaid interest to the date of purchase.
                                      See "Description of the Notes--Change of Control."

Certain Covenants...................  The Indenture contains certain covenants, including, but not limited to, covenants limiting the Company
                                      with respect to the following: restricted payments,
                                      incurrence of additional indebtedness, liens,
                                      transactions with affiliates, asset sales,
                                      investments, payment restrictions affecting
                                      subsidiaries and mergers and consolidations. See
                                      "Description of the Notes-- Certain Covenants."

Exchange Rights.....................  Holders of the New Notes will not be entitled to any exchange or registration rights with respect to the
                                      New Notes. Holders of the Old Notes are entitled to
                                      certain exchange rights pursuant to the Registration
                                      Rights Agreement entered into concurrently with the
                                      Initial Offering by and among the Issuer and the
                                      Initial Purchasers. This Exchange Offer is intended
                                      to satisfy the Company's obligation under the
                                      Registration Rights Agreement. Once the Exchange
                                      Offer is consummated, the Company will generally have
                                      no further obligations to register any of the Old
                                      Notes not tendered by the holders for exchange. See
                                      "Risk Factors--Consequences of Failure to Exchange."

Use of Proceeds.....................  The Company will not receive any cash proceeds from the issuance of the New Notes in connection with the
                                      Exchange Offer. See "Use of Proceeds."

For additional information concerning the Notes, see "Description of the Notes."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

    The summary consolidated financial and operating data set forth below is qualified in its entirety by, and should be read together with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included elsewhere in this Prospectus.

                                                                                           SIX
                                                                                       MONTHS ENDED
                                            YEAR ENDED JULY 31,                        JANUARY 31,
                           -----------------------------------------------------    ------------------
                            1993       1994       1995        1996        1997       1997       1998
                           -------    -------    -------    --------    --------    -------    -------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA AND OTHER OPERATING DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenues:
  Telecommunications.....  $ 1,675    $ 3,169    $10,789    $ 35,708    $ 99,937    $40,041    $110,854
  Internet access........    --         --           875      21,986      32,895     19,210     10,044
  Net2Phone..............    --         --         --          --          2,355        472      4,806
                           -------    -------    -------    --------    --------    -------    -------
    Total revenues.......    1,675      3,169     11,664      57,694     135,187     59,723    125,704
Costs and expenses:
  Direct cost of
    revenues.............      272        990      7,544      36,438      92,214     38,874     92,310
  Selling, general and
    administrative.......    1,019      2,402      5,992      35,799      41,545     23,843     23,706
  Depreciation and
    amortization.........       79        106        303       1,212       4,873      2,047      3,788
                           -------    -------    -------    --------    --------    -------    -------
    Total costs and
      expenses...........    1,370      3,498     13,839      73,449     138,632     64,764    119,804
                           -------    -------    -------    --------    --------    -------    -------
Income (loss) from
  operations.............      305       (329)    (2,175)    (15,755)     (3,445)    (5,041)     5,900
Other, net(1)............       (3)        31         30         112        (392)       104      (783)
                           -------    -------    -------    --------    --------    -------    -------
Net income (loss)........  $   302    $  (298)   $(2,145)   $(15,643)   $ (3,837)   $(4,937)   $ 5,117
                           -------    -------    -------    --------    --------    -------    -------
                           -------    -------    -------    --------    --------    -------    -------
Net income (loss) per
  share-basic............  $  0.02    $ (0.02)   $ (0.13)   $  (0.86)   $  (0.18)   $ (0.24)   $  0.23
                           -------    -------    -------    --------    --------    -------    -------
                           -------    -------    -------    --------    --------    -------    -------
Weighted average number
  of shares used in
  calculation of net
  income (loss) per
  share-basic............   16,241     16,241     16,241      18,180      21,153     20,857     22,638
                           -------    -------    -------    --------    --------    -------    -------
                           -------    -------    -------    --------    --------    -------    -------
Net income (loss) per
  share-diluted..........  $  0.02    $ (0.02)   $ (0.13)   $  (0.86)   $  (0.18)   $ (0.24)   $  0.20
                           -------    -------    -------    --------    --------    -------    -------
                           -------    -------    -------    --------    --------    -------    -------
Weighted average number
  of shares used in
  calculation of net
  income (loss) per
  share-diluted..........   16,241     16,241     16,241      18,180      21,153     20,857     26,087
                           -------    -------    -------    --------    --------    -------    -------
                           -------    -------    -------    --------    --------    -------    -------
OTHER FINANCIAL DATA:
EBITDA(2)................  $   384    $  (223)   $(1,872)   $(14,543)   $  1,428    $(2,994)   $ 9,688
EBITDA margin(3).........     22.9%      (7.0)%    (16.0)%     (25.2)%       1.1%      (5.0)%      7.7%
Capital expenditures.....  $   229    $   717    $ 1,326    $ 11,895    $ 18,049    $12,324    $12,668
Ratio of earnings to
  fixed charges(4).......    31.2x      --         --          --          --         --          9.5x
OTHER OPERATING DATA:
Billed telecommunications
  minutes of use (in
  thousands)(5)..........    --         --        10,900      88,300     233,800     84,900    271,900
Revenue per billed
  telecommunications
  minute of use(5).......    --         --       $  0.79    $   0.36    $   0.40    $  0.44    $  0.42
Number of employees at
  end of period..........       14         49         96         485         360        535        382
Number of switches at end
  of period..............    --         --             1           3           9          4         14

                                                                                               JANUARY 31, 1998
                                                                                           ------------------------
                                                                                            ACTUAL    PRO FORMA(6)
                                                                                           ---------  -------------
                                                                                                (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents................................................................  $   8,641   $   224,921
Total assets.............................................................................     90,344       310,124
Total long-term debt.....................................................................     18,636       118,636
Total liabilities........................................................................     49,969       149,869
Total stockholders' equity...............................................................     40,375       160,155

(1) For the year ended July 31, 1996, includes an extraordinary loss on retirement of debt of $233,500.

(2) EBITDA represents net earnings (loss) before interest, income taxes, depreciation and amortization. While EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be construed either as a substitute for net earnings (loss) as a measure of performance or cash flow from operations as a measure of liquidity, it is included herein because it is a measure commonly used in the telecommunications industry.

(3)  Represents EBITDA divided by total revenues.

(4) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense plus the interest component of rent expense. For the years ended July 31, 1994, 1995, 1996 and 1997 and for the six months ended January 31, 1997, earnings were inadequate to cover fixed charges. The coverage deficiencies were $298,000, $2.1 million, $15.6 million, $3.8 million and $4.9 million, respectively.

(5) Excludes minutes of use and revenues from domestic long distance services. The Company did not derive a material portion of its telecommunications revenues on a per-minute basis in Fiscal 1993 and Fiscal 1994.

(6) Pro forma to give effect to (i) the Equity Offering after deducting underwriting discounts and commissions and estimated offering expenses paid by the Company; (ii) the receipt by the Company of proceeds from the exercise of stock options for 200,000 shares sold by certain selling stockholders in the Equity Offering; and (iii) the Initial Offering after deducting commissions and estimated offering expenses paid by the Company, as if each of these events had occurred January 31, 1998. Additional pro forma information reflecting the above transactions and the transactions contemplated by the IX Merger Agreement is set forth in and incorporated by reference to the Company's Current Report on Form 8-K, dated May 21, 1998, as amended.

                                  RISK FACTORS

    THE NOTES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. IN EVALUATING THE EXCHANGE OFFER, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY, IN ADDITION TO THE OTHER INFORMATION WHICH APPEARS IN THIS PROSPECTUS. THE DISCUSSION IN THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN. THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN ARE MADE AS OF THE DATE OF THIS PROSPECTUS, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE SUCH FORWARD-LOOKING STATEMENTS OR TO UPDATE THE REASONS THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "INFORMATION REGARDING FORWARD-LOOKING STATEMENTS."

EFFECTS OF LEVERAGE

    On January 31, 1998, after giving pro forma effect to the Initial Offering and the Equity Offering, the Company would have had total indebtedness of approximately $118.6 million (of which $100.0 million would have consisted of the Notes, and the balance would have consisted of other obligations) and stockholders' equity of approximately $160.2 million. The Company's coverage deficiency was $3.8 million for the fiscal year ended July 31, 1997 and its ratio of earnings to fixed charges was 9.5 for the six months ended January 31, 1998. Moreover, the Company will be permitted to incur additional indebtedness in the future. See "Capitalization" and "Description of the Notes--Certain Covenants--Limitation on Incurrence of Indebtedness."

    The Company's ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, its indebtedness (including the Notes), or to fund planned capital expenditures or future acquisitions will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon the current level of operations and anticipated revenue growth, management believes that cash flow from operations and available cash will be adequate to meet the Company's anticipated future requirements for working capital, budgeted capital expenditures and scheduled payments of principal and interest on its indebtedness, including the Notes, for at least the next 12 months. The Company cannot predict the impact of future acquisitions on its cash requirements. The Company may need to refinance all or a portion of the principal of the Notes on or prior to maturity. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that anticipated revenue growth will be realized in an amount sufficient to enable the Company to service its indebtedness, including the Notes, make anticipated capital expenditures or fund future acquisitions. In addition, there can be no assurance that the Company will be able to effect any such refinancing on reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The degree to which the Company has become leveraged as a result of the Initial Offering could have important consequences to holders of the Notes, including but not limited to: (i) increasing the Company's vulnerability to adverse economic and industry conditions, (ii) limiting the Company's ability to obtain additional financing to fund future working capital, capital expenditures, future acquisitions and other general corporate purposes, (iii) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund acquisitions, working capital, capital expenditures or other general corporate purposes, (iv) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry and (v) placing the Company at a competitive disadvantage relative to less leveraged competitors. In addition, the Indenture contains financial and other restrictive covenants that limit the ability of the Company to, among other things, borrow additional funds. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. In addition, the degree to which the Company is leveraged, could prevent it from repurchasing all of the Notes tendered to it upon the occurrence of a Change of Control. See "Description of Certain Indebtedness" and "Description of the Notes--Change of Control."

RISKS RELATING TO A CHANGE OF CONTROL

    Upon a Change of Control (as defined) holders of the Notes will have the right to require the Company to repurchase all or any part of such holders' Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. There can be no assurance that the Company would have sufficient financial resources available to satisfy all of its obligations under the Notes in the event of a Change of Control. The Company's failure to purchase the Notes would result in a default under the Indenture, which could have adverse consequences for the Company and the holders of the Notes. See "Description of the Notes--Change of Control." The definition of "Change of Control" in the Indenture includes a sale, lease, exchange or other transfer of "all or substantially all" of the assets of the Company and its subsidiaries taken as a whole to a person or a group of persons. There is no clearly established meaning for the phrase "all or substantially all" in the context of an indenture. Because there is no precise established definition of this phrase, the ability of a holder of the Notes to require the Company to repurchase such Notes as a result of a sale, lease, exchange or other transfer of all or substantially all of the Company's assets to a person or group of persons may be uncertain.

RESTRICTIVE LOAN COVENANTS

    The Indenture contains numerous financial and operating covenants that will limit the discretion of the Company's management with respect to certain business matters. These covenants place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to make certain payments and investments, and to sell or otherwise dispose of assets and merge or consolidate with other entities. See "Description of the Notes--Certain Covenants." A failure to comply with the obligations contained in the Indenture could result in an event of default under the Indenture which could result in acceleration of the related debt and the acceleration of debt under other instruments evidencing indebtedness that may contain cross-acceleration or cross-default provisions.

RISKS OF EXPANSION AND IMPLEMENTATION OF GROWTH STRATEGY

    The Company's ability to continue to grow may be affected by various factors, many of which are not within its control, including governmental regulation of the telecommunications industry in the U.S. and other countries, competition and technological developments. Although the Company has experienced significant growth in a relatively short period of time and intends to continue to grow rapidly, there can be no assurance that the growth experienced by the Company will continue or that the Company will be able to expand its telecommunications infrastructure, add services, expand its customer bases and markets, install additional POPs or implement the other features of its business strategy at the rate or to the extent presently planned. The Company has experienced significant revenue growth and has expanded the number of its employees and the geographic scope of its operations. These factors have resulted in increased responsibilities for its management personnel. The Company's ability to continue to manage its growth successfully will require it to further expand its network and infrastructure, to enhance its management, financial and information systems and controls and to effectively expand, train and manage its employee base. In addition, as the Company increases its service offerings and expands its target markets, there will be additional demands on its customer service support and sales, marketing and administrative resources. There can be no assurance that the Company will be able to successfully manage its expanding operations. If the Company's management is unable to manage growth effectively, the Company's business, financial condition or results of operations could be materially and adversely affected.

    As of January 31, 1998, the Company had 382 employees. The Company believes that it will need, both in the short-term and in the long-term, to hire additional sales and marketing and technical personnel, as well as additional qualified administrative and management personnel in its accounting and finance areas to manage its financial control systems. Although the Company has hired additional personnel and upgraded certain of its systems, there can be no assurance that the Company's administrative, operating and financial control systems, infrastructure, personnel and facilities will be adequate to support the Company's future operations or to effectively adapt to future growth. The inability to continue to upgrade the operating and financial control systems, the inability to recruit and hire necessary personnel or the emergence of unexpected expansion difficulties could have a material adverse effect on the Company's business, financial condition or results of operations.

    Part of the Company's growth strategy is dependent upon the continued deregulation of foreign telecommunications markets. There can be no assurance that such deregulation will occur when or to the extent anticipated. The effect of foreign deregulation on the Company is also uncertain. While the Company expects that deregulation will give rise to new opportunities, the increase in competition expected to result from deregulation could cause the Company's international long distance business to suffer and could have other material adverse effects on the Company's business, financial condition or results of operations.

RISKS ASSOCIATED WITH GROWTH OF TELECOMMUNICATIONS NETWORKS AND CUSTOMER BASE

    Historically, the Company has relied primarily on leased transmission capacity for the delivery of its telecommunications services. The Company's telecommunications expenses have in the past primarily been variable, based upon minutes of use, consisting largely of payments to other long distance carriers, customer/carrier interconnect charges, leased fiber circuit charges and switch facility costs. However, since Fiscal 1995, the Company has made considerable capital expenditures in order to expand its network, and intends to continue to do so in the future. See "Use of Proceeds" and "Business--Strategy." Although the Company's strategy is to seek to establish significant traffic volumes prior to investing in fixed-cost facilities, the development of such facilities entails significant costs and prior planning, which are based in part on the Company's expectations concerning future revenue growth and market developments. As the Company expands its network and the volume of its network traffic, the cost of revenues will increasingly consist of fixed costs arising from the ownership and maintenance of its switches and undersea fiber optic cables. While the Company believes that in the long-term these investments will allow it to reduce its cost of service and to enhance its service offerings, in the short-term, cost increases and a decrease in the Company's profit margins may occur. In addition, the fixed nature of these costs is also expected to lead to larger fluctuations in gross margins, depending on the minutes of traffic and the associated revenues generated by the Company. If the Company's traffic volume were to decrease, or fail to increase to the extent expected or necessary to make efficient use of its network, the Company's costs as a percentage of revenues would increase significantly, which would have a material adverse effect on the Company's business, financial condition or results of operations.

    In addition, the Company's business depends in part on its ability to obtain transmission facilities on a cost-effective basis. Because undersea fiber optic cables typically take several years to plan and construct, carriers generally make investments based on a forecast of anticipated traffic. Therefore, the Company's operations are subject to the risk that it will not adequately anticipate the amount of traffic over its network, and may not procure sufficient network equipment in order to ensure the cost-effective transmission of customer traffic. The Company does not control the planning or construction of undersea fiber optic transmission facilities and must seek access to such facilities through partial ownership positions. If ownership positions are not available, the Company must seek access to such facilities through lease arrangements on negotiated terms that may vary with industry and market conditions. The Company currently owns or leases transmission capacity on 11 undersea fiber optic cables. There can be no assurance that the Company will be able to continue to obtain sufficient transmission facilities or access to undersea fiber optic cable on economically viable terms. The failure of the Company to obtain telecommunications facilities that are sufficient to support its network traffic in a manner that ensures the reliability and quality of its telecommunications services may have a material adverse effect on its business, financial condition or results of operations.

DEPENDENCE ON OTHERS

    The Company is dependent on other carriers of network transmission services for many of its services, and generally does not have long-term contracts with these carriers. These carriers are not restricted from competing against the Company. To the extent that any of these carriers raise their rates, change their pricing structure or provide the Company with a reduced amount of capacity, the Company may be adversely affected. Also, the Company faces the risk that there may be a disruption in the service provided by these carriers, causing a disruption in the services provided by the Company to its customers. The Company is dependent upon WorldCom, Inc. ("WorldCom"), which is the primary provider to the Company of leased-line network capacity and data communications facilities, and leases to the Company physical space for switches, modems and other equipment. If WorldCom becomes unable to expand its network or becomes unwilling to provide or expand its current level of service to the Company in the future, the Company's business, financial condition or results of operations could be materially adversely affected.

    The Company's ability to compete in the long distance telecommunications market depends, in part, on its ability to procure advantageous rates from PTTs and from other interexchange carriers ("IXCs"), and on the ability of such parties to carry the calls the Company routes to their networks. If, as a result of a termination of its relationship with a PTT or an IXC, or the inability of a PTT or an IXC to carry traffic routed to it, the Company routed the traffic to another IXC providing service at a less advantageous rate, or with lesser quality, there could be a material adverse effect on the Company's profit margins or network service quality. A reduction of the Company's service quality could result in a loss of customers, which in turn could reduce the Company's profit margins. Similarly, if the facilities-based providers whose services the Company resells were unable to sell such services to the Company, there could be a material adverse effect on the Company's business, financial condition or results of operations.

    The Company is also dependent upon established LECs, WorldCom and other CLECs to provide telecommunications services to the Company's customers. Although certain leased data communications services are currently available from several alternative suppliers, including AT&T Corp. ("AT&T") and Sprint Corp. ("Sprint"), there can be no assurance that the Company would be able to obtain substitute services from other suppliers at reasonable or comparable terms and prices or in a timely fashion.

    IDT also depends on other companies to provide Internet access in areas not serviced by its POPs. The Company depends upon the continued viability and financial stability of its Alliance Partners and other suppliers, as well as on the performance of their networks. If a material number of such networks suffer operational problems or failure, or are unable to expand to satisfy customer demand, there could be a material adverse effect on the Company. The Company has from time to time experienced delays in the timely connection of customer accounts to the Internet by certain of its Alliance Partners. If a material number of Alliance Partners fail to serve accounts on a timely basis or are unable to serve accounts generated by the Company's growth, the Company could lose customers, which may have a material adverse effect on the Company's business, financial condition or results of operations.

    The Company currently is dependent on software licensed from Netscape Communications Corporation ("Netscape") and Microsoft Corporation ("Microsoft") for the front-end software of its Internet access services. The Company uses and reproduces certain Netscape and Microsoft products, and distributes such products to distributors and end users together with IDT configuration software. The occurrence of any operating difficulties in connection with such software could deter customers from using the Company's Internet access services, which could result in a material adverse effect on the Company's business, financial condition or results of operations.

    The Company is dependent on certain third-party suppliers of equipment and hardware components, including Sun Microsystems, Inc., Cisco Systems, Inc. ("Cisco"), Northern Telecom Limited ("Nortel"),

Excel Switching Corp. ("Excel") and Ascend Communications, Inc. A failure by a supplier to deliver quality services or products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could have a material adverse effect on the Company.

DEPENDENCE ON SALES REPRESENTATIVES AND RETAILERS

    The Company is dependent on its independent sales representatives, particularly with respect to sales of its international long distance telecommunications services in key foreign markets. Most of the Company's independent sales representatives also sell services or products of other companies. Accordingly, there can be no assurance that these sales representatives will devote sufficient efforts to promoting and selling the Company's services, or that the Company will be able to find capable sales representatives in the new markets into which it is entering. The failure of any significant sales representative to effectively distribute the Company's products, would substantially impair the Company's ability to generate revenues from the sales of these products, which could have a material adverse effect on the Company's business, financial condition or results of operations.

HISTORICAL LOSSES

    The Company incurred net losses in Fiscal 1994, 1995, 1996 and 1997 of $298,000, $2.1 million, $15.6 million and $3.8 million, respectively. The Company has only recently begun to generate profits, generating net income of $161,000, $939,000, $2.0 million and $3.1 million for each of the three-month periods ended April 30, 1997, July 31, 1997, October 31, 1997, and January 31, 1998, respectively. Although the Company has experienced significant growth in recent periods, such growth may not be sustainable and should not be considered indicative of future growth of its business, revenues or profits.

    A substantial portion of the Company's revenues in Fiscal 1997 were derived from telecommunications services. The Company has only a limited operating history with respect to certain of its services in these areas, and no assurance can be given regarding the Company's future performance. In addition, the Company intends to enter markets where it has limited or no operating experience. Accordingly, there can be no assurance that the Company's future operations will continue to generate operating income, and the Company's prospects must be considered in light of the risks, expenses, problems and delays inherent in establishing a new business in a rapidly changing industry.

NEED FOR ADDITIONAL CAPITAL TO FINANCE GROWTH AND CAPITAL REQUIREMENTS

    The Company believes that it must continue to enhance and expand its network and build out its telecommunications network infrastructure in order to maintain its competitive position and continue to meet the increasing demands for service quality, capacity and competitive pricing. The Company's ability to grow depends, in part, on its ability to expand its operations through the ownership and leasing of network capacity, which requires significant capital expenditures, that are often incurred prior to the Company's receipt of the related revenue.

    The Company believes that, based upon its present business plan, the proceeds from the Initial Offering and the Equity Offering, together with the Company's existing cash resources and expected cash flow from operating activities, will be sufficient to meet its currently anticipated working capital and capital expenditure requirements for at least the next 12 months. If the Company's growth exceeds current expectations, if the Company obtains one or more attractive opportunities to purchase the business or assets of another company, or if the Company's cash flow from operations after the end of such period is insufficient to meet its working capital and capital expenditure requirements, the Company will need to raise additional capital from equity or debt sources. There can be no assurance that the Company will be able to raise such capital on favorable terms or at all. If the Company is unable to obtain such additional capital, the Company may be required to reduce the scope of its anticipated expansion, which could have a material adverse effect on the Company's business, financial condition or results of operations.

DEPENDENCE ON MANAGEMENT INFORMATION SYSTEMS

    The Company is dependent upon its information systems and switching equipment to provide service to its customers, manage its network, collect billing information and perform other vital functions. The Company is particularly dependent upon its maintenance of an effective billing and collection system, especially with respect to its call reorigination business, in which its clients are geographically dispersed. The Company's management information systems and switching equipment are subject to hardware defects and software bugs, the existence of which may be outside of the Company's control. The Company may experience technical difficulties with its hardware or software which could materially adversely affect the Company's business, financial condition or results of operations.

RISKS OF NETWORK FAILURE

    The success of the Company is largely dependent on its ability to deliver low-cost, uninterrupted international and domestic long distance telephone services. Any system or network failure that causes interruptions in the Company's operations could have a material adverse effect on its business, financial condition or results of operations. At times, the Company's call reorigination switching equipment has experienced failures, which temporarily prevented customers from using its call reorigination services. The Company's operations are dependent on its ability to successfully expand its network and integrate new and emerging technologies and equipment into its network, which are likely to increase the risk of system failure and to cause strain upon the network. The Company's operations also are dependent on the Company's protection of its hardware and other equipment from damage from natural disasters such as fires, floods, hurricanes and earthquakes, or other sources of power loss, telecommunications failures or similar occurrences. Significant or prolonged telephone network failures, or difficulties for customers in completing long distance telephone calls, could damage the reputation of the Company and result in the loss of customers. Such damage or losses could have a material adverse effect on the Company's ability to obtain new subscribers and customers, and on the Company's business, financial condition or results of operations.

    The success of the Company's Internet-related business is dependent on its ability to deliver high-quality, uninterrupted access to the Internet. In the past, the Company experienced failures relating to individual POPs, and the Company's subscribers experienced difficulties in accessing, and maintaining their connection to, the Internet. The Company maintains a substantial portion of its Internet accounts, e-mail services, and other systems essential to the Company's service offerings at its primary operational facilities in Hackensack, New Jersey. Significant or prolonged system failures or difficulties for subscribers in accessing and maintaining connection with the Internet could damage the reputation of the Company and result in the loss of subscribers, which could have a material adverse effect on the Company's business, financial condition or results of operations.

YEAR 2000 COMPLIANCE

    Currently, many computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company and third parties with which the Company does business rely on numerous computer programs in their day to day operations.

    The Company is evaluating the Year 2000 issue as it relates to the Company's internal computer systems and third party computer systems with which the Company interacts. The Company expects to incur internal staff costs as well as consulting and other expenses related to these issues; these costs will be expensed as incurred. In addition, the Company may be required to replace or upgrade certain systems or equipment at substantial cost. There can be no assurance that the Year 2000 issues of the Company, or of the third parties with which the Company interacts (and over which it has no control), will be resolved in

1998 or 1999. If not resolved, this issue could have a material adverse impact on the Company's business, financial condition or results of operations.

RAPID TECHNOLOGICAL DEVELOPMENT

    The markets the Company services are characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new services, software and other products. The Company's success is dependent in part upon its ability to enhance existing products, software and services and to develop new products, software and services that meet changing customer requirements on a timely and cost-effective basis. There can be no assurance that the Company can successfully identify new opportunities and develop and bring new products, software and services to market in a timely and cost-effective manner, or that products, software, services or technologies developed by others will not render the Company's products, software, services or technologies noncompetitive or obsolete. In addition, there can be no assurance that products, software or service developments or enhancements introduced by the Company will achieve or sustain market acceptance or that they will effectively address the compatibility and interoperability issues raised by technological changes or new industry standards.

    Fundamental changes in the technologies for delivering telephone, Internet access and content, and Internet telephony services expose the Company to substantial risks. For example, although the Company's Internet access services are currently accessed primarily by computers through telephone lines, several companies have recently introduced delivery of Internet access services through cable television lines. If the Internet becomes accessible by other methods or if there are advancements in the delivery of telephone services, the Company will need to develop new technology or modify its existing technology to accommodate these developments. The Company's pursuit of these technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its businesses to alternate access devices, conduits or other technological developments.

NEW AND UNCERTAIN MARKETS

    Many of the overseas markets in which the Company currently markets long distance telephone services are undergoing dramatic changes as a result of privatization and deregulation. The EU has mandated competitive markets for the European telecommunications industry by January 1998 and the member states of the EU are at different stages of opening their telecommunications markets. As a result of privatization and deregulation, a new competitive environment is emerging in which major European telephone companies, media companies and utilities are entering the telecommunications market and forming new alliances which are radically changing the landscape of international and domestic telephone services. Open markets for telecommunications services are expected to evolve in other parts of the world as well. While the Company is focused on exploiting the imbalances brought about by deregulation, the Company frequently enters new markets and is unable to predict how the regulatory environments of such markets will evolve. There can be no assurance that changes in the marketplace and new strategic alliances among companies with greater resources than the Company will not adversely affect the Company's ability to continue its efforts to increase its overseas telecommunications customer base and its traffic volume, or its ability to recover the cost of building out its international telecommunications switching infrastructure.

    The markets for Internet access, content and telephony services and related software products are relatively new, and the Company's current and future competitors are likely to introduce competing Internet access and/or online services and products. Therefore, it is difficult to predict the rate at which these markets will grow or at which new or increased competition will result in market saturation. If demand for Internet services fails to grow, or grows more slowly than anticipated, or if the market becomes saturated with competitors, the Company's business, financial condition or results of operations could be adversely affected. Although the Company intends to support emerging standards in the market for Internet access, there can be no assurance that industry standards will emerge or if they become established, that the Company will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. See "Business--Research and Development."

    In August 1996, the Company began offering Net2Phone, the first commercial telephone service to bridge calls between multimedia PCs and telephones via the Internet, and in October 1997, the Company introduced Net2Phone Direct, a service that allows for phone-to-phone calling via the Internet. The Company believes that these services expand the role of the Internet as a communications medium, and enable users to benefit from substantially reduced long distance telecommunications rates. However, Internet telephony is in the early stages of development, and there continue to be issues regarding quality and consistency of such service. Although Internet telephony continues to be an area of intense focus of various Internet software providers, traditional telephone service companies and telephone equipment manufacturers, there can be no assurance that Internet telephony will gain market acceptance or prove to be a viable alternative to traditional telephone service. Notwithstanding the potential cost savings, many international telephone callers, accustomed to the convenience and quality of phone-to-phone international calling, may not switch to Internet telephony services. The failure of Internet telephony to develop as a viable industry may adversely affect the Company's business, financial condition or results of operations.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS; CURRENCY FLUCTUATIONS

    In Fiscal 1995, 1996, 1997 and in the six-month period ended January 31, 1998, international customers accounted for approximately 56%, 23%, 25% and 14% of the Company's total revenues, respectively. The Company anticipates that revenues from international customers will continue to account for a significant percentage of its total revenues. In addition, part of the Company's growth strategy is to install a gateway switching infrastructure in foreign countries. Therefore, a significant portion of the Company's total revenues, as well as a portion of its equipment and other property, will be subject to risks associated with international operations, including unexpected changes in legal and regulatory requirements; changes in tariffs, exchange rates and other barriers; the collection and payment of applicable value-added taxes ("VAT"); political and economic instability; difficulties in collecting accounts receivable; longer payment cycles; difficulties in establishing, maintaining and managing independent foreign sales organizations; difficulties in staffing and managing international operations; difficulties in maintaining and repairing equipment abroad; difficulties in protecting the Company's intellectual property overseas; possible confiscation of property and equipment; potentially adverse tax consequences; and the regulation of telecommunications companies and ISPs by foreign jurisdictions. Although the Company's sales to date have generally been denominated in U.S. dollars, some of the Company's recent contracts are denominated in foreign currencies, and the value of the U.S. dollar in relation to foreign currencies may also adversely affect the Company's sales to international customers as well as the cost of procuring, installing and maintaining equipment abroad. To the extent the Company expands its international operations or begins to denominate prices in foreign currencies, the Company will be exposed to increased risks of currency fluctuation. The Company does not, and has no plans to, engage in hedging activities designed to manage currency fluctuations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

RISKS ASSOCIATED WITH COLLECTIONS OF RECEIVABLES

    The Company's business as a wholesale provider of international long distance services makes it highly dependent upon traffic carried by the Company for other long distance providers, and the collection of receivable balances from such customers. While the Company's most significant customers vary from quarter to quarter, the Company's five largest customers accounted for 20.8% of revenues in the year ended July 31, 1997, and 37.1% of revenues in the six month period ended January 31, 1998. This concentration of revenues amplifies the risk of non-payment by customers, and other carriers have experienced significant receivable writeoffs related to the provision of wholesale carrier services. While the Company performs ongoing credit evaluations of its customers, it generally does not require collateral to support accounts receivable from its customers. If the Company experiences difficulties in the collection of its accounts receivable from its major customers, the Company's financial condition and results of operations could be materially adversely affected.

    Historically, the Company has experienced losses from the uncollectability of receivables in its Internet access and call reorigination businesses. The call reorigination business is particularly susceptible to credit risks because the customers for such services reside in a wide range of countries, many of which do not have established credit bureaus, thereby making it more difficult for the Company to ascertain the creditworthiness of potential customers. The Company's Internet access business is characterized by a large number of small dollar value receivables. As a result, the collection costs associated with delinquent Internet access receivables are high relative to the receivable balances.

    In addition, the Company expends considerable resources to collect receivables from customers who fail to make payment in a timely manner. While the Company continually seeks to minimize bad debt, and at times requires collateral to support accounts receivable from certain customers, the Company's experience indicates that a certain portion of past due receivables will never be collected and that such bad debt is a necessary cost of conducting business. As of January 31, 1998, the Company reserved approximately $2.8 million for receivables expected to be uncollectible. There can be no assurance, however, that, with regard to any particular time period or periods or any particular geographic location or locations, bad debt expense will not rise significantly above historical or anticipated levels. Any significant increase in bad debt levels could have a material adverse effect on the Company's business, financial condition or results of operations.

    The telecommunications and Internet access industries have historically incurred losses due to fraud. Although the Company has implemented anti-fraud measures in order to control losses relating to fraudulent practices, there can be no assurance that the Company can effectively control fraud when operating in the international or domestic telecommunications arena. The Company's failure to effectively control fraud could have a material adverse effect on its business, financial condition or results of operations.

INCREASING COMPETITION

    The markets in which the Company operates are extremely competitive and can be significantly influenced by the marketing and pricing decisions of larger industry participants. There are limited barriers to entry in many of the telecommunications and Internet markets in which the Company competes. The Company expects competition in these markets to intensify in the future.

    TELECOMMUNICATIONS

    Currently, the Company competes with (i) IXCs and other long distance resellers and providers, including large carriers, such as AT&T, MCI, Sprint, and WorldCom; (ii) foreign PTTs; (iii) other providers of international long distance services such as STAR Telecommunications, Inc., Pacific Gateway Exchange, Inc., RSL Communications Ltd. and Telegroup, Inc.; (iv) alliances that provide wholesale carrier services, such as "Global One" (Sprint, Deutsche Telekom AG and France Telecom S.A.) and Uniworld (AT&T, Unisource-Telecom Netherlands, Telia AB, Swiss Telecom PTT and Telefonica de Espana S.A.); (v) new entrants to the domestic long distance market such as the regional bell operations companies ("RBOCs") in the U.S., who have entered or have announced plans to enter the U.S. interstate long distance market pursuant to recent legislation authorizing such entry, and utilities such as RWE Aktiengesellschaft in Germany; and (vi) small long distance resellers. Moreover, some of the Company's competitors have announced business plans similar to the Company's regarding the expansion of telecommunications networks into Europe. Many of the Company's competitors are significantly larger and have substantially greater market presence as well as greater financial, technical, operational, marketing and other resources and experience than the Company.

    The Company competes for customers in the telecommunications markets primarily based on price and, to a lesser extent, on the type and quality of service offered. Increased competition could force the Company to reduce its prices and profit margins if its competitors are able to procure rates or enter into service agreements that are comparable to or better than those the Company obtains, or if they are able to offer other incentives to existing and potential customers. Similarly, the Company has no control over the prices set by its competitors in the long distance resale carrier-to-carrier market. The Company could also face significant pricing pressure if it experiences a decrease in the volume of minutes that it carries on its network, as the Company's ability to obtain favorable rates and tariffs from its carrier suppliers depends, to a significant extent, on the Company's total volume of international long distance call traffic. There is no guarantee that the Company will be able to maintain the volume of international and domestic long distance traffic necessary to obtain favorable rates and tariffs. Although the Company has no reason to believe that its competitors will adopt aggressive pricing policies that could adversely affect the Company, there can be no assurance that such price competition will not occur or that the Company will be able to compete successfully in the future. In addition, the Company is aware that its ability to market its long distance resale services depends upon the existence of spreads between the rates offered by the Company and those offered by the IXCs with which it competes, as well as those from which it obtains service. A decrease in such spreads could have a material adverse effect on the Company's business, financial condition or results of operations. See "Risk Factors--Dependence on Others" and "Business-- Competition."

    Because of their close ties to their respective national regulatory authorities, PTTs may indirectly pressure the Company in their home countries by influencing regulatory authorities to outlaw the provision of call reorigination services or by blocking access to the call reorigination services the Company markets. Deregulation in foreign countries also could result in competition from other service providers that have large, established customer bases and close ties to governmental authorities in their home countries. Deregulation and increased competition in foreign markets could cause prices for direct-dial international calls to decrease so much that customers will no longer be willing to use the Company's international call reorigination services. The ability of a deregulated PTT or another home country service provider to compete on the basis of greater size and resources, pricing flexibility or long-standing relationships with customers in its own country could have a material adverse effect on the Company's business, financial condition or results of operations.

    The large U.S. long distance carriers have, in the past, been reluctant to enter the international call reorigination business and attempt to capture a significant market share of the domestic customers of the incumbent overseas PTTs. Because of their ability to compete on the basis of superior financial and technical resources, the entry of any large U.S. long distance carrier into the international call reorigination business in a country in which the Company has a significant customer base could have a material adverse effect on the Company's business, financial condition or results of operations. Also, the FCC's approval of call reorigination services where no foreign country proscribes it is likely to stimulate additional entry by small carriers who might target the same customer base as the Company does, which could have a material adverse effect on the Company's business, financial condition or results of operations.

    The prepaid calling card industry is extremely competitive, and the Company expects competition to increase in the future. The Company estimates that there are more than 100 companies that offer prepaid calling cards in the U.S. Several of these companies have greater financial and operating resources than the Company. The failure of the Company to capture a significant share of the prepaid calling card market may have an adverse effect on its business, financial condition or results of operations.

    INTERNET ACCESS

    The Company's current and prospective competitors in the Internet access market include many large companies that have substantially greater market presence, as well as greater financial, technical, operational, marketing and other resources and experience than the Company. The Company's Internet access business competes or expects to compete directly or indirectly with the following categories of companies: (i) other national and regional commercial ISPs, such as Netcom (which has agreed to be acquired by ICG Communications, Inc.); (ii) established on-line services companies that offer Internet access, such as America Online, Inc. ("AOL"), CompuServe Corp. ("CompuServe") and Prodigy Services Company ("Prodigy"); (iii) computer software and other technology companies, such as Microsoft; (iv) national long distance telecommunications carriers, such as AT&T, MCI and Sprint; (v) RBOCs; (vi) cable television operators, such as Comcast Corporation ("Comcast"), Tele-Communications, Inc. ("TCI") and Time Warner Inc. ("Time Warner"); (vii) nonprofit or educational ISPs; (viii) newly-licensed providers of spectrum-based wireless data services; and (ix) CLECs such as Teleport Communications Group Inc. ("TCG") and WorldCom. See "Business--Competition."

    Many of the established on-line services companies and telecommunications companies have begun to offer or have announced plans to offer expanded Internet access services. In addition, the Company believes that new competitors, including large computer hardware and software, cable, media, wireless and wireline telecommunications companies, may enter the Internet access market, resulting in even greater competition for the Company. The ability of these or other competitors to bundle services and products that are not offered by the Company together with Internet access services could place the Company at a significant competitive disadvantage. In addition, certain telecommunications companies that compete with the Company may be able to provide customers with reduced communications costs or other incentives in connection with their Internet access services, reducing the overall cost of their Internet access services and significantly increasing price pressures on the Company. This price competition could result in significant reductions in the average selling price of the Company's services. In addition, increased competition for new subscribers could result in increased sales and marketing expenses and related subscriber acquisition costs, which could materially adversely affect the Company's profitability. There can be no assurance that the Company will be able to offset the effects of any such price reductions or incentives with an increase in the number of its customers, higher revenue from enhanced services, cost reductions or otherwise.

    The Company believes that its ability to compete successfully in the Internet access market depends upon a number of factors including: (i) market presence; (ii) the adequacy of the Company's customer support services; (iii) the capacity, reliability and security of its network infrastructure; (iv) the ease of access to and navigation of the Internet; (v) the pricing policies of its competitors and suppliers; (vi) regulatory price requirements for interconnection to and use of existing local exchange networks by ISPs; (vii) the timing of introductions of new products and services by the Company and its competitors; (viii) the Company's ability to support existing and emerging industry standards; and (ix) trends within the industry as well as the general economy. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully in the Internet access market.

    Moreover, the Company uses LEC networks to connect its Internet customers to its POPs. Under current federal and state regulations, the Company and its Internet customers pay no charges for using the LEC networks in this manner, other than the monthly service charges that apply to basic telephone service. LECs have asked the FCC to change its rules and require ISPs to pay additional, per-minute charges for their use of local networks. Per-minute access charges could significantly increase the Company's costs of doing business and could, therefore, have a material adverse effect on the Company's competitive position and on its business, financial condition or results of operations. In May 1997, the FCC determined that it would not impose interstate access charges on ISPs. However, the FCC is currently conducting and planning various proceedings in which it is exploring the impact of the Internet on the public switched network. No assurances can be given as to whether the FCC will continue to permit ISPs to use basic business telecommunications services without imposing any additional charges.

    Competition is also expected to increase in overseas markets, where Internet access services are just beginning to be introduced. The Company does not currently plan to increase its Internet access services outside the U.S. To the extent the ability to provide access to locations and services overseas becomes a competitive advantage in the Internet access industry, failure of the Company to penetrate overseas markets or to increase its presence in the few overseas markets it presently serves may result in the Company being at a competitive disadvantage relative to other Internet access providers.

    INTERNET TELEPHONY

    The market for Internet telephony services is expected to be extremely competitive. Most of the current Internet telephony products enable voice communications over the Internet between two parties simultaneously connected to the Internet via multimedia PCs, where both parties are using identical Internet telephony software products. Current product offerings include VocalTec Communications, Ltd.'s Internet Phone, QuarterDeck Corporation's WebPhone and Microsoft's NetMeeting. In addition, a number of large, well-capitalized companies such as Intel Corporation ("Intel"), Cisco, Lucent Technologies Inc. ("Lucent"), Nortel and Dialogic Corp. ("Dialogic") have announced their intentions to offer server-based products that are expected to allow communications over the Internet between parties using a multimedia PC and a telephone and between two parties using telephones where both parties have specialized servers at each end of the call. Several other companies, such as AT&T, MCI, Sprint and Qwest Communications International Inc ("Qwest Communications"), have recently commenced offering or announced plans to offer Internet telephony products and services. There can be no assurance that the Company will be able to successfully compete in the developing Internet telephony market, or that other large companies will not enter the market as suppliers of Internet telephony services or equipment. In addition, the Company's competitors may introduce products that permit origination and termination of calls at a telephone through the Internet.

RISKS ASSOCIATED WITH ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES

    In furtherance of its business strategy, the Company expects to enter into strategic alliances with, acquire assets or businesses from, or make investments in, companies that are complementary to its current operations. Any such future strategic alliances, investments or acquisitions would be accompanied by the risks commonly encountered in such transactions. Such risks include, among other things, the difficulty of absorbing the operations and personnel of the acquired companies, the potential disruption of the Company's ongoing business, costs associated with the development and integration of such operations, the inability of management to maximize the financial and strategic position of the Company by the successful incorporation of licensed or acquired technology into the Company's service offerings, the maintenance of uniform standards, controls, procedures and policies, the impairment of relationships with employees and customers as a result of changes in management, and higher customer attrition with respect to customers obtained through acquisitions.

GOVERNMENT REGULATORY POLICY RISKS

    TELECOMMUNICATIONS

    As a multinational telecommunications company, the Company is subject to varying degrees of regulation in each of the jurisdictions in which it operates. As a non-dominant carrier in the U.S., the Company's provision of international and domestic long distance telecommunications services is generally regulated on a streamlined basis. Despite recent trends toward deregulation, some of the countries in which the Company intends to provide telecommunications services do not currently permit the Company to provide public-switched voice telecommunications services. In those countries not yet open to switched voice service competition, the Company provides services to closed user groups ("CUGs") and a variety of value-added services, as permitted by each country's laws.

    REGULATION OF DOMESTIC TELECOMMUNICATIONS SERVICES. In the U.S., provision of the Company's services is subject to the provisions of the Communications Act, as amended by the Telecommunications Act of 1996 (the "Telecommunications Act") and the FCC regulations promulgated thereunder, as well as the applicable laws and regulations of the various states administered by the relevant state authorities. The recent trend in the U.S., for both federal and state regulation of telecommunications service providers, has been in the direction of reducing regulation. Nonetheless, the FCC and relevant state authorities continue to regulate ownership of transmission facilities, provision of services and the terms and conditions under which the Company's services are provided. Non-dominant carriers, such as the Company, are required by federal and state law and regulations to file tariffs listing the rates, terms and conditions for the services they provide. In October 1996, the FCC adopted an order ("the Detarriffing Order") which eliminated the requirement that non-dominant interstate carriers such as the Company maintain tariffs on file with the FCC for domestic interstate services. The FCC's proposed rules are pursuant to authority granted to the FCC in the Telecommunications Act to forbear from regulating any telecommunications service provider if the FCC determines that the public interest will be served. The FCC subsequently adopted its proposal and eliminated the requirement that interstate carriers file domestic tariffs in most circumstances. That decision has been appealed to the U.S. Court of Appeals for the D.C. Circuit, and a stay has been issued pending a decision on the merits of the appeal. It is unclear when the Court will rule on the appeal.

    On May 8, 1997, the FCC issued an order to implement the provisions of the Telecommunications Act relating to the preservation and advancement of universal telephone service (the "Universal Service Order"). The Universal Service Order requires all telecommunications carriers providing interstate telecommunications services to contribute to universal support by contributing to a fund (the "Universal Service Fund"). These contributions became due beginning in 1998 for all providers of interstate telecommunications services. Such contributions are assessed based on intrastate, interstate and international end user telecommunications revenues. Contribution factors vary quarterly, and carriers, including the Company, are billed each month. Contribution factors for the first three quarters of 1998 have been determined by the FCC as follows: first quarter, second quarter and third quarter factors are 3.19%, 3.14% and 3.08%, respectively, for the high cost and low income funds (interstate and international end user telecommunications revenues) and 0.72%, 0.76% and 1.54% respectively, for the schools, libraries and rural health care funds (intrastate, interstate and international end user telecommunications revenues). In addition, many state regulatory agencies have instituted proceedings to revise state universal support mechanisms to make them consistent with the requirements of the Telecommunications Act. As a result, the Company will be subject to state, as well as federal, universal service fund contribution requirements, which will vary from state to state. Several parties have appealed the FCC's May 8th order, and these appeals have been consolidated in the U.S. Court of Appeals for the Fifth Circuit. In addition, a number of telecommunications companies have filed a petition for stay with the FCC, which is currently pending.

    Pursuant to the Universal Service Order, all carriers were required to submit a Universal Service Fund worksheet in September 1997. The Company has filed its Universal Service Fund worksheet. The amounts remitted to the Universal Service Fund may be billed to the Company's customers. If the Company does not bill these amounts to its customers, its profit margins may be less than if it had elected to do so. However, if the Company elects to bill these amounts to its customers, customers may reduce their use of the Company's services, or elect to use the services provided by the Company's competitors, which may have a material adverse effect upon the Company's business, financial condition, or results of operations.

    In addition to regulation by the FCC, the majority of the states require the Company to register or apply for certification prior to initiating intrastate interexchange telecommunications services. To date, the Company, together with its subsidiaries, is authorized through certification, registration or on a deregulated basis to provide intrastate interexchange telecommunications services in 46 states. State issued certificates of authority to provide intrastate interexchange telecommunications services can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations and policies of the state regulatory authorities. Fines and other penalties also may be imposed for such violations.

    U.S. REGULATION OF INTERNATIONAL TELECOMMUNICATIONS SERVICES. International common carriers, such as the Company, are required to obtain authority under
Section 214 of the Communications Act and file a tariff containing the rates, terms and conditions applicable to their services prior to initiating their international telecommunications services. The Company has obtained a global
Section 214 authority from the FCC to use, on a facilities and resale basis, various transmission media for the provision of international switched and private line services. Non-dominant international carriers such as the Company must file their international tariffs and any revisions thereto with one day's notice. Additionally, international telecommunications service providers are required to file copies of their contracts with other carriers, including foreign carrier agreements, with the FCC within 30 days of execution. The FCC's rules also require that the Company file periodically a variety of reports regarding the volume of its international traffic and revenues and use of international facilities. In addition to the general common carrier principles, and as discussed below, the Company is also required to conduct its facilities-based international business in compliance with the FCC's International Settlements Policy (the "IS Policy"), or an FCC approved alternative settlement arrangement.

    The Company's FCC authorizations also permit the Company to resell international private lines interconnected to the PSTNs for the provision of switched services in those countries that have been found by the FCC to offer "equivalent opportunities" to U.S., carriers or to WTO member countries without a finding of equivalency where certain settlement rate requirements are met. To date, the FCC has approved interconnected international private line resale to Canada, the U.K., Sweden, Australia, the Netherlands, New Zealand, Germany, France, Belgium, Denmark, Luxembourg and Norway. The FCC currently imposes certain restrictions upon the use of the Company's private lines between the U.S. and such approved countries. The Company may not route traffic to or from the U.S. over a private line between the U.S. and an "approved" country (such as the U.K.) if such traffic originates or terminates in a third country at rates that are not publicly available, if the third country has not been approved by the FCC. Following implementation of the Full Competition Directive by member states of the European Union (the "EU"), and the World Trade Organization ("WTO") Basic Telecommunications Agreement (the "WTO Agreement") by the signatories, the FCC may authorize the Company to originate and terminate traffic over its private line between the U.S. and the U.K. and (pursuant to ISR authority) over additional private lines to additional member states if the FCC finds that such additional member states are "approved" countries or that such authority would otherwise promote competition.

    With regard to international services, the FCC administers a variety of international service regulations, including the IS Policy. The IS Policy governs the permissible arrangements between U.S. carriers and their foreign correspondents to settle the cost of terminating traffic over each other's networks, the rates for such settlement and permissible deviations from these policies. As a consequence of the increasingly competitive global telecommunications market, the FCC has adopted a number of policies that permit carriers to deviate from the IS Policy under certain circumstances that promote competition.

The FCC also requires carriers such as the Company to report any affiliations, as defined by the Commission, with foreign carriers.

    The Company offers its call reorigination services pursuant to an FCC authorization (the "Section 214 Switched Voice Authorization") under Section 214 of the Communications Act and certain relevant FCC decisions. The FCC has determined that call reorigination services that use uncompleted call signaling do not violate U.S. or international law, but has held that U.S. companies providing such services must comply with the laws of the countries in which they operate as a condition of such companies' Section 214 Switched Voice Authorizations. The FCC reserves the right to condition, modify or revoke any
Section 214 Authorizations and impose fines for violations of the Communications Act or the FCC's regulations, rules or policies promulgated thereunder, or for violations of the clear and explicit telecommunications laws of other countries that are unable to enforce their laws against call reorigination using uncompleted call signaling. FCC policy provides that foreign governments that satisfy certain conditions may request FCC assistance in enforcing their laws against call reorigination providers based in the U.S. that are violating the laws of these jurisdictions. 30 countries have formally notified the FCC that call reorigination services violate their laws. The FCC has held that it would consider enforcement action against companies based in the U.S. engaged in call reorigination by means of uncompleted call signaling in countries where this activity is expressly prohibited. The FCC has granted a complaint by the Philippines Long Distance Company, Inc. and required U.S. carriers to stop providing call reorigination to customers in the Philippines. This decision is subject to petitions for reconsideration. There can be no assurance that it will not take further action in the future. Enforcement action could include an order to cease providing call reorigination services in such country, the imposition of one or more restrictions on the Company, monetary fines or, in extreme circumstances, the revocation of the Company's Section 214 Switched Voice Authorization, and could have a material adverse effect on the Company's business, financial condition and results of operations. The FCC is currently considering a petition filed by the Telecommunications Resellers Association requesting that the FCC cease enforcing foreign laws against call reorigination.

    Regulatory requirements pertinent to the Company's operations will continue to evolve as a result of the WTO Agreement, federal legislation, court decisions, and new and revised policies of the FCC. In particular, the FCC continues to refine its international service rules to promote competition, reflect and encourage liberalization in foreign countries and reduce international accounting rates toward cost. Indeed, the FCC recently adopted new lower accounting rate benchmarks that became effective on January 1, 1998. Under the FCC's new benchmarks, after a transition period of one to four years depending on a country's income level, U.S. carriers may be required to pay foreign carriers significantly lower rates for the termination of international services. These rates range from a $0.15/minute benchmark for upper income countries such as the U.K. to $0.23/minute for lower income countries such as China. Moreover, the FCC has recently revised its Foreign Carrier Entry Policy as part of its efforts to change its rules to implement the WTO Agreement.

    To date, the FCC has made no pronouncement as to whether refiling arrangements are inconsistent with the regulations of the U.S. or the International Telecommunication Union (the "ITU"), and a 1995 petition to the FCC for declaratory ruling regarding Sprint's Fonaccess service was recently withdrawn. Although it is possible that the FCC will determine that refiling violates U.S. and/or international law and that such a finding could have a material adverse effect on the Company's business, operating results and financial condition, the FCC currently is not considering such issues in any active proceeding.

    No assurances can be given that changes to the existing international or domestic regulatory framework will not occur. Such changes may increase the Company's legal, administrative or operating costs, or may otherwise limit or constrain the Company's activities, any of which could have a material adverse effect on the Company's business, financial condition, or results of operations.

    EUROPEAN REGULATION OF TELECOMMUNICATIONS SERVICES. In Europe, the regulation of the telecommunications industry is governed at a supra-national level by the EU. The EU's institutions, such as the

European Commission, are responsible for creating pan-European policies. Through its legislation, the EU has developed a regulatory framework aimed at creating an open, competitive telecommunications market. The EU was established by the Treaty of Rome and subsequent conventions and the European Commission and the Council of Ministers of the European Union are authorized by such treaties to issue EU "directives." EU member states are required to implement these directives through national legislation. If an EU member state fails to adopt such directives, the European Commission may take action, including referral to the European Court of Justice, to enforce the directives.

    In 1990, the EU issued the Services Directive requiring each EU member state to abolish existing monopolies in telecommunications services, with the exception of voice telephony. The intended effect of the Services Directive was to permit the competitive provision of all services, except the provision of real-time voice services to the public between network termination points ("reserved services"). Accordingly, non-reserved services have been liberalized, including voice telephony services to CUGs and value-added services. However, as a consequence of local implementation of the Services Directive through the adoption of national legislation, there are differing interpretations of the definition of reserved voice telephony services and permitted value-added and CUG services. Voice services accessed by customers through leased lines are permissible in all EU member states. The European Commission has generally taken a narrow view of the services classified as reserved public voice telephony, declaring that voice services may not be reserved to the ITOs if (i) dedicated customer access is used to provide the service; (ii) the service confers new value-added benefits on users; or (iii) calling is limited by a service provider to a group having legal, economic or professional ties.

    In March 1996, the EU adopted the Full Competition Directive containing two provisions which required EU member states to allow the creation of alternative telecommunications infrastructures by July 1, 1997, and which reaffirmed the obligation of EU member states to abolish the ITOs' monopolies in voice telephony by 1998. The Full Competition Directive encouraged EU member states to accelerate the liberalization of voice telephony. Certain EU countries may delay the abolition of monopolies in reserved public voice telephony services based on derogations established in the Full Competition Directive. These countries include Luxembourg (July 1998), Spain (December 1998), Portugal and Ireland
(2000) and Greece (2001). The European Commission has brought infringement proceedings against the following countries for failure to comply with EU
Directives: Belgium, Denmark, Greece, Italy, Luxembourg and Portugal.

    In addition to the foregoing regulations, the EU has adopted the Interconnection Directive and the Licensing Directive. These measures attempt to harmonize telecommunications regulations among the member states of the EU. The Interconnection Directive provides that ITOs are obliged to interconnect with other licensed operators requesting to do so, and to enter into such arrangements on transparent, objective and non-discriminatory terms. Disputes over interconnection rates, terms and conditions have arisen in several member states, and there can be no guarantee that they will be resolved in a manner that will not have a material adverse effect on the Company's operation in Europe. The Licensing Directive provides for the establishment of a national regulatory authority independent of the ITO in each member state of the EU, and provides that member states may reject applications for licenses only upon certain narrowly-defined grounds.

    Each EU member state in which the Company currently conducts or plans to conduct its business has a different regulatory regime, and such differences have continued and will continue beyond January 1998. The requirements for the Company to obtain necessary approvals vary considerably from one member state to another and are likely to change as competition is permitted in new service sectors. In addition, member states may require individual licenses for reserved services and the creation of alternative infrastructure, but not for data, value-added or CUG services.

    No assurances can be given that any changes to the existing European regulatory framework will not occur. Changes to existing regulations may decrease the opportunities that are available for the Company to enter into those markets, or may increase the Company's legal, administrative or operational costs, or may otherwise constrain the Company's activities, any of which could have a material adverse effect on the Company's business, financial condition, or results of operations.

    OTHER OVERSEAS MARKETS. The Company is subject to the regulatory regimes in each of the countries in which it conducts business. Local regulations range from permissive to restrictive, depending upon the country. In the past, the Company has experienced problems in certain countries and has, in certain instances, modified or terminated its services to comply with local regulatory requirements.

    INTERNET ACCESS

    ISPs are generally considered "enhanced service providers" within the U.S. and are exempt from U.S. federal and state regulations governing common carriers. Accordingly, the Company's provision of Internet access services are currently exempt from tariffing, certification and rate regulation. Nevertheless, regulations governing disclosure of confidential communications, copyright, excise tax and other requirements may apply to the Company's provision of Internet access services. The Company cannot predict the likelihood that state, federal or foreign governments will impose additional regulation on the Company's Internet business, nor can it predict the impact that future regulation will have on the Company's operations.

    The 1996 Telecommunications Act imposes criminal liability on persons sending or displaying indecent material on an interactive computer service such as the Internet in a manner available to minors. The Telecommunications Act also imposes criminal liability on an entity knowingly permitting facilities under its control to be used for such activities. Entities solely providing access to facilities not under their control are exempt from liability, as are service providers that take good faith, reasonable, effective and appropriate actions to restrict access by minors to the prohibited communications. The constitutionality of these provisions has been successfully challenged in federal appellate court, and their interpretation and enforcement is uncertain. The Telecommunications Act may decrease demand for Internet access, chill the development of Internet content, or have other adverse effects on ISPs such as the Company. In addition, in light of the uncertainty attached to interpretation and application of this law, there can be no assurances that the Company would not have to modify its operations to comply with the statute, including, among other things, prohibiting users from maintaining home pages on the World Wide Web.

    In December 1996, the FCC initiated a Notice of Inquiry regarding whether to impose regulations or surcharges upon providers of Internet access and Information Service (the "Internet NOI"). The Internet NOI, and several ongoing FCC proceedings, seek public comment as to whether to impose or to continue to forebear from regulation of Internet and other packet-switched network service providers. The Internet NOI specifically identifies Internet telephony as a subject for FCC consideration. In addition, on April 10, 1998, the FCC issued a Report to Congress on its implementation of the universal service provisions of the Telecommunications Act. In that Report, the FCC indicated that it would reexamine its policy of not requiring an ISP to contribute to the universal service mechanisms when the ISP provides its own transmission facilities and engages in data transport over those facilities in order to provide an information service. Any such contribution would be related to the ISP's provision of telecommunications services itself. The Company can not predict the outcome of any future proceedings that may impact the Company's provision of Internet access or that may impose additional requirements, regulations or charges upon IDT's provision of Internet access services.

    INTERNET TELEPHONY

    The use of the Internet to provide telephone service is a recent market development. Currently, the FCC is considering whether or not to impose surcharges or additional regulations upon certain providers of Internet telephony. On April 10, 1998, the FCC issued its Report to Congress concerning its implementation of the universal service provisions of the Telecommunications Act. In the Report, the FCC indicated that it would examine the question of whether certain forms of "phone-to-phone" Internet Protocol ("IP") telephony are information services or telecommunications services. It noted that the FCC did not have, as of the date of the Report, an adequate record on which to make any definitive pronouncements, but that the record before it suggested that certain forms of phone-to-phone Internet telephony appear to have the same functionality as non-IP telecommunications services and lack the characteristics that would render them information services. If the FCC were to determine that certain services are subject to FCC regulations as telecommunications services, the FCC noted that it may find it reasonable to require ISPs to make universal service contributions, pay access charges or to be subject to traditional common carrier regulation.

    To the Company's knowledge, there are currently no domestic and few foreign laws or regulations that prohibit voice communications over the Internet. Several efforts have been made to enact federal legislation that would either regulate or exempt from regulation services provided over the Internet. State public utility commissions may also retain jurisdiction to regulate the provision of intrastate Internet telephony services, and could initiate proceedings to do so. A number of countries that currently prohibit competition in the provision of voice telephony have also prohibited Internet telephony. Other countries permit but regulate Internet telephony. If Congress, the FCC, state regulatory agencies or foreign governments begin to regulate Internet telephony, there can be no assurances that any such regulation will not materially adversely affect the Company's business, financial condition or results of operations.

PROPRIETARY RIGHTS

    The Company relies on a combination of patent, copyright, trademark and trade secret laws and contractual restrictions to establish and protect its technology. The Company does not currently have any issued patents or registered copyrights, although it has registered service marks in connection with its name and logo and its GENIE services and other pending applications for certain trademarks. The Company's policy is to require its employees and consultants to execute confidentiality and technology ownership agreements upon the commencement of their relationships with the Company. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or other proprietary rights, or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. There can be no assurance that the Company's trademark applications will result in any trademark registrations, or that, if registered, any registered trademark will be held valid and enforceable if challenged. In addition, there can be no assurance that licenses for any intellectual property that might be required in connection with the Company's development of its services or products would be available on reasonable terms if at all. See "Business--Intellectual Property."

    The Company has applied for a patent in connection with its development of the systems and methodology comprising the technologies underlying Net2Phone. There can be no assurance that this application will result in any patent being issued or that, if issued, such patent will provide adequate protection against competitive technology or that it will be held valid and enforceable if challenged. There can be no assurance that the Company's competitors would not be able to design around any such patent or that others will not obtain patents that the Company would need to license or circumvent in order to exploit its patent.

    Although the Company does not believe that its products infringe the proprietary rights of any third parties, and no third parties have asserted patent infringement or other such claims against the Company, there can be no assurance that third parties will not assert such claims against the Company in the future or that any such claims will not be successful. The Company is aware that patents have been recently granted to others based on fundamental technologies in the communications, multimedia and Internet telephony areas, and patents may be issued which relate to fundamental technologies incorporated in the Company's services and products. Because patent applications in the U.S. are not publicly disclosed until the relevant patent is issued, applications may have been filed which, if issued as patents, could relate to the Company's services and products. The Company could incur substantial costs and diversion of management resources in defending or pursuing any claims relating to proprietary rights, which could have a material adverse effect on the Company's business, financial condition or results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief which could effectively block the Company's ability to provide services or products in the U.S. or abroad. Such a judgment could have a material adverse effect on the Company's business, financial condition or results of operations.

SECURITY RISKS

    Despite the implementation of network security measures by the Company, such as limiting physical and network access to its routers, the Company's Internet access systems and GENIE entertainment and information services are vulnerable to computer viruses, break-ins and similar disruptive problems caused by its customers or other Internet users. Such problems caused by third parties could lead to interruption, delays or cessation in service to the Company's Internet customers. Furthermore, such inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of the Company's customers and other parties connected to the Internet, which may deter potential subscribers. Persistent security problems continue to plague public and private data networks. Break-ins reported in the press and otherwise have reached computers connected to the Internet at major corporations and ISPs. A number of these break-ins have involved the theft of information, including incidents in which hackers bypassed firewalls through fraudulent means. Alleviating problems caused by computer viruses, break-ins or other problems caused by third parties may require significant expenditures of capital and resources by the Company. Until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry in general and the Company's customer base and revenues in particular. Moreover, if the Company experiences a breach of network security or privacy, there can be no assurance that the Company's customers will not assert or threaten claims against the Company based on or arising out of such breach, or that any such claims will not be upheld, which could have a material adverse effect on the Company's business, financial condition or results of operations.

POTENTIAL LIABILITY FOR INFORMATION DISSEMINATED THROUGH NETWORK

    ISPs and Internet content providers face potential liability of uncertain scope for the actions of subscribers and others using their systems, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel and criminal activity under the laws of the U.S. and foreign jurisdictions. For example, an action against Prodigy alleging libel and negligence in connection with an electronic message posted by a Prodigy subscriber through Prodigy's Internet access system attempted to impose liability upon ISPs for information, messages and other materials disseminated across and through their systems. Prodigy lost a summary judgment motion related to the scope of its potential liability exposure. While the parties subsequently settled their dispute, the court refused to vacate its opinion on the summary judgment motion, which still stands as precedent. Another action is currently pending against Netcom relating to Netcom's potential liability for vicarious copyright infringement arising out of electronic messages posted by a subscriber. Netcom lost a summary judgment motion related to the scope of its potential vicarious copyright liability exposure, but this case has yet to come to trial. Recently, a Hong Kong court permitted a local company to sue a California ISP for copyright violation based on content included by a subscriber on a Web site.

    The Company carries errors and omissions insurance. However, such insurance may not be adequate to compensate the Company for liability that may be imposed. Any imposition of liability in excess of the Company's coverage could have a material adverse effect on the Company. In addition, recent legislative enactments and pending legislative proposals aimed at limiting the use of the Internet to transmit indecent or pornographic materials could, depending upon their interpretation and application, result in significant potential liability to ISPs including the Company, as well as additional costs and technological challenges in complying with any statutory or regulatory requirements imposed by such legislation. See "--Government Regulatory Policy Risks--Internet." In addition, CompuServe faced action by German authorities in response to which CompuServe temporarily restricted the scope of the Internet access it provides to all subscribers, both in the U.S. and internationally, and a number of countries are considering content restrictions based on such factors as political or religious views expressed, pornography or indecency. The operation of the GENIE on-line service has increased the Company's exposure to such legislation, and to libel and defamation suits, primarily because of the increased level of content being provided by or through the Company.

LACK OF PUBLIC MARKET

    The Old Notes are eligible for trading in the Private Offering, Resales and Trading through Automatic Linkages ("PORTAL") market of the National Association of Securities Dealers, Inc. The New Notes constitute a new issue of securities, have no established trading market and may not be widely distributed. The Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes as permitted by applicable laws and regulations. However, the Initial Purchasers are not obligated to do so and may discontinue market making at any time without notice. In addition, such market-making will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of any shelf registration statement. There can be no assurance as to the development of any market or liquidity of any market that may develop for the New Notes. If a market does develop, the New Notes may trade at prices lower than the offering price applicable to the Initial Offering, and liquidity may be limited. If a market for the New Notes does not develop, purchasers may be unable to resell such securities for an extended period of time, if at all. Further, the liquidity of, and trading market for, the New Notes may also be materially and adversely affected by declines in the market for high-yield securities generally. Such a decline may materially and adversely affect such liquidity and tracking independently of the financial performance of, and prospects for, the Company. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the Nasdaq National Market. RESTRICTIONS ON EXCHANGE OFFER
    Issuance of New Notes in exchange for Old Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Exchange Agent and the Company are under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer--Resales of the New Notes" and "Plan of Distribution."
CONSEQUENCES OF FAILURE TO EXCHANGE
    Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. Generally, the rights of holders of Old Notes under the Registration Rights Agreement would also terminate with respect to Old Notes which are not exchanged for New Notes in the Exchange Offer.

DEPENDENCE ON KEY PERSONNEL

    The Company is highly dependent on the technical and management skills of its key employees, including technical, sales, marketing, financial and executive personnel, and on its ability to identify, hire and retain qualified personnel. Competition for such personnel is intense and there can be no assurance that the Company will be able to retain existing personnel or to identify or hire additional personnel. In particular, the Company is dependent on the services of Howard S. Jonas, its Chief Executive Officer, Chairman of the Board and founder, Howard S. Balter, its Chief Operating Officer and Vice Chairman of the Board and James A. Courter, its President. The loss of Mr. Jonas', Mr. Balter's or Mr. Courter's services could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management."

CONTROL BY PRINCIPAL STOCKHOLDER

    Howard S. Jonas, the Company's Chief Executive Officer, Chairman of the Board and founder, is the beneficial owner of substantially all of the Company's outstanding shares of Class A Stock and therefore, currently holds more than 50% of the combined voting power of the Company's outstanding capital stock. As a result, Mr. Jonas is able to control matters requiring approval by the stockholders of the Company, including the election of all of the directors and the approval of significant corporate matters, including any merger, consolidation or sale of all or substantially all of the Company's assets. See "Principal Stockholders."

                               THE EXCHANGE OFFER
    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and reference is made to the provisions of the Registration Rights Agreement, which has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus constitutes a part, and a copy of which is available upon request to the Company.
PURPOSE AND EFFECT
    The Old Notes were sold by the Company to the Initial Purchasers on February 18, 1998. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Company and the Initial Purchasers entered into the Registration Rights Agreement, pursuant to which the Company agreed, with respect to the Old Notes and subject to the Company's determination that the Exchange Offer is permitted under applicable law, to (i) cause to be filed, on or prior to April 19, 1998, a registration statement with the Commission under the Securities Act concerning the Exchange Offer, and, (ii) use its best efforts (a) to cause such registration statement to be declared effective by the Commission on or prior to July 18, 1998, and (b) to consummate the Exchange Offer on or prior to the 45th day following the date on which the Registration Statement is declared effective by the Commission. The Company will keep the Exchange Offer open for a period of not less than 30 days (or longer if required by applicable law) after the date the notice of the Exchange Offer is mailed to the holders of the Old Notes. This Exchange Offer is intended to satisfy the Company's exchange offer obligations under the Registration Rights Agreement.
CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES
    Following the expiration of the Exchange Offer, holders of Old Notes not tendered, or not properly tendered, will not have any further registration rights and such Old Notes will continue to be subject to the existing restrictions on transfer thereof. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon expiration of the Exchange Offer if such holder elects not to participate in the Exchange Offer.
TERMS OF THE EXCHANGE OFFER
    The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange up to $100 million aggregate principal amount of New Notes for up to $100 million aggregate principal amount of the outstanding Old Notes. The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000. Tenders of the Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to the terms and provisions of the Registration Rights Agreement. See "--Conditions of the Exchange Offer."
    As of the date of this Prospectus, $100.0 million in aggregate principal amount of the Old Notes is outstanding. The Indenture authorizes the issuance of $275.0 million aggregate principal amount of Notes. As of March 31, 1998, there was one registered holder of the Old Notes, and 21 DTC participants. Only a holder of the Old Notes (or such holder's legal representative or attorney-in-fact) may participate in the Exchange Offer. There will be no fixed record date for determining holders of the Old Notes entitled to participate in the Exchange Offer. The Company believes that, as of the date of this Prospectus, no holder of Old Notes is an affiliate (as defined in Rule 405 under the Securities Act) of the Company.

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes and for the purposes of receiving the New Notes from the Company.
    If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders who tender Old Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

    NEITHER THE COMPANY NOR THE BOARD OF DIRECTORS OF THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER BASED ON SUCH HOLDERS' OWN FINANCIAL POSITIONS AND REQUIREMENTS.
EXPIRATION DATE; EXTENSIONS; AMENDMENTS
    The Expiration Date shall be July 13, 1998 at 5:00 p.m., New York City time, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended.
    In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    Subject to the terms of the Registration Rights Agreement, the Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, in which event the term "Expiration Date" shall mean the latest time and date to which the Exchange Offer is extended, and (iii) to amend the terms of the Exchange Offer in any manner. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes. In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. CONDITIONS OF THE EXCHANGE OFFER
    The Exchange Offer is not conditioned upon any minimum principal amount of the Old Notes being tendered for exchange. However, the Exchange Offer is conditioned upon the declaration by the Commission of the effectiveness of the Registration Statement of which this Prospectus constitutes a part.

    Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes and, as described below, may terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the following conditions have occurred or exists or have not been satisfied:

        (a) there shall occur a change in the current intepretation by the staff of the Commission which permits the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes; or

        (b) any law, statute, rule or regulation shall have been adopted or enacted which, in the judgment of the Company, would reasonably be expected to impair its ability to proceed with the Exchange Offer; or

        (c) a stop order shall have been issued by the Commission or any state securities authority suspending the effectiveness of the Registration Statement, or proceedings shall have been initiated or, to the knowledge of the Company, threatened for that purpose, or any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

    If the Company determines in its sole and absolute discretion that any of the foregoing events or conditions has occured or exists or has not been satisfied, it may, subject to applicable law, terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes and will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.
ACCRUED INTEREST
    The New Notes will bear interest at a rate equal to 8 3/4% per annum from and including their date of issuance. Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the last date on which interest was paid on the Old Notes, or if no interest had been paid on such Old Notes, from the date of their original issue, to, but not including, the date of issuance of the New Notes accepted for exchange, which interest accrued at the rate of 8 3/4% per annum, and will cease to accrue on the day prior to the issuance of the New Notes. See "Description of the Notes--Maturity, Interest and Principal of the Notes."
PROCEDURES FOR TENDERING OLD NOTES

VALID TENDER
    The tender of a holder's Old Notes as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit such Old Notes, together with a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date.

    THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER
    Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. In connection with a book-entry transfer, a Letter of Transmittal need not be transmitted to the Exchange Agent, provided that the book-entry transfer procedure is made in accordance with DTC's ATOP (as defined below) procedures for transfer and such procedures are complied with prior to 5:00 p.m., New York City time, on the Expiration Date.
    DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system, prior to 5:00 p.m., New York City time, on the Expiration Date, in place of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent by an "Agent's Message." To tender Old Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the participant's acknowledgement of its receipt of and agreement to be bound by the Letter of Transmittal for such Old Notes.

    DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

    SIGNATURE GUARANTEES
    Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant hereto are tendered (i) by a registered holder of the Old Notes who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal, or (ii) by an Eligible Institution (as defined below). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If the Letter of Transmittal is signed by a person other than the registered holder of the Old Notes, the Old Notes surrendered for exchange must either (i) be endorsed by the registered holder, with the signature thereon guaranteed by an Eligible Institution or (ii) be accompanied by a bond power, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution. The term "registered holder" as used herein with respect to the Old Notes means any person in whose name the Old Notes are registered on the books of the Registrar.

    DETERMINATION OF VALIDITY
    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered and to reject any Old Notes the Company's acceptance of which might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such period of time as the Company shall determine. The Company will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Old Notes for exchange but shall not incur any liability for failure to give such notification. Tenders of the Old Notes will not be deemed to have been made until such irregularities have been cured or waived.
    If any Letter of Transmittal, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.
    Any beneficial owner of the Old Notes (a "Beneficial Owner") whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such Beneficial Owner's behalf. If such Beneficial Owner wishes to tender directly, such Beneficial Owner must, prior to completing and executing the Letter of Transmittal and tendering Old Notes, make appropriate arrangements to register ownership of the Old Notes in such Beneficial Owner's name. Beneficial Owners should be aware that the transfer of registered ownership may take considerable time.
    By tendering, each registered holder will represent to the Company that, among other things, (i) the New Notes to be acquired in connection with the Exchange Offer by the holder and each Beneficial Owner of the Old Notes are being acquired by the holder and each Beneficial Owner in the ordinary course of business of the holder and each Beneficial Owner, (ii) the holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes, (iii) the holder and each Beneficial Owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters that are discussed herein under "Resales of New Notes," (iv) that if the holder is a broker-dealer that acquired Old Notes as a result of market making or other trading activities, it will deliver a prospectus in connection with any resale of New Notes acquired in the Exchange Offer, (v) the holder and each Beneficial Owner understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Commission, and (vi) neither the holder nor any Beneficial Owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing. In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the Letter of Transmittal. GUARANTEED DELIVERY PROCEDURES
    Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date (or complete the procedure for book-entry transfer on a timely basis), may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures:
(i) such tender must be made by or through an Eligible Institution and a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) must be signed by such Holder; (ii) on or prior to the Expiration Date, the Exchange Agent must have received from the Holder and the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number or numbers of the tendered Old Notes, and the principal amount of tendered Old Notes, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the date of delivery of the Notice of Guaranteed Delivery, the tendered Old Notes, a duly executed Letter of Transmittal and any other required documents will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed documents required by the Letter of Transmittal and the tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) must be received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date. Any Holder who wishes to tender Old Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery and Letter of Transmittal relating to such Old Notes prior to 5:00 p.m., New York City time, on the Expiration Date. DTC participants may also submit the Notice of Guaranteed Delivery through ATOP.
ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES
    Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Old Notes, when, as, and if the Company has given oral or written notice thereof to the Exchange Agent.
    In all cases, issuances of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents (or of confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC); provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason, such unaccepted Old Notes will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.
WITHDRAWAL RIGHTS
    Tenders of the Old Notes may be withdrawn by delivery of a written notice (or for DTC participants, transmission of notice through ATOP) to the Exchange Agent, at its address set forth in this Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes, as applicable), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution together with the other documents required upon transfer by the Indenture, and (iv) specify the name in which such Old Notes are to be re-registered, if different from the Depositor, pursuant to such documents of transfer. Any questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the

Company, in its sole discretion. The Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are withdrawn will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "The Exchange Offer--Procedure for Tendering Old Notes" at any time on or prior to the Expiration Date.
THE EXCHANGE AGENT; ASSISTANCE
    U.S. Bank Trust National Association, formerly known as First Trust National Association, is the Exchange Agent. All tendered Old Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:
    By Hand, or Overnight Courier:
       U.S. BANK TRUST NATIONAL ASSOCIATION
       180 East Fifth Street
       St. Paul, Minnesota 55101
       Attn: Specialized Finance Department
       Facsimile Transmissions (Eligible Institutions Only):
           (612) 244-1537
       To confirm by telephone or for information call:
           (612) 244-1197
    By Mail:
       U.S. BANK TRUST NATIONAL ASSOCIATION
       180 East Fifth Street
       St. Paul, Minnesota 55101
       Attn: Specialized Finance Department
FEES AND EXPENSES
    All expenses incident to the Company's consummation of the Exchange Offer and compliance with the Registration Rights Agreement will be borne by the Company, including, without limitation: (i) all applicable Securities and Exchange Commission, stock exchange or National Association of Securities Dealers, Inc. ("NASD") registration and filing fees; (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws (including, without limitation, fees and disbursements of counsel in connection with blue sky qualifications of any of the New Notes) and the determination of eligibility of the New Notes for investment under the laws of such jurisdiction and compliance with the rules of the NASD; (iii) all applicable expenses incurred by the Company in preparing or assisting in preparing, word processing, printing and distributing any registration statement, any prospectus and any amendments or supplements thereto, and in preparing or assisting in preparing any other documents relating to the performance of and compliance with the Registration Rights Agreement; (iv) all rating agency fees, if any; and (v) the fees and disbursements of the Company's counsel and independent public accountants.
    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.
ACCOUNTING TREATMENT
    The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss will be recognized by the Company for accounting purposes. The expenses of the Exchange Offer will be amortized over the term of the New Notes.
RESALES OF THE NEW NOTES
    Based on the position of the staff of the Commission as set forth in certain interpretive letters issued to third parties in other transactions, the Company believes that the New Notes issued pursuant to the Exchange Offer to any holder of Old Notes in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such holder (other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act) without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. However, the Company has not sought its own interpretive letter and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer. The Company and holders of Old Notes are not entitled to rely on interpretive advice provided by the staff of other persons, which advice was based on the facts and conditions represented in such letters. However, the Exchange Offer is being conducted in a manner intended to be consistent with the facts and conditions represented in such letters. If any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1989), or interpreted in the Commission's letter to Shearman and Sterling (available July 2, 1993), or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."
    It is expected that the New Notes will be freely transferable by the holders thereof, subject to the limitations described in the immediately preceding paragraph. Sales of New Notes acquired in the Exchange Offer by holders who are "affiliates" of the Company within the meaning of the Securities Act will be subject to certain limitations on resale under Rule 144 of the Securities Act (if applicable). Such persons will only be entitled to sell New Notes in compliance with the volume limitations set forth in Rule 144, and sales of New Notes by affiliates will be subject to certain Rule 144 requirements as to the manner of sale, notice and the availability of current public information regarding the Company. The foregoing is a summary only of Rule 144 as it may apply to affiliates of the Company. Any such persons must consult their own legal counsel for advice as to any restrictions that might apply to the resale of their New Notes.

                                USE OF PROCEEDS
    There will be no cash proceeds payable to the Company from the issuance of the New Notes pursuant to the Exchange Offer.
    This Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the form and terms of which are the same in all material respects as the form and terms of the New Notes except that the New Notes will be registered under the Securities Act and hence do not include certain rights to registration thereunder. The Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company.
    Net proceeds from the Initial Offering (after deducting the Initial Purchasers' commissions discount and expenses payable by the Company) were approximately $96.5 million.
    The Company intends to use the proceeds from the Initial Offering for the expansion of its international and domestic telecommunications networks, product development, expansion of its sales and marketing activities, and working capital and other general corporate purposes. In addition, the Company may use the proceeds from the Initial Offering for acquisitions of complementary products, technologies or businesses, although the Company is not currently a party to any agreements with respect to any such acquisitions. Pending such uses, the Company has invested the proceeds from the Initial Offering in short-term, investment grade, interest-bearing securities.

                                 CAPITALIZATION

    The following table sets forth the (i) actual capitalization of the Company at January 31, 1998; and (ii) the capitalization of the Company on a pro forma basis giving effect to the Equity Offering and the Initial Offering and the exercise of options to purchase 200,000 shares of Common Stock in connection with the Equity Offering, as if each had occurred on January 31, 1998. The table does not give effect to the transactions contemplated by the IX Merger Agreement.

                                                                                               JANUARY 31, 1998
                                                                                                (IN THOUSANDS)
                                                                                            -----------------------
                                                                                              ACTUAL     PRO FORMA
                                                                                            ----------  -----------
Cash and cash equivalents.................................................................  $    8,641   $ 224,921
                                                                                            ----------  -----------
                                                                                            ----------  -----------
Notes payable--long-term portion..........................................................  $    5,581   $   5,581
Capital lease obligations--long-term portion..............................................       5,555       5,555
Senior Notes due 2006.....................................................................      --         100,000
Convertible debentures....................................................................       7,500       7,500
Stockholders' equity:
  Preferred Stock, $0.01 par value; 10,000,000 shares authorized; no shares issued and
    outstanding...........................................................................      --          --
  Common Stock, $0.01 par value; 100,000,000 shares authorized; 13,502,536 shares issued and outstanding (actual) and 18,821,286 shares issued and outstanding (pro
    forma)(1).............................................................................         135         188
  Class A Common Stock; $0.01 par value; 35,000,000 shares authorized; 10,255,868 (actual)
    and 10,230,868 shares issued and outstanding (pro forma)(2)...........................         103         103
  Additional paid-in capital..............................................................      56,970     176,697
  Accumulated deficit.....................................................................     (16,833)    (16,833)
                                                                                            ----------  -----------
Total stockholders' equity................................................................      40,375     160,155
                                                                                            ----------  -----------
      Total capitalization................................................................  $   59,011   $ 278,791
                                                                                            ----------  -----------
                                                                                            ----------  -----------

------------------------

(1) Actual and pro forma Common Stock issued and outstanding as of January 31, 1998 excludes (i) 4,686,222 shares of Common Stock issuable upon the exercise of outstanding options at January 31, 1998 granted to the Company's directors, officers and other employees at a weighted average exercise price of $6.17 per share (of which 324,475 shares were exercised between February 1, 1998 and March 31, 1998); (ii) 500,741 shares of Common Stock issuable upon conversion of the Company's 3.0% Convertible Subordinated Debentures at a conversion price of $15.16 per share (of which 435,811 were issued in March 1998); (iii) 170,004 shares issuable upon exercise of warrants at a weighted average exercise price of $10.32 per share (of which 35,000 shares were issued between February 1, 1998 and April 15, 1998); and (iv) 312,500 shares issuable in connection with the Company's purchase of Rock Enterprises, Inc. in November 1997. Includes 25,000 shares of Common Stock that were issued upon conversion of 25,000 shares of Class A Stock sold by Mr. Howard S. Jonas in connection with the Equity Offering. Actual Common Stock issued and outstanding as of January 31, 1998 excludes the 200,000 shares of Common Stock that were issued upon the exercise of stock options by the Selling Stockholders in connection with the Equity Offering.

(2) Pro forma Class A Stock issued and outstanding as of January 31, 1998 excludes 25,000 shares of Class A Stock that were converted into Common Stock upon the sale of such shares by Howard S. Jonas in connection with the Equity Offering.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

    The selected consolidated financial data presented below for each of the five years in the period ended July 31, 1997 have been derived from the Company's consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors. The consolidated financial statements for the years ended July 31, 1995, 1996 and 1997 are included in the Company's annual report on Form 10-K, as amended, for the fiscal year ended July 31, 1997. The selected consolidated financial data for the six months ended January 31, 1997 and 1998 and at January 31, 1998 have been derived from the unaudited consolidated financial statements of the Company that have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for the periods presented. Operating results for any period are not necessarily indicative of the results for any future period. The selected consolidated financial and operating data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and is qualified in its entirety by the other financial information appearing elsewhere in this Prospectus.

                                                                                         SIX MONTHS
                                            YEAR ENDED JULY 31,                      ENDED JANUARY 31,
                           -----------------------------------------------------    --------------------
                            1993       1994       1995        1996        1997        1997        1998
                           -------    -------    -------    --------    --------    --------    --------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA AND OTHER OPERATING DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenues:
  Telecommunications...    $ 1,675    $ 3,169    $10,789    $ 35,708    $ 99,937    $ 40,041    $110,854
  Internet access......      --         --           875      21,986      32,895      19,210      10,044
  Net2Phone............      --         --         --          --          2,355         472       4,806
                           -------    -------    -------    --------    --------    --------    --------
    Total revenues.....      1,675      3,169     11,664      57,694     135,187      59,723     125,704
Costs and expenses:
  Direct cost of
    revenues...........        272        990      7,544      36,438      92,214      38,874      92,310
  Selling, general and
    administrative.....      1,019      2,402      5,992      35,799      41,545      23,843      23,706
  Depreciation and
    amortization.......         79        106        303       1,212       4,873       2,047       3,788
                           -------    -------    -------    --------    --------    --------    --------
    Total costs and
      expenses.........      1,370      3,498     13,839      73,449     138,632      64,764     119,804
                           -------    -------    -------    --------    --------    --------    --------
Income (loss) from
  operations...........        305       (329)    (2,175)    (15,755)     (3,445)     (5,041)      5,900
Other, net(1)..........         (3)        31         30         112        (392)       (104)       (783)
                           -------    -------    -------    --------    --------    --------    --------
Net income (loss)......    $   302    $  (298)   $(2,145)   $(15,643)   $ (3,837)   $ (4,937)   $  5,117
                           -------    -------    -------    --------    --------    --------    --------
                           -------    -------    -------    --------    --------    --------    --------
Net income (loss) per
  share-basic..........    $  0.02    $ (0.02)   $ (0.13)   $  (0.86)   $  (0.18)   $  (0.24)   $   0.23
                           -------    -------    -------    --------    --------    --------    --------
                           -------    -------    -------    --------    --------    --------    --------
Weighted average number
  of shares used in
  calculation of net
  income (loss) per
  share-basic..........     16,241     16,241     16,241      18,180      21,153      20,857      22,638
                           -------    -------    -------    --------    --------    --------    --------
                           -------    -------    -------    --------    --------    --------    --------
Net income (loss) per
  share-diluted........    $  0.02    $ (0.02)   $ (0.13)   $  (0.86)   $  (0.18)   $  (0.24)   $   0.20
                           -------    -------    -------    --------    --------    --------    --------
                           -------    -------    -------    --------    --------    --------    --------
Weighted average number
  of shares used in
  calculation of net
  income (loss) per
  share-diluted........     16,241     16,241     16,241      18,180      21,153      20,857      26,087
                           -------    -------    -------    --------    --------    --------    --------
                           -------    -------    -------    --------    --------    --------    --------

OTHER FINANCIAL DATA:
EBITDA(2)..............    $   384    $  (223)   $(1,872)   $(14,543)   $  1,428    $ (2,994)   $  9,688
EBITDA margin(3).......       22.9%      (7.0)%    (16.0)%     (25.2)%       1.1%       (5.0)%       7.7%
Capital expenditures...    $   229    $   717    $ 1,326    $ 11,895    $ 18,049    $ 12,324    $ 12,668
Ratio of earnings to
  fixed charges(4).....      31.2x      --         --          --          --          --           9.5x

OTHER OPERATING DATA:
Billed
  telecommunications
  minutes of use (in
  thousands)(5)........      --         --        10,900      88,300     233,800      84,900     271,900
Revenue per billed
  telecommunications
  minute of use(5).....      --         --       $  0.79    $   0.36    $   0.40    $   0.44    $   0.42
Number of employees at
  end of period........         14         49         96         485         360         535         382
Number of switches at
  end of period........      --         --             1           3           9           4          14

                                                                                  JULY 31,                         JANUARY 31,
                                                            -----------------------------------------------------  -----------
                                                              1993       1994       1995       1996       1997        1998
                                                            ---------  ---------  ---------  ---------  ---------  -----------
                                                                               (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.................................  $     302  $     754  $     232  $  14,894  $   7,674   $   8,641
Working capital (deficit).................................        826      1,289       (884)    13,547      4,887      14,657
Total assets..............................................      1,302      2,795      4,197     43,797     58,537      90,344
Total stockholders' equity................................      1,045      2,062        911     26,843     25,259      40,375

------------------------

(1) For the year ended July 31, 1996, includes an extraordinary loss on retirement of debt of $233,500.

(2) EBITDA represents net earnings (loss) before interest, income taxes, depreciation and amortization. While EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be construed either as a substitute for net earnings (loss) as a measure of performance or cash flow from operations as a measure of liquidity, it is included herein because it is a measure commonly used in the telecommunications industry.

(3) Represents EBITDA divided by total revenues.

(4) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense plus the interest component of rent expense. For the years ended July 31, 1994, 1995, 1996 and 1997 and for the six months ended January 31, 1997, earnings were inadequate to cover fixed charges. The coverage deficiencies were $298,000, $2.1 million, $15.6 million, $3.8 million and $4.9 million, respectively.

(5) Excludes minutes of use and revenues from domestic long distance services. The Company did not derive a material portion of its telecommunications revenues on a per-minute basis in Fiscal 1993 and Fiscal 1994.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA" IN THIS PROSPECTUS. THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN. THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN ARE MADE AS OF THE DATE OF THIS PROSPECTUS, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE SUCH FORWARD-LOOKING STATEMENTS OR TO UPDATE THE REASONS ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS. SEE "RISK FACTORS" AND "INFORMATION REGARDING FORWARD-LOOKING STATEMENTS."

OVERVIEW

    IDT is a leading emerging multinational carrier that combines its position as an international telecommunications operator, its experience as an Internet service provider and its leading position in Internet telephony to provide a broad range of telecommunications services to its wholesale and retail customers worldwide. The Company provides its customers with integrated and competitively priced international and domestic long distance, Internet access and, through its Net2Phone product offerings, Internet telephony services. IDT delivers these services over a high-quality network consisting of 15 switches in the U.S. and Europe and owned and leased transmission capacity on 11 undersea fiber optic cables, together with resale capacity obtained from other carriers. The Company terminates its international traffic worldwide pursuant to resale arrangements with domestic carriers and through terminating agreements with 17 PTTs and competitive foreign carriers. In addition, IDT maintains a domestic Internet backbone to support both its traditional Internet access services as well as its Internet telephony services. The Company has grown considerably in recent years, generating revenues of $11.7 million, $57.7 million and $135.2 million in Fiscal 1995, Fiscal 1996 and Fiscal 1997, respectively, and $125.7 million in the six months ended January 31, 1998.

    The Company entered the international call reorigination business in 1990 to capitalize on the opportunity created by the spread between U.S. and foreign-originated international long distance telephone rates. IDT leveraged the expertise derived from, and calling volume generated by, its call reorigination business to enter the domestic long distance business in late 1993, by reselling long distance telecommunications services of other carriers to IDT's domestic customers. As a value-added service for its domestic long distance customers, the Company began offering Internet access in early 1994, eventually offering dial-up and dedicated Internet access to individuals and to businesses as stand-alone services. In 1995, IDT began reselling to other long distance carriers access to the favorable telephone rates and special tariffs the Company receives as a result of the calling volume generated by its call reorigination customers. IDT entered the Internet telephony market in August 1996 with its introduction of Net2Phone, and expanded its Internet telephony offerings in October 1997 with the introduction of its Net2Phone Direct service. The Company began marketing its prepaid calling cards in January 1997.

    In Fiscal 1997, the Company began to place increased emphasis on its international telecommunications operations and less emphasis on its Internet access services. As a result, the Company's telecommunications revenues as a percentage of total revenues increased from 67.0% for the six months ended January 31, 1997 to 88.2% for the six months ended January 31, 1998. In addition, the Company's revenues from telecommunications operations increased from $40.0 million during the six months ended January 31, 1997 to $110.9 million during the six months ended January 31, 1998. Revenues from the Company's telecommunications operations are derived primarily from the following activities: (i) wholesale carrier services to other long distance carriers; (ii) prepaid calling cards; (iii) international retail long distance services to individuals and businesses worldwide (primarily provided through call reorigination services); and (iv) domestic long distance services to individuals and businesses. Revenues from the Company's Internet operations are derived primarily from providing Internet access services to individuals and businesses. The Company's Net2Phone revenues are derived from the marketing of Net2Phone and Net2Phone Direct services and equipment to individuals, businesses and the Company's foreign partners.

    Direct cost of revenues for the Company's telecommunications services include costs associated with the transmission and termination of international and domestic long distance services. Historically, this expense has primarily been variable, based upon minutes of use, and consists mainly of payments to other long distance carriers and, to a lesser extent, customer/carrier interconnect charges, leased fiber circuit charges and switch facility costs. The direct cost of revenues for Internet access and Net2Phone services consists primarily of leased circuit and network costs and local access costs. Direct cost of revenues for Internet services also include fees paid to the Company's Alliance Partners.

    The Company operates a growing facilities-based telecommunications network consisting of (i) 15 Excel and Nortel switches in the U.S. and the U.K.; (ii) owned and leased transmission capacity on 11 undersea fiber optic cables connecting the Company's U.S. facilities with its international facilities, and with the facilities of its foreign partners in Europe, Latin America and Asia; and (iii) resale capacity obtained on a per-minute basis from other carriers. The Company seeks to follow a disciplined strategy of establishing significant traffic volumes prior to investing in fixed-cost facilities. As the Company expands its network and the volume of its traffic, the cost of revenues will increasingly consist of fixed costs associated with leased and owned lines, as well as costs arising from the ownership and maintenance of its switches. The Company expects that these factors will cause the direct cost of revenues to decline as a percentage of revenues over time. The fixed nature of these costs may also lead to larger fluctuations in gross margins, depending on the minutes of traffic and associated revenues generated by the Company.

    Selling expenses consist primarily of sales commissions paid to independent agents and internal salespersons, which are the primary cost associated with the acquisition of customers. General and administrative expenses include salaries, benefits, bad debt expenses and other corporate overhead costs. These costs have increased in recent fiscal years due to the development and expansion of the Company's operations and corporate infrastructure.

    The Company's telecommunications revenues are generally associated with lower selling, general and administrative expenses than the Company's Internet revenues, and the Company's revenues from its wholesale sales of telecommunications services have generally had lower selling, general and administrative expenses than other types of telecommunications revenues. As a result of these factors, and as a result of the increasing percentage of the Company's revenues that are derived from telecommunications services and the decreased emphasis placed on Internet access services, the Company's selling, general and administrative expenses generally have declined as a percentage of total revenues. However, as the Company expects its prepaid calling card and Internet telephony businesses to grow, it is likely that selling, general and administrative expenses will also grow as a percentage of revenues.

    In October 1997, the Company created a new subsidiary, Net2Phone, Inc., for the development of its Internet telephony business, based on its current view that a separate entity would provide the necessary flexibility to attract management personnel and to otherwise develop the business. In January 1998, Mr. Clifford Sobel, the President of Net2Phone, Inc., purchased 10% of the capital stock of Net2Phone, Inc. for $100,000. The purchase was effected through the exercise of stock options that Mr. Sobel received pursuant to his employment agreement. Mr. Sobel holds these shares subject to certain provisions that limit the Company's ability to dilute his ownership interest in Net2Phone, Inc. Mr. Sobel's employment agreement provides that he will endeavor to position the subsidiary for a possible initial public offering at such time as such an offering may be practical; the Company will make available up to 9% of the subsidiary's shares for additional management incentive plans; and for a one-year period commencing on September 5, 1999, Mr. Sobel will have the right to purchase 1,000,000 shares of IDT's Common Stock in return for his ownership interest in Net2Phone plus $6.50 in cash for each share of Common Stock. There is no assurance that a public offering of the stock of the subsidiary will occur; however, if and to the extent that any such offering does take place, the Company currently intends to maintain at least a majority of the voting power of the subsidiary.

RESULTS OF OPERATIONS

    The following table sets forth certain items in the Company's statement of operations as a percentage of total revenues for the periods indicated:

                                                                  SIX
                                                             MONTHS ENDED
                                      YEAR ENDED JULY 31,     JANUARY 31,
                                     ---------------------   -------------
                                     1995    1996    1997    1997    1998
                                     -----   -----   -----   -----   -----
Revenues:
  Telecommunications...............   92.5%   61.9%   74.0%   67.0%   88.2%
  Internet access..................    7.5    38.1    24.3    32.2     8.0
  Net2Phone........................   --      --       1.7     0.8     3.8
                                     -----   -----   -----   -----   -----
    Total revenues.................  100.0   100.0   100.0   100.0   100.0
Costs and expenses:
  Direct cost of revenues..........   64.7    63.2    68.2    65.1    73.4
  Selling, general and
    administrative.................   51.4    62.0    30.7    39.9    18.6
  Depreciation and amortization....    2.5     2.1     3.6     3.4     3.2
                                     -----   -----   -----   -----   -----
    Total costs and expenses.......  118.6   127.3   102.5   108.4    95.2
                                     -----   -----   -----   -----   -----
Income (loss) from operations......  (18.6)  (27.3)   (2.5)   (8.4)    4.8
Other, net.........................    0.2     0.6    (0.3)    0.2    (0.6)
                                     -----   -----   -----   -----   -----
    Income before taxes and
      extraordinary item...........  (18.4)  (26.7)   (2.8)   (8.2)    4.2
Income taxes.......................   --      --      --      --      --
                                     -----   -----   -----   -----   -----
Income (loss) before extraordinary
  item.............................  (18.4)  (26.7)   (2.8)   (8.2)    4.2
Extraordinary loss on retirement of
  debt.............................   --      (0.4)   --      --      --
                                     -----   -----   -----   -----   -----
Net income (loss)..................  (18.4)% (27.1)%  (2.8)%  (8.2)%   4.2%
                                     -----   -----   -----   -----   -----
                                     -----   -----   -----   -----   -----

SIX MONTHS ENDED JANUARY 31, 1998 COMPARED TO SIX MONTHS ENDED JANUARY 31, 1997

    REVENUES. Revenues increased 110.6% from approximately $59.7 million for the six months ended January 31, 1997 to approximately $125.7 million for the six months ended January 31, 1998. Revenues from the Company's telecommunications operations increased 177.3% from approximately $40.0 million for the six months ended January 31, 1997 to approximately $110.9 million for the six months ended January 31, 1998. Revenues from the Company's Internet operations decreased 47.7% from approximately $19.2 million for the six months ended January 31, 1997 to approximately $10.0 million for the six months ended January 31, 1998, reflecting the Company's decision to deemphasize its activities in this area. Internet telephony revenues increased from approximately $472,000 for the six months ended January 31, 1997 to approximately $4.8 million for the six months ended January 31, 1998.

    Telecommunications revenues increased 177.3%, primarily as a result of a 220.1% increase in minutes of use, from approximately 84.9 million to approximately 271.9 million, offset in part by a decline in revenue per minute from $0.44 to $0.42. Telecommunications minutes increased primarily due to the addition of wholesale carrier service clients, increased usage by existing clients, and increased marketing of the Company's prepaid calling cards. The offsetting decline in revenue per minute resulted from variations in the mix of telecommunications revenue. The addition of wholesale carrier services clients and the increased use by existing clients resulted in an increase in wholesale carrier services revenues of 226.6%, from approximately $22.7 million for the six months ended January 31, 1997 to approximately $74.1 million for the six months ended January 31, 1998. As a percentage of telecommunications revenues, wholesale carrier service revenues increased from approximately 56.7% to 66.8%. Revenues from the Company's prepaid calling card business, which the Company began to market in January 1997, increased from approximately $170,000 for the six months ended January 31, 1997 to approximately $23.4 million for the six months ended January 31, 1998. As a percentage of telecommunications revenues, prepaid calling card revenues increased from 0.4% to 21.1%. As a percentage of telecommunications revenues, international retail services revenues decreased form 36.0% to 9.8%.

    As a percentage of total revenues, Internet access revenues decreased from approximately 32.2% for the six months ended January 31, 1997 to approximately 8.0% for the six months ended January 31, 1998. This decrease was due to the substantial increase in telecommunications revenues as a percentage of total revenues, as well as a dollar decrease in Internet access revenues due to a decrease in total dial-up subscribers.

    Internet telephony revenues as a percentage of total revenues increased from 0.8% for the six months ended January 31, 1997 to 3.8% for the six months ended January 31, 1998. The increase in Internet telephony revenues was primarily due to an increase in billed-minute usage, and the sale of $1.5 million of equipment during the six months ended January 31, 1998.

    DIRECT COST OF REVENUES. The Company's direct cost of revenues increased by 137.5%, from approximately $38.9 million in the six months ended January 31, 1997 to approximately $92.3 million in the six months ended January 31, 1998. As a percentage of total revenues, these costs increased from 65.1% in the six months ended January 31, 1997 to 73.4% in the six months ended January 31, 1998. The dollar increase is primarily due to increases in underlying carrier costs, because the Company's telecommunications minutes of use, and associated revenue, grew substantially. As a percentage of total revenues, the increase in direct costs reflects lower gross margins associated with wholesale carrier services as compared with international retail and Internet access services.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative costs decreased 0.6% from approximately $23.8 million in the six months ended January 31, 1997 to approximately $23.7 million in the six months ended January 31, 1998. As a percentage of total revenues, these costs decreased from 39.9% in the six months ended January 31, 1996 to 18.9% in the six months ended January 31, 1998. The decrease in these costs in dollar terms and as a percentage of total revenues was due primarily to the shift of focus of the Company's Internet access marketing efforts from aggressive mass marketing to new reseller programs and the increase in wholesale carrier services revenues relative to total revenues.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization costs increased 85.1% from approximately $2.0 million in the six months ended January 31, 1997 to approximately $3.8 million in the six months ended January 31, 1998. As a percentage of revenues, these costs decreased from 3.4% in the six months ended January 31, 1997 to 3.0% in the six months ended January 31, 1998. These costs increased in absolute terms primarily as a result of the Company's higher fixed asset base during the six months ended January 31, 1998 as compared with the six months ended January 31, 1997 due to the Company's efforts to expand its telecommunications network infrastructure, enhance its Internet network and expand its facilities. The Company anticipates that depreciation and amortization costs will continue to increase as the Company continues to implement its growth strategy.

    INCOME (LOSS) FROM OPERATIONS. Income from operations for the Company's telecommunications business increased to approximately $7.9 million in the six months ended January 31, 1998 from $2.1 million in the six months ended January 31, 1997. As a percentage of telecommunication revenues, income from operations for the telecommunications business increased to 7.2% in the six months ended January 31, 1998 from approximately 5.2% in the six months ended January 31, 1997.

    Loss from operations for the Internet access segment of the Company's business decreased to approximately $3.0 million in the six months ended January 31, 1998 from approximately $6.1 million in the six months ended January 31, 1997. The decreased loss of the Internet access segment is largely due to the refocusing of the Company's marketing efforts from aggressive mass marketing to new reseller programs. Income generated from the operations of the Net2Phone division increased to approximately $927,000 for the six months ended January 31, 1998, compared to a loss of approximately $1.0 million for the six months ended January 31, 1997. This change is due to the substantial increase in Net2Phone revenues since the product's introduction to the market in July 1996, and the sale of equipment in the six months ended January 31, 1998.

    INCOME TAXES. The Company did not record an income tax benefit in the six months ended January 31, 1997 because the realization of available net operating loss ("NOL") carryforwards was not probable. In the six months ended January 31, 1998 the Company did not recognize income tax expense as a result of the utilization of NOL carryforwards. As of July 31, 1997, the Company had federal carryforwards of approximately $21.0 million. The amount of these NOL carryforwards that can be used in any given year may be limited in the event of certain changes in the ownership of the Company. The Company does not believe that prior ownership changes will significantly limit its ability to use its NOL carryforwards.

FISCAL YEAR ENDED JULY 31, 1997 COMPARED TO FISCAL YEAR ENDED JULY 31, 1996

    REVENUES. Revenues increased 134.3% from approximately $57.7 million in Fiscal 1996 to approximately $135.2 million in Fiscal 1997. Telecommunications revenues increased 179.8% from approximately $35.7 million in Fiscal 1996 to approximately $99.9 million in Fiscal 1997. Internet access revenues increased 49.5% from approximately $22.0 million in Fiscal 1996 to approximately $32.9 million in Fiscal 1997. The Company generated revenues of approximately $2.4 million from its Internet telephony services in Fiscal 1997 through its Net2Phone service, which was launched in August 1996.

    In Fiscal 1997, international telecommunications revenues constituted a greater percentage of total revenues as compared to Fiscal 1996, due to the Company's increased focus in that area as compared to its Internet access services. The 179.9% increase in telecommunications revenues was due primarily to a 169.3% increase in telecommunications minutes of use from approximately 88 million minutes of use to approximately 234 million minutes of use combined with an increase in revenue per minute from $0.36 to $0.40. The increase in telecommunications minutes of use was due to the addition of wholesale carrier services clients, a substantial increase in international retail customers and migration of existing customers to the Company's least cost routing switch platform. The increase in telecommunications revenues per minute resulted from variations in the mix of the Company's telecommunications revenues. As a percentage of telecommunications revenues, international retail services revenues decreased from approximately 36.8% to 27.3%. The addition of wholesale carrier services clients resulted in an increase in wholesale carrier services revenues from approximately $18.6 million in Fiscal 1996 to approximately $64.7 million in Fiscal 1997. As a percentage of telecommunications revenues, wholesale carrier services revenues increased from approximately 52.1% to 64.7%.

    As a percentage of total revenues, Internet access revenues decreased from approximately 38.1% in Fiscal 1996 to approximately 24.3% in Fiscal 1997. The dollar increase in Internet access revenues was due primarily to the increase in the dial-up subscribers base, and to a lesser degree increased revenues from online services and dedicated customers from Fiscal 1996 to Fiscal 1997. The decrease in Internet access revenue as a percentage of total revenue was due to the increase of telecommunications revenue as compared to Internet access revenue, consistent with the change in the focus of the Company's operations. Internet access revenues also included approximately $3.4 million of online service revenues for Fiscal 1996 and $1.2 million for Fiscal 1997. The Company introduced Net2Phone in August 1996 and generated Internet telephony revenues of approximately $2.4 million in Fiscal 1997.

    DIRECT COST OF REVENUES. The Company's direct cost of revenues increased by 153.3% from approximately $36.4 million in Fiscal 1996 to approximately $92.2 million in Fiscal 1997. As a percentage of total revenues, these costs increased from 63.2% in Fiscal 1996 to 68.2% in Fiscal 1997. The dollar increase is primarily due to increases in underlying carrier costs because the Company's telecommunications minutes of use, and the associated revenue, grew substantially. To a lesser extent, the increase is due to the increase in fees paid to Alliance Partners and the costs of leased circuits and networks, and of access lines and network connectivity to support subscriber growth in both Internet access and international call reorigination.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative costs increased from approximately $35.8 million in Fiscal 1996 to approximately $41.5 million in Fiscal 1997. As a percentage of total revenues, these costs decreased from 62.0% in Fiscal 1996 to 30.7% in Fiscal 1997. The decrease in selling, general and administrative costs as a percentage of total revenues was primarily due to the shift of the focus of the Internet division's marketing efforts from aggressive mass marketing to new reseller programs which entail lower selling costs, together with the growth of the Company's wholesale carrier services business.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization costs increased 308.3% from approximately $1.2 million in Fiscal 1996 to approximately $4.9 million in Fiscal 1997. As a percentage of total revenues, these costs increased from 2.1% in Fiscal 1996 to 3.6% in Fiscal 1997. These costs increased in absolute terms and as a percentage of revenues primarily as a result of the Company's higher fixed asset base during Fiscal 1997 as compared with Fiscal 1996 due to the Company's installation of additional Company-owned POPs, enhancement of its network infrastructure and expansion of its facilities.

    INCOME (LOSS) FROM OPERATIONS. Income from operations from the telecommunications segment increased to approximately $5.7 million in Fiscal 1997 from $2.8 million in Fiscal 1996 and as a percentage of telecommunications revenues decreased to 5.7% from 7.7%. The dollar increase resulted primarily from increased revenue generated by the expansion of operations. The decrease as a percentage of telecommunication revenues resulted primarily from increased selling, general and administrative expenses. Loss from operations for the Internet access segment decreased to approximately $8.1 million in Fiscal 1997 from approximately $17.9 million in Fiscal 1996. The loss from operations from the Internet access segment was principally due to the initial costs of acquiring customers and increased personnel and facilities costs to sustain growth. The decreased loss of the Internet access segment is largely due to the refocusing of its marketing efforts from aggressive mass marketing to new reseller programs. The loss generated from the development and marketing of Net2Phone was approximately $1.1 million and $660,000 for Fiscal 1997 and 1996 respectively.

    INCOME TAXES. The Company did not record an income tax benefit in Fiscal 1996 or 1997, because the realization of available tax losses was not probable.

FISCAL YEAR ENDED JULY 31, 1996 COMPARED TO FISCAL YEAR ENDED JULY 31, 1995

    REVENUES. Revenues increased 393.2% from approximately $11.7 million in Fiscal 1995 to approximately $57.7 million in Fiscal 1996. Telecommunications revenues increased 230.6% from approximately $10.8 million in Fiscal 1995 to approximately $35.7 million in Fiscal 1996. Internet access revenues increased from $875,000 in Fiscal 1995 to approximately $22.0 million in Fiscal 1996, a 25-fold increase.

    The increase in the Company's telecommunications revenues was due primarily to an eight-fold increase in telecommunications minutes of use, from approximately 11 million to nearly 88 million. The increase in telecommunications minutes of use was due to a substantial increase in international retail customers, migration of existing customers to the Company's least cost routing switch platform and the addition of wholesale carrier services clients. During this period, the number of international retail customers increased 208.0% from approximately 6,358 at July 31, 1995 to 19,582 customers at July 31,

1996. As a percentage of telecommunications revenues international retail services revenues decreased from approximately 66.7% to 36.7%. The addition of wholesale carrier services clients resulted in an increase in wholesale carrier services revenues from approximately $1.4 million in Fiscal 1995 to approximately $18.6 million in Fiscal 1996. As a percentage of telecommunications revenues, wholesale carrier services revenues increased from approximately 13.0% to 52.1%.

    As a percentage of total revenues, Internet access revenues increased from approximately 7.5% in Fiscal 1995 to approximately 38.1% in Fiscal 1996. The increase in Internet access revenues both in dollars and as a percentage of revenues was due primarily to a 12-fold increase in dial-up subscribers from 10,839 as of July 31, 1995 to approximately 142,700 as of July 31, 1996.

    DIRECT COST OF REVENUES. The Company's direct cost of revenues increased by 385.3% from approximately $7.5 million in Fiscal 1995 to approximately $36.4 million in Fiscal 1996. As a percentage of total revenues, these costs decreased from 64.7% in Fiscal 1995 to 63.2% in Fiscal 1996. The dollar increase was primarily due to increases in underlying carrier costs as the Company's telecommunications minutes of use, and associated revenue, grew substantially. To a lesser extent, the increase is due to the increase in fees paid to Alliance Partners, the costs of leased circuits, access lines and network connectivity to support subscriber growth in both Internet access and international retail services.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative costs increased 496.7% from approximately $6.0 million in Fiscal 1995 to approximately $35.8 million in Fiscal 1996. As a percentage of total revenues, these costs increased from 51.4% in Fiscal 1995 to 62.0% in Fiscal 1996. The increase in these costs both in dollars and as a percentage of revenues was due primarily to the addition of sales, marketing and technical and customer support personnel hired to support the growth of the Company's Internet access business, the increased advertising to attract Internet dial-up subscribers, the increased license fees paid to Netscape, and costs incurred in developing and marketing Net2Phone. During Fiscal 1995, the Company recorded a non-cash compensation expense of approximately $1.0 million as compared to $70,000 in Fiscal 1996 due to the grant of options to employees and consultants.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization costs increased 296.0% from approximately $303,000 in Fiscal 1995 to approximately $1.2 million in Fiscal 1996. As a percentage of revenues, these costs decreased from 2.5% in Fiscal 1995 to 2.1% in Fiscal 1996. These costs increased primarily as a result of the Company's higher fixed asset base during Fiscal 1996 as compared with Fiscal 1995 due to the Company's aggressive efforts to install additional Company-owned POPs, enhance its network infrastructure and expand its facilities.

    INCOME (LOSS) FROM OPERATIONS. Income from operations for the telecommunications segment increased to approximately $2.8 million in Fiscal 1996 from $830,000 in Fiscal 1995. The increase resulted principally from increased volume. Loss from operations for the Internet access segment increased to $17.9 million in Fiscal 1996 from approximately $3.0 million in Fiscal 1995. The loss from operations from the Internet access segment was principally due to the initial costs of acquiring customers, increased personnel and facilities costs to sustain growth and substantial marketing expenses to create customer awareness. The increased loss of the Internet access segment is largely due to the growth in Internet customer base, because the initial costs of acquiring customers exceeds the initial revenue received from such customers. The customer base increased 12-fold from 10,839 to 142,700 customers during Fiscal 1996. The loss generated from the development and marketing of Net2Phone was approximately $660,000 for the year ended July 31, 1996.

    INCOME TAXES. The Company did not record an income tax benefit in the periods ended July 31, 1995 or 1996, because the realization of available tax losses was not probable.

QUARTERLY RESULTS OF OPERATIONS

    The following tables set forth certain quarterly financial data for the ten quarters ended January 31, 1998. This quarterly information is unaudited, has been prepared on the same basis as the annual financial statements and, in the opinion of the Company's management, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for periods presented. Operating results for any quarter are not necessarily indicative of the results for any future period.

                    CONSOLIDATED QUARTERLY INCOME STATEMENT
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        THREE MONTHS ENDED
                                     -----------------------------------------------------------------------------------------
                                     OCTOBER 31,  JANUARY 31,   APRIL 30,    JULY 31,    OCTOBER 31,  JANUARY 31,   APRIL 30,
                                        1995         1996         1996         1996         1996         1997         1997
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Revenues:
  Telecommunications...............   $   4,808    $   5,852    $  11,338    $  13,710    $  18,102    $  21,939    $  26,061
  Internet access..................       1,793        3,862        6,888        9,442       10,137        9,074        7,555
  Net2Phone........................      --           --           --           --               79          392          836
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total revenues.................       6,601        9,714       18,226       23,152       28,318       31,405       34,452
Costs and expenses:
  Direct costs.....................       4,173        5,926       12,289       14,050       18,013       20,862       23,681
  Selling, general and
    administrative.................       3,953        8,506       10,135       13,205       12,598       11,245        9,163
  Depreciation and amortization....         131          175          264          642          963        1,083        1,317
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total costs and expenses.......       8,257       14,607       22,688       27,897       31,574       33,190       34,161
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) from operations......      (1,656)      (4,893)      (4,462)      (4,745)      (3,256)      (1,785)         291
Other, net.........................           3          (32)          59          316          150          (45)        (130)
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) before taxes.........      (1,653)      (4,925)      (4,403)      (4,429)      (3,106)      (1,830)         161
Taxes..............................          --           --           --           --           --           --           --
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss) before
  extraordinary item...............      (1,653)      (4,925)      (4,403)      (4,429)      (3,106)      (1,830)         161
Extraordinary item.................          --           --         (234)          --           --           --           --
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss)..................   $  (1,653)   $  (4,925)   $  (4,637)   $  (4,429)   $  (3,106)   $  (1,830)   $     161
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss) per
  share-basic......................   $   (0.10)   $   (0.30)   $   (0.25)   $   (0.21)   $   (0.15)   $   (0.09)   $    0.01
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Weighted average shares
  outstanding-basic................      16,241       16,241       18,541       20,841       20,841       20,873       21,258
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss) per
  share-diluted....................   $   (0.10)   $   (0.30)   $   (0.25)   $   (0.21)   $   (0.15)   $   (0.09)        0.01
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Weighted average shares
  outstanding-diluted..............      16,241       16,241       18,541       20,841       20,841       20,873       23,249
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------

                                              THREE MONTHS ENDED
                                     -------------------------------------
                                      JULY 31,    OCTOBER 31,  JANUARY 31,
                                        1997         1997         1998
                                     -----------  -----------  -----------
Revenues:
  Telecommunications...............   $  33,835    $  47,804    $  63,050
  Internet access..................       6,129        4,850        5,194
  Net2Phone........................       1,049        2,097        2,709
                                     -----------  -----------  -----------
    Total revenues.................      41,013       54,751       70,953
Costs and expenses:
  Direct costs.....................      29,659       40,861       51,449
  Selling, general and
    administrative.................       8,539        9,835       13,871
  Depreciation and amortization....       1,510        1,745        2,043
                                     -----------  -----------  -----------
    Total costs and expenses.......      39,708       52,441       67,363
                                     -----------  -----------  -----------
Income (loss) from operations......       1,305        2,310        3,590
Other, net.........................        (367)        (347)        (436)
                                     -----------  -----------  -----------
Income (loss) before taxes.........         938        1,963        3,154
Taxes..............................          --           --           --
                                     -----------  -----------  -----------
Net income (loss) before
  extraordinary item...............         938        1,963        3,154
Extraordinary item.................          --           --           --
                                     -----------  -----------  -----------
Net income (loss)..................   $     938    $   1,963    $   3,154
                                     -----------  -----------  -----------
                                     -----------  -----------  -----------
Net income (loss) per
  share-basic......................   $    0.04    $    0.09    $    0.14
                                     -----------  -----------  -----------
                                     -----------  -----------  -----------
Weighted average shares
  outstanding-basic................      21,648       21,999       23,330
                                     -----------  -----------  -----------
                                     -----------  -----------  -----------
Net income (loss) per
  share-diluted....................        0.04         0.08         0.12
                                     -----------  -----------  -----------
                                     -----------  -----------  -----------
Weighted average shares
  outstanding-diluted..............      23,641       25,480       27,054
                                     -----------  -----------  -----------
                                     -----------  -----------  -----------

                    CONSOLIDATED QUARTERLY INCOME STATEMENT
                      (AS A PERCENTAGE OF TOTAL REVENUES)

                                                                        THREE MONTHS ENDED
                                ---------------------------------------------------------------------------------------------------
                                OCTOBER 31,   JANUARY 31,   APRIL 30,   JULY 31,   OCTOBER 31,   JANUARY 31,   APRIL 30,   JULY 31,
                                   1995          1996         1996        1996        1996          1997         1997        1997
                                -----------   -----------   ---------   --------   -----------   -----------   ---------   --------
Revenues:
  Telecommunications..........       72.8%         60.2%        62.2%      59.2%        63.9%         69.9%        75.7%      82.5%
  Internet access.............       27.2          39.8         37.8       40.8         35.8          28.9         21.9       14.9
  Net2Phone...................     --            --            --         --             0.3           1.2          2.4        2.6
                                -----------   -----------   ---------   --------   -----------   -----------   ---------   --------
    Total revenues............      100.0         100.0        100.0      100.0        100.0         100.0        100.0      100.0
Costs and expenses:
  Direct costs................       63.2          61.0         67.4       60.7         63.6          66.4         68.8       72.3
  Selling, general and
    administrative............       59.9          87.6         55.6       57.0         44.5          35.8         26.6       20.8
  Depreciation and
    amortization..............        2.0           1.8          1.5        2.8          3.4           3.5          3.8        3.7
                                -----------   -----------   ---------   --------   -----------   -----------   ---------   --------
    Total costs and
      expenses................      125.1         150.4        124.5      120.5        111.5         105.7         99.2       96.8
Income (loss) from
  operations..................      (25.1)        (50.4)       (24.5)     (20.5)       (11.5)         (5.7)         0.8        3.2
Other, net....................        0.1          (0.3)         0.3        1.4          0.5          (0.1)        (0.4)      (0.9)
                                -----------   -----------   ---------   --------   -----------   -----------   ---------   --------
Income (loss) before taxes....      (25.0)        (50.7)       (24.2)     (19.1)       (11.0)         (5.8)         0.4        2.3
Taxes.........................         --            --           --         --           --            --           --         --
                                -----------   -----------   ---------   --------   -----------   -----------   ---------   --------
Net income (loss) before
  extraordinary item..........      (25.0)        (50.7)       (24.2)     (19.1)       (11.0)         (5.8)         0.4        2.3
Extraordinary item............         --            --         (1.3)        --           --            --           --         --
                                -----------   -----------   ---------   --------   -----------   -----------   ---------   --------
Net income (loss).............      (25.0)%       (50.7)%      (25.5)%    (19.1)%      (11.0)%        (5.8)%        0.4%       2.3%
                                -----------   -----------   ---------   --------   -----------   -----------   ---------   --------
                                -----------   -----------   ---------   --------   -----------   -----------   ---------   --------

                                   THREE MONTHS ENDED
                                -------------------------
                                OCTOBER 31,   JANUARY 31,
                                   1997          1998
                                -----------   -----------
Revenues:
  Telecommunications..........       87.3%          88.8%
  Internet access.............        8.9            7.3%
  Net2Phone...................        3.8            3.9%
                                -----------   -----------
    Total revenues............      100.0          100.0
Costs and expenses:
  Direct costs................       74.6           72.5
  Selling, general and
    administrative............       18.0           19.5
  Depreciation and
    amortization..............        3.2            2.9
                                -----------   -----------
    Total costs and
      expenses................       95.8           94.9
Income (loss) from
  operations..................        4.2            5.1
Other, net....................       (0.6)          (0.6)
                                -----------   -----------
Income (loss) before taxes....        3.6            4.5
Taxes.........................         --             --
                                -----------   -----------
Net income (loss) before
  extraordinary item..........        3.6            4.5
Extraordinary item............         --             --
                                -----------   -----------
Net income (loss).............        3.6%           4.5%
                                -----------   -----------
                                -----------   -----------

LIQUIDITY AND CAPITAL RESOURCES

    Historically, the Company has satisfied its cash requirements through a combination of cash flow from operating activities, sales of equity securities and borrowings from third parties (including borrowings from certain of its stockholders and under certain credit facilities). In September 1997, the Company completed a $7.5 million private placement of 3.0% convertible debentures with a group of institutional investors. In March and April 1998, $6.5 million in aggregate principal amount of the convertible debentures were converted into shares of the Company's Common Stock, and the Company redeemed the remaining convertible debentures. The Company also received approximately $2.9 million and $2.2 million on the exercise of stock options in the six months ended January 31, 1998 and in Fiscal 1997, respectively. As of January 31, 1998, the Company had cash and cash equivalents of $8.6 million and working capital of approximately $14.7 million.

    In February 1998, the Company completed the Equity Offering, raising net proceeds of $119.7 million, after deducting underwriting discounts and commissions and offering expenses, and after adding proceeds from the exercise of stock options by certain selling stockholders. In addition, in February 1998, the Company completed the Initial Offering, raising net proceeds of $96.5 million, after deducting commissions and expenses. As of January 31, 1998, on a pro forma basis after giving effect to the Equity Offering and the Initial Offering, the Company had cash and cash equivalents of $224.9 million and working capital of approximately $230.9 million.

    The Company generated negative cash flow from operating activities of approximately $2.9 million during the six months ended January 31, 1998, compared with negative cash flow from operating activities of approximately $7.2 million during the six months ended January 31, 1997. The improvement in cash flow from operating activities from the six months ended January 31, 1997 to the six months ended January 31, 1998 was primarily due to the decrease in the Company's net loss. Cash flow from operations varied significantly from quarter to quarter, depending upon the timing of operating cash receipts and payments, especially accounts receivable and accounts payable. Accounts receivable (net of allowances) were approximately $17.1 million and $31.8 million at January 31, 1997 and 1998, respectively. Accounts receivable, accounts payable and accrued expenses have increased from period to period as the Company's businesses have grown.

    The Company's capital expenditures increased from approximately $12.3 million in the six months ended January 31, 1997 to approximately $12.7 million in the six months ended January 31, 1998, as the Company continued to expand its international and domestic telecommunications network infrastructure. The Company financed a large portion of its capital expenditures since the beginning of Fiscal 1997 through capital leases and notes payable. Payments on purchases of fixed assets increased from approximately $7.3 million in the six months ended January 31, 1997 to approximately $8.8 million in the six months ended January 31, 1998.

    The Company intends to, where appropriate, make strategic acquisitions to increase its telecommunications customer base. The Company may also make strategic acquisitions related to its Internet business. From time to time, the Company evaluates potential acquisitions of companies, technologies, products and customer accounts that complement the Company's businesses. In Fiscal 1997, the Company purchased the equipment and networks of two of its Alliance Partners for approximately $4.4 million. The purchase price included a cash payment of $2.3 million, which the Company financed through a four-year convertible note, assumption of trade liabilities of approximately $280,000 (excluding $429,000 due to the Company), and the issuance of promissory notes totaling approximately $1.4 million, of which $690,000 is a two-year note paying interest at 8.25% per annum, and $750,000 is a four-year note paying interest at 10% per annum. In December 1997, the four-year convertible note was converted by the holder into shares of the Company's Common Stock.

    In November 1997, the Company purchased the outstanding capital stock of Rock Enterprises, Inc. in exchange for 625,000 shares of the Company's Common Stock, all shares of which have been issued.

    In April 1998, the Company entered into an Agreement and Plan of Merger (the "IX Merger Agreement"), pursuant to which it agreed to purchase all of the issued and outstanding capital stock of IX, in exchange for 3,242,323 shares of the Company's Common Stock and $20.0 million in cash, which was funded out of the Company's working capital. The closing of this transaction took place on May 6, 1998. A portion of the shares of the Company's Common Stock to be distributed pursuant to the IX Merger Agreement were deposited into an escrow account to be delivered to the former stockholders of IX in five equal installments through October 2002, and a second portion of such shares will remain in escrow in order to satisfy certain claims that the Company would be entitled to raise against the former stockholders of IX pursuant to the IX Merger Agreement. This transaction will be treated as a purchase for accounting purposes and is intended to qualify as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

    In April 1998, the Company entered into a joint venture with Mr. Carlos Gomez, a distributor of telephone calling cards. Pursuant to the terms of the transaction, the Company agreed to issue up to 200,000 shares of its Common Stock, of which 100,000 of such shares were issued in April 1998. Subject to the satisfaction of certain performance criteria, up to an additional 100,000 of such shares will be issued in 1999.

    The Company believes that, based upon its present business plan, the proceeds from the Equity Offering and the Initial Offering, together with the Company's existing cash resources, credit facilities and expected cash flow from operating activities, will be sufficient to meet its currently anticipated working capital and capital expenditure requirements for at least the next twelve months. If the Company's growth exceeds current expectations, if the Company acquires the business or assets of another company, or if the Company's cash flow from operations after the end of such period is insufficient to meet its working capital and capital expenditure requirements, the Company will need to raise additional capital from equity or debt sources. There can be no assurance that the Company will be able to raise such capital on favorable terms or at all. If the Company is unable to obtain such additional capital, the Company may be required to reduce the scope of its anticipated expansion, which could have a material adverse effect on the Company's business, financial condition or results of operations.

    The Company is conducting a review of its computer hardware and software to ensure that its computer-related applications will not fail or create erroneous results as a result of the use of two digits in various program date fields (the "Year 2000 issue"). The Company does not currently expect that its cost of addressing the Year 2000 issue will be material. However, the consequences of an incomplete or untimely resolution of the Year 2000 issue could be expected to have a negative effect on the future financial results of the Company. See "Risk Factors--Year 2000 Compliance."

                                    BUSINESS

THE COMPANY

    IDT is a leading emerging multinational carrier that combines its position as an international telecommunications operator, its experience as an Internet service provider and its leading position in Internet telephony to provide a broad range of telecommunications services to its wholesale and retail customers worldwide. The Company provides its customers with integrated and competitively priced international and domestic long distance, Internet access and, through its Net2Phone product offerings, Internet telephony services. IDT delivers these services over a high-quality network consisting of 15 switches in the U.S. and Europe and owned and leased transmission capacity on 11 undersea fiber optic cables, together with resale capacity obtained from other carriers. The Company terminates its international traffic worldwide pursuant to resale arrangements with domestic carriers and through terminating agreements with 17 PTTs and competitive foreign carriers. In addition, IDT maintains a domestic Internet backbone to support both its traditional Internet access services as well as its Internet telephony services. The Company has grown considerably in recent years, generating revenues of $11.7 million, $57.7 million and $135.2 million in Fiscal 1995, Fiscal 1996 and Fiscal 1997, respectively, and $125.7 million in the six months ended January 31, 1998.

INDUSTRY

    OVERVIEW

    The international long distance industry, which principally consists of the transmission of voice and data between countries, is undergoing a period of fundamental change that has resulted, and is expected to continue to result, in significant growth in usage of international telecommunications services. According to industry sources, in 1996, the international long distance telecommunications industry accounted for approximately $61.3 billion in revenues and 70.0 billion minutes of use, an increase from approximately $23.9 billion in revenues and 19.1 billion minutes of use in 1987. Industry sources have estimated that by 2000 this market may approach $85.7 billion in revenues and 122.4 billion minutes of use, representing compound annual growth rates from 1996 of 8.7% and 15.0%, respectively.

    The Company believes that growth in international long distance services is being driven by (i) the globalization of the world's economies and the worldwide trend toward deregulation of the telecommunications sector; (ii) declining prices arising from increased competition generated by privatization and deregulation; (iii) increased worldwide telephone density and accessibility arising from technological advances and greater investment in telecommunications infrastructure, including the deployment of wireless networks; (iv) a wider selection of products and services; and (v) the growth in the transmission of data traffic via internal company networks and the Internet. The Company believes that growth of traffic originated in markets outside the U.S. will be higher than growth in traffic originated within the U.S. due to recent deregulation in many foreign markets, relative economic growth rates and increasing access to telecommunications facilities in emerging markets.

    REGULATORY AND COMPETITIVE ENVIRONMENT

    Consumer demand and competitive initiatives have acted as catalysts for government deregulation, especially in developed countries. Deregulation accelerated in the U.S. in 1984 with the divestiture by AT&T of the RBOCs. Today, there are over 500 U.S. long distance companies, most of which are small or medium-sized companies. In order to be successful, these small and medium-sized companies typically offer their customers a full range of services, including international long distance. However, most of these carriers do not have the critical mass of customers to receive volume discounts on international traffic from the larger facilities-based carriers such as AT&T, MCI, Sprint and WorldCom. In addition, these companies have only a limited ability to invest in international facilities. Alternative international carriers, such as the Company, have capitalized on this demand for less expensive international transmission facilities. These alternative international carriers are able to take advantage of larger traffic volumes in order to obtain volume discounts on international routes (resale traffic) and/or invest in facilities when the volume of particular routes justifies such investments. As these emerging international carriers have become established, they have also begun to carry overflow traffic from the larger long distance providers that own overseas transmission facilities.

    Deregulation in the U.K. began in 1981 when Mercury, a subsidiary of Cable & Wireless plc, was granted a license to operate a facilities-based network and compete with British Telecommunications plc. Deregulation spread to other European countries with the adoption of the "Directive on Competition in the Markets for Telecommunication Services" in 1990. A series of subsequent EU directives, reports and actions are expected to result in substantial deregulation of the telecommunications industries in most EU member states by the end of 1998. Further deregulation of the EU telecommunications market will occur in 2000 upon the implementation of the EU's Amending Directive to the Interconnection Directive, which mandates the introduction of equal access and carrier pre-selection by 2000. A similar movement toward deregulation has already taken place in Australia and New Zealand, and is also taking place in Japan, Mexico, Hong Kong and other markets. Other governments have begun to allow competition for value-added and other selected telecommunications services and features, including data and facsimile services and certain restricted voice services. Deregulation and privatization have also allowed new long distance providers to emerge in other foreign markets. In many countries, however, the rate of change and emergence of competition remain slow, and the timing and extent of future deregulation is uncertain.

    On February 15, 1997, the U.S. and 68 other countries signed the WTO Agreement and agreed to open their telecommunications markets to competition and foreign ownership starting in January 1998. These 69 countries represent approximately 95% of worldwide telecommunications traffic. The Company believes that the WTO Agreement will provide IDT with significant opportunities to compete in markets where it did not previously have access, and to provide end-to-end facilities-based services to and from these countries. The FCC recently released an order that significantly changes U.S. regulation of international services in order to implement the U.S. open market commitments under the WTO Agreement. This order is expected to increase opportunities for foreign carriers to compete in the U.S. communications market, while increasing opportunities for U.S. carriers to enter foreign markets and to develop alternative termination arrangements with non-dominant carriers in other countries.

    Deregulation has encouraged competition, which in turn has prompted carriers to offer a wider selection of products and services at lower prices. The Company believes that the lower price environment resulting from increased competition has been more than offset by cost decreases and increases in telecommunications usage. For example, based on FCC data for the period 1989 through 1995, per-minute settlement payments by U.S.-based carriers to foreign PTTs fell 31.4%, from $0.70 per minute to $0.48 per minute. Over this same period, however, per-minute international billed revenues fell only 13.7%, from $1.02 in 1989 to $0.88 in 1995. The Company believes that as settlement rates and capacity costs continue to decline, international long distance will continue to provide opportunities to generate relatively high revenues and per-minute gross profits.

    INTERNATIONAL SWITCHED LONG DISTANCE SERVICES

    International switched long distance services are provided through switching and transmission facilities that automatically route calls to circuits based upon a predetermined set of routing criteria. In the U.S., an international long distance call typically originates on a LEC's network and is switched to the caller's domestic long distance carrier. The domestic long distance provider then carries the call to its own or to another carrier's international gateway switch. From there it is carried to a corresponding gateway switch operated in the country of destination by the ITO of that country and then is routed to the party being called though that country's domestic telephone network.

    International long distance providers can generally be categorized by the extent, if any, of their ownership and use of their own switches and transmission facilities. The largest U.S. carriers, AT&T, MCI, Sprint and WorldCom primarily utilize owned U.S. transmission facilities and have operating agreements with, and own transmission facilities that carry traffic to, the countries to which they provide service. A significantly larger group of long distance providers own and operate their own switches and generally carry the overflow traffic of other long distance providers. These carriers either rely solely on resale agreements with other long distance carriers to terminate traffic or use a combination of resale agreements and leased or owned facilities in order to terminate their traffic, as discussed below.

    OPERATING AGREEMENTS. Operating agreements provide for the termination of traffic in, and return traffic from, the international long distance providers that have rights in facilities in different countries at a negotiated Accounting Rate. Under a traditional operating agreement, the international long distance provider that originates more traffic compensates the other long distance provider by paying an amount determined by multiplying the net traffic imbalance by the latter's share of the accounting rate. Under a typical operating agreement, each carrier has a right in its portion of the transmission facilities between two countries. A carrier gains ownership rights in a fiber optic cable by purchasing direct ownership in a particular cable (usually prior to the time that the cable is placed in service), by acquiring an Indefeasible Right of Use ("IRU") in a previously installed cable, or by leasing or obtaining capacity from another long distance provider that either has direct ownership or IRU rights in the cable. In situations where a long distance provider has sufficiently high traffic volume, routing calls across leased or IRU cable capacity is generally more cost-effective on a per-call basis than the use of resale arrangements with other long distance providers. However, leased capacity and acquisition of IRU rights require a substantial initial capital investment based on the amount of capacity acquired.

    TRANSIT ARRANGEMENTS. In addition to utilizing an operating agreement to terminate traffic delivered from one country directly to another, an international long distance provider may enter into transit arrangements pursuant to which a long distance provider in an intermediate country carries the traffic to the country of destination.

    SWITCHED RESALE ARRANGEMENTS. A switched resale arrangement typically involves the wholesale purchase of termination services on a variable, per-minute basis by one long distance provider from another. A single international call may pass through the facilities of multiple long distance resellers before it reaches the foreign facilities-based carrier that ultimately terminates the call. Such resale, first permitted with the deregulation of the U.S. market, enabled the emergence of alternative international providers that relied, at least in part, on transmission services acquired on a wholesale basis from other long distance providers. Resale arrangements set per-minute prices for different routes, that may be guaranteed for a set time period or subject to fluctuation following notice. The resale market for international transmission is constantly changing, as new long distance resellers emerge, and as existing providers respond to fluctuating costs and competitive pressures. In order to effectively manage costs when utilizing resale arrangements, long distance providers need timely access to changing market data and must quickly react to changes in costs through pricing adjustments or routing decisions.

    ALTERNATIVE TRANSIT/TERMINATION ARRANGEMENTS. As the international long distance market began to deregulate, long distance providers developed alternative transit/termination arrangements in an effort to decrease their costs of terminating international traffic. Some of the more significant of these arrangements include refiling, ISR and ownership of switching facilities in foreign countries.

    Refiling and transiting of traffic, which take advantage of disparities in settlement rates between different countries, allow traffic to a destination country to be treated as if it originated in another country that benefits from lower settlement rates with the destination country, thereby resulting in a lower overall termination cost. The difference between transit and refiling is that, with respect to transit, the long distance provider in the destination country has a direct relationship with the originating long distance provider and is aware of the arrangement, while with refiling, it is likely that the long distance provider in the destination country is not aware of the country in which the traffic originated or of the originating carrier. To date, the FCC has made no pronouncement as to whether refiling complies with either U.S. or ITU regulations.

    Under ISR, a long distance provider completely bypasses the Accounting Rate system by connecting an international leased private line (i) to the PSTN of two countries or (ii) directly to the premises of a customer or partner in one country and the PSTN in the other country. While ISR currently is only sanctioned by applicable regulatory authorities on a limited number of routes, including U.S.-U.K., U.S.-Canada, U.S.-Sweden, U.S.-New Zealand, U.S.-Australia, U.S.-Netherlands, U.K.-worldwide and Canada-U.K., it is increasing in use and is expected to expand significantly as deregulation of the international telecommunications market continues. In addition, deregulation has made it possible for U.S.-based long distance providers to establish their own switching facilities in certain foreign countries, enabling them to terminate traffic directly.

    COMPETITIVE OPPORTUNITIES AND ADVANCES IN TELECOMMUNICATIONS TECHNOLOGY

    The combination of a continually expanding global telecommunications market, consumer demand for lower prices with improved quality and service, and ongoing deregulation has created competitive opportunities in many countries. Similarly, new technologies, including fiber optic cable and improvements in digital compression, have improved quality and increased transmission capacities and speed, with transmission costs decreasing as a result. In addition, the growth of the Internet as a communications medium, and advances in packet switching technology and Internet telephony are expected to have an increasing impact on the international telecommunications market.

    Advances in technology have created a variety of ways for telecommunications carriers to provide customer access to their networks and services. These include customer-paid local access, international and domestic toll-free access, direct digital access through a dedicated line, equal access through automated routing from the PSTN, call reorigination and Internet telephony. The type of access offered depends on the proximity of switching facilities to the customer, the needs of the customer, and the regulatory environment in which the carrier competes. Overall, these changes have resulted in a trend towards bypassing traditional international long distance operating agreements as international long distance companies seek to operate more efficiently.

    In a deregulated country such as the U.S., carriers can establish switching facilities, own or lease fiber optic cable, enter into operating agreements with foreign carriers and, accordingly, provide direct access service. In markets that have not deregulated or are slow in implementing deregulation, such as Lebanon, international long distance carriers have used advances in technology to develop innovative alternative access methods, such as call reorigination. In other countries, such as Japan and most EU member states, where deregulation has commenced but has not been completed, carriers are permitted to offer facilities-based data and facsimile services, as well as limited voice services including those to CUGs, but are not yet permitted to offer full voice telephony. As countries deregulate, the demand for alternative access methods typically decreases because carriers are permitted to offer a wider range of facilities-based services on a transparent basis.

    The most common form of alternative international access, traditional call reorigination, avoids the high international rates offered by the ITO in a particular regulated country by providing dial tone from a deregulated country, typically the U.S. To place a call using traditional call reorigination, a user dials a unique phone number to an international carrier's switching center and then hangs up after it rings. The user then receives an automated callback providing dial tone from the U.S. which enables the user to complete the call. Technical innovations, ranging from inexpensive dialers to sophisticated in-country switching platforms, have enabled telecommunications carriers to offer a "transparent" form of call reorigination. The customer dials into the local switch, and then dials the international number in the usual fashion, without the "hang-up" and "callback," and the international call is automatically and rapidly processed. The Company believes that as deregulation occurs and competition increases in various markets around the world, the pricing advantage of traditional call reorigination to most destinations relative to conventional international direct dial service will diminish in those markets.

    DEVELOPMENTS IN THE INTERNET INDUSTRY

    Use of the Internet has grown rapidly since its initial commercialization in the early 1990's. However, determining the precise number of Internet users is extremely difficult because (i) the Internet does not have a single point of control from which statistics may be recorded; (ii) computers are connected and disconnected from the Internet on a continual basis; and (iii) a large number of users may access the Internet through a single network. According to the estimates of the International Telecommunication Union (the "ITU"), there were approximately 60 million Internet users worldwide at the end of 1996. In addition, the ITU estimates that the number of Internet users may increase to 300 million by 2001.

    The Internet has evolved dramatically over the last several years as a result of several trends affecting the computer and communications industries. These trends include (i) the migration by organizations from proprietary mainframe environments to open systems and distributed computing; (ii) the emergence of low-cost, high-capacity telecommunications bandwidth; (iii) the increased use of PCs in the home; (iv) the increased percentage of PCs that are equipped with modems; (v) the growth of commercial on-line services; (vi) the growth of information, entertainment and commercial applications; and (vii) the increase in the number and variety of services available on the Internet. Through an Internet connection, users can access commercial, educational and governmental databases, software, graphics, newspapers, magazines, library catalogs, industry newsletters, and other information. Currently, the primary uses of the Internet include e-mail, Web browsing, electronic commerce, file transfers, remote log-in, news, bulletin board and chat services and other on-line services.

    In addition, during the last years, several navigational and utility tools have become available that have enabled easier access to the resources of the Internet. Navigational software such as Netscape Navigator and Microsoft's Internet Explorer, and search tools from such companies as Excite, Inc. and InfoSeek, Inc., help users access information from the Internet.

    As the volume of information available on organizations' computer systems has increased and the use of data communications has grown as a preferred means of day-to-day communications, organizations increasingly seek a number of geographically dispersed access points to their own networks and to the networks of other organizations. In the commercial sector, the number of interconnections that businesses desire to establish with networks, customers, suppliers and affiliates generally has made the development of proprietary access systems on a case-by-case basis costly and time consuming. As a result, many organizations seek reliable, high-speed and cost-effective means of internetworking and increasingly rely on the Internet. As reliance on the Internet for the transmission of data, applications and electronic commerce continues to grow among organizations, the Company believes that these organizations will require reliable, geographically dispersed and competitively priced Internet access and services.

    INTERNET TELEPHONY

    The Internet telephony industry began in 1995, when experienced Internet users began to transfer voice messages from one PC to another. In 1995, VocalTec Communications, Ltd. ("VocalTec") introduced software that allowed PC users to place international calls via the Internet to other PC users for the price of a local call. In its early months, the growth of Internet telephony was constrained due to the poor sound quality of the calls and because calls were mainly limited to those placed from one PC to another.

    The poor sound quality of Internet telephony was due to the fact that the Internet was not created to provide for simultaneous voice traffic. Unlike conventional voice communication circuits, in which the entire circuit is reserved for a call, Internet telephony uses packet switching technology, in which voice data is divided into discrete packets that are transmitted over the Internet. These packets must travel through several routers in order to reach their destination, which may cause misrouting, and delays in transmission and reception. The limited capacity of the Internet has also restrained the growth rate of Internet telephony.

    However, as the industry has grown, substantial improvements have been made. New software algorithms have substantially reduced delays. The use of private networks or intranets to transmit calls as an alternative to the public Internet has alleviated capacity problems. Another key development has been the introduction of gateway servers, which connect packet-switched data networks such as the Internet to circuit-switched public telephone networks. Developments in hardware, software and networks are expected to continue to improve the quality and viability of Internet telephony. In time, packet-switched networks may become substantially less expensive to operate than circuit-switched networks, because carriers can compress voice traffic and place more calls on a single line.

    The Internet telephony market has grown in terms of the number and size of companies offering products. Established long distance providers such as AT&T, Bell Atlantic and Deutsche Telekom, as well as other major companies such as Motorola, Microsoft, Intel and Netscape, have all entered or plan to enter the Internet telephony market, in certain cases by investing in companies engaged in the development of Internet telephony products.

    Internet telephony provides customers with substantial savings compared to conventional long distance calls, because the total cost of an Internet telephone call is based on the local calls to and from the gateways of the respective ISPs, thereby bypassing the international settlements process. According to industry sources, the market for calls carried by Internet telephony systems is expected to be approximately $30 million in 1998, and may increase to as much as $1.0 billion in 2002.

MARKET OPPORTUNITY

    The market for international voice and data telecommunications is undergoing fundamental change and has experienced significant growth as a result of: (i) deregulation and privatization of telecommunications markets worldwide; (ii) the convergence of traditional voice and packet switching technology; and (iii) the growth of the Internet as a communications medium, including Internet telephony.

    DEREGULATION AND PRIVATIZATION OF TELECOMMUNICATIONS MARKETS
WORLDWIDE. Significant legislation and agreements have been adopted since the beginning of 1996 which are expected to lead to increased liberalization of the majority of the world's telecommunication markets, including:

    - the U.S. Telecommunications Act, signed in February 1996, which establishes parameters for the implementation of full competition in the U.S. domestic long distance markets;

    - the EU's Services Directive, adopted in 1990, which abolishes exclusive rights for the provision of voice telephony services throughout the EU and the PSTNs of any member country of the EU by January 1, 1998, subject to extension by certain EU member countries; and

    - the WTO Agreement, signed in February 1997, which creates a framework under which 69 countries have committed to liberalize their telecommunications laws in order to permit increased competition and, in most cases, foreign ownership in their telecommunications markets, beginning in 1998.

    The Company believes that these initiatives, as well as other proposed legislation and agreements, will provide increased opportunities for emerging competitive carriers such as IDT to provide telecommunications services in targeted markets. Deregulation has encouraged competition, which in turn has prompted carriers to offer a wider selection of services and reduce prices. The industry's projections for substantially increased international minutes of use and revenue by 2000 are based in part on the belief that reduced pricing as a result of deregulation and competition will result in a substantial increase in the demand for telecommunications services in most markets.

    CONVERGENCE OF TRADITIONAL VOICE AND PACKET SWITCHING
TECHNOLOGY. Technological advancements have allowed the use of packet switching technology for the transmission of voice telecommunications traffic, enabling a substantial increase in network efficiency, as well as the use of the Internet for voice communications. The use of the Internet as a voice communications medium provides significant reductions in the network cost of transmitting traffic, while bypassing the cumbersome and expensive settlement process inherent in international voice telecommunications. The development of voice applications for the Internet is part of a larger trend of convergence of standard voice and data networks. Internet telephony services are expected to be one of the fastest growth segments in the telecommunications industry. Industry sources have estimated that the size of the total market may reach $1.0 billion by 2002. The Company believes that the providers of packet switching technology will be able to offer quality communications services at rates that are significantly less than the rates currently charged for long distance calls.

THE IDT APPROACH

    IDT's background as a leading alternative provider of wholesale and retail international telecommunications services, combined with its experience as a domestic ISP and its leadership role in the field of Internet telephony, position it to capitalize on continuing deregulation in the international telecommunications marketplace and the convergence of voice and data telecommunications technologies. The Company leverages its customer base, existing carrier relationships and technology platforms to (i) develop new, low-cost termination arrangements; (ii) offer new services such as prepaid calling cards and Internet telephony to wholesale and retail customers in target countries; and (iii) negotiate partnership arrangements with existing and emerging carriers to market the Company's Internet telephony services.

STRATEGY

    The Company's objective is to be a leading provider of high-quality, low-cost international telecommunications services to wholesale and retail customers in both the U.S. and abroad. Key elements of the Company's strategy include:

    FOCUS ON INTERNATIONAL TELECOMMUNICATIONS. The Company believes that the international long distance market provides attractive opportunities due to its higher revenue and gross profit per minute, and higher projected growth rate compared to the domestic long distance market. The Company targets international markets with high volumes of traffic, relatively high per-minute rates and favorable prospects for deregulation and privatization. The Company believes that the ongoing trend toward deregulation and privatization will create new opportunities for the Company to increase its revenues and to reduce its termination costs, while maintaining balanced growth in wholesale and retail traffic.

    EXPAND SWITCHING AND TRANSMISSION FACILITIES. The Company is continuing to expand and enhance its network facilities by investing in switching and transmission facilities where traffic volumes justify such investments. Through Fiscal 1999, the Company intends to invest in (i) undersea cables connecting the U.S. and Europe, the U.S. and Asia, and points within Europe; (ii) switching facilities in the U.S., the U.K., France, Italy, Germany and other European countries; and (iii) additional network compression equipment. The Company believes that these investments will allow it to reduce its cost of service and to enhance its service offerings, while maintaining carrier-grade service quality.

    EXPAND SERVICE OFFERINGS AND MARKETING ACTIVITIES. The Company will continue to develop value-added services and to market them on a wholesale and retail basis in order to increase margins, optimize network utilization and improve customer loyalty. IDT has historically used technology to capitalize on regulatory opportunities and market niches by offering innovative value-added services such as call reorigination, international prepaid calling cards and Internet telephony. In addition, the Company intends to capitalize on its strategic alliances and other relationships with U.S. and foreign companies in order to expand its customer base.

    COMBINE VOICE TELECOMMUNICATIONS AND INTERNET TELEPHONY EXPERTISE. The Company's knowledge of international voice telecommunications technology, packet switching technology and Internet telephony provides the Company with a significant competitive advantage as voice and Internet technologies converge. The efficiencies of packet switching technology and the artificially high costs of terminating international voice traffic resulting from the Accounting Rate Mechanism are expected to result in high growth for Internet telephony and the transmission of voice telecommunications using packet switching technology. The Company expects that its leadership in Internet telephony and its knowledge of voice telecommunications systems will enable it to partner with foreign carriers seeking to provide inexpensive international termination to their customers.

    PURSUE STRATEGIC ALLIANCES AND INTERNATIONAL AGREEMENTS. The Company has capitalized on its significant traffic volume and technological expertise to negotiate favorable termination agreements with international carriers. The Company intends to continue to seek new termination relationships with established and emerging carriers to reduce its termination costs for traditional international voice telephony, and to seek foreign partners for the expansion of its Internet telephony offerings. To date, the Company has entered into 17 agreements with carriers that provide for the termination of its calls in 27 countries. In addition, the Company has negotiated partnership arrangements with Daewoo Corporation and Naray Mobile Telecom Inc. in South Korea and Marubeni Corporation in Japan to market its Internet telephony services. In addition, the Company will selectively pursue strategic acquisitions as they become available.

    MAINTAIN LOW OPERATING COSTS AND IMPROVE PROFITABILITY. The Company seeks to continue to improve its profitability by (i) maintaining a streamlined general and administrative staff; (ii) leveraging its general and administrative staff across its complementary telecommunications services businesses; (iii) capitalizing on its wholesale traffic volumes to arrange cost-effective resale and termination arrangements, while continuing to increase its sales of higher margin retail international minutes; and (iv) investing in network infrastructure and selling, general and administration expenses when such investment is justified by traffic volumes.

SERVICES

    The Company provides its customers with integrated and competitively priced international and domestic telecommunications, Internet access and Internet telephony services.

    TELECOMMUNICATIONS SERVICES

    The Company's four primary telecommunications services are: (i) wholesale carrier services; (ii) prepaid calling cards; (iii) international retail services for individuals and businesses; and (iv) domestic long distance services in the U.S. The Company generated revenues from its telecommunications business of approximately $110.8 million during the six months ended January 31, 1998.

    WHOLESALE CARRIER SERVICES

    The Company sells its wholesale carrier services to other U.S. and international carriers. In offering this service, the Company leverages the rates that it is able to obtain through (i) its extensive relationships in the long distance telecommunications industry; (ii) its ability to generate a high volume of long distance call traffic; and (iii) the advantageous rates negotiated with foreign PTTs and competitive carriers. The Company generated revenues from its wholesale carrier services business of approximately $74.1 million during the six months ended January 31, 1998.

    PREPAID CALLING CARDS

    The Company sells prepaid debit and rechargeable calling cards providing access to more than 230 countries and territories. The Company's rates are between 10% and 50% less than the rates for international calls that are charged by the major facilities-based carriers. The Company's debit cards are marketed primarily to ethnic communities in the U.S. that generate high levels of international traffic to specific countries where the Company has favorable termination agreements. The Company's COLUMBIANITA and COLUMBIANA CARDS OFFER ATTRACTIVE RATES TO COLUMBIA, AND THE COMPANY'S DOMINICALL, MERENGUE AND DISCOVERY cards offer attractive rates to the Dominican Republic. In addition, the Company's MEGATEL and METROPOLIS cards provide favorable rates to a variety of countries. The Company's NEW YORK EXCLUSIVE and NEW JERSEY EXCLUSIVE cards are distributed primarily in the New York and New Jersey area. The Company's rechargeable cards permit users to place calls from 39 countries through international toll-free services. The Company generated revenues from its prepaid calling card business of approximately $23.4 million during the six months ended January 31, 1998.

    INTERNATIONAL RETAIL SERVICES

    The Company offers international retail services to customers outside of the U.S., primarily through call reorigination. Through this service, the Company enables customers to access a U.S. dial tone from overseas and place international calls that are reoriginated in the U.S., thereby benefitting from more favorable U.S. outbound long distance rates, superior transmission quality and enhanced services. The Company generated revenues from its international retail services business of approximately $10.8 million during the six months ended January 31, 1998.

    The Company also provides its call reorigination customers with access to enhanced U.S. telecommunications service options at U.S. long distance rates. These options include: voicemail, itemized billing, speed dial codes that allow customers convenient access to the call reorigination service, personalized voice prompts that allow customers to be called back at extensions where the party being dialed must be requested by name, remote programmable service that allows customers the flexibility of selecting the number called back instead of receiving the call at a preprogrammed number, access to U.S. toll-free 888 and 800 numbers, and simplified billing that combines the cost of the call back to the customer and the cost of the customer's outbound call from the U.S. in one bill for convenient and orderly presentation. The Company markets its call reorigination service to businesses and individuals.

    As an alternative service, the Company provides international long distance services to certain overseas customers, currently in the U.K., via standard international direct-dial network services. Through this service, the Company offers a foreign customer the ability to place a direct call to an international destination over the Company's leased network at competitive rates without the need for call reorigination. In markets that are deregulating, the Company's strategy is to migrate its call reorigination customers to international direct-dial service, where operating environments warrant. The Company expects to offer international direct-dial service in France and Germany by the end of Fiscal 1998.

    DOMESTIC LONG DISTANCE SERVICES

    The Company markets certain long distance services directly to retail customers in the U.S. The Company's customers pay rates that are between 10% and 50% less than the rates for domestic long distance service charged by the major facilities-based carriers. The Company markets the long distance service as a value-added bundled service with its dial-up Internet access, and offers customers who maintain minimum monthly long distance billing levels savings that are approximately 20% less than the rates for dial-up Internet access that are charged by the major national ISPs. The Company generated revenues from its domestic long distances services of approximately $2.5 million during the six months ended January 31, 1998.

    INTERNET ACCESS

    The Company's three primary Internet access and online services are: (i) dial-up Internet access for individuals and businesses; (ii) direct-connect dedicated Internet services for corporate customers; and (iii) the GENIE online entertainment and information services. The Company generated revenues from its Internet access business of $7.4 million during the six months ended January 31, 1998.

    DIAL-UP ACCESS SERVICES

    The Company's dial-up service offers individuals unrestricted Internet access with an easy-to-use point-and-click graphical user interface for a fixed monthly fee. IDT provides its customers with access to a full range of Internet applications, including e-mail functions, Web sites, Usenet news groups, databases and public domain software, as well as a full graphics package and browser software.

    The Company provides its individual customer base with various pricing options. Currently, the Company offers Basic Accounts for $19.95 per month and Premium Accounts for $29.95 per month. Each is a fully graphical SLIP/PPP account bundled with an Internet browser, unlimited dial-up Internet access, and an e-mail account. Premium Account customers are entitled to the Reuters news service, a second e-mail address, 8MB of personal Web space storage, and special customer support services. The Company also offers basic Internet access accounts for $15.95 per month for those customers who sign up for IDT's long distance telephone service and maintain their monthly long distance telephone billings at or above $40 per month. The Company offers free Basic Accounts for those customers who sign up for IDT's long distance telephone service and maintain their monthly telephone billings at or above $150 per month.

    DIRECT CONNECT DEDICATED SERVICES

    The Company offers a variety of Internet access options and applications specifically designed to address the unique needs of medium to large-sized businesses. These corporate clients typically require high-speed dedicated circuits because either they desire to put up a Web site, the nature of their business requires the transfer of large data files, or it would be impractical for them to maintain dial-up accounts for all their employees who require Internet access. IDT employs both frame relay technology and dedicated connections to connect its clients' computers to the Internet through local area networks ("LANs") and through both T1 lines and fractional T1 lines. The Company currently charges clients using 56Kbps lines approximately $350 per month for direct connect service and clients utilizing full T1s approximately $1,400 per month for direct connect service.

    GENIE SERVICES

    In addition, the Company offers the GENIE online service, giving subscribers access to roundtables, bulletin boards and chat areas, individual and multiplayer games, and premium news, travel, entertainment, weather and other information services. Currently, the Company markets the Genie content as an online service available only to subscribers. The Company offers Internet access to Genie online subscribers for an additional fee.

    INTERNET TELEPHONY

    In August 1996, the Company began offering Net2Phone, the first commercial telephone service to bridge calls between multimedia PCs and telephones via the Internet, and to charge for this service on a per-minute basis. Upon installation of the Net2Phone software, which is provided by the Company primarily through the Internet without charge, a Net2Phone user receives an account number, and chooses a personal identification number as an added security feature. Once the Net2Phone software is installed, a user may place toll-free "800" or "888" calls from anywhere in the world without incurring any charges for such calls. Upon a user's prepayment for Net2Phone minutes, the user may begin using Net2Phone to place telephone calls worldwide. In July 1997, Net2Phone was recognized as the "Product of the Week" by PC Magazine.

    A user places a Net2Phone call after establishing a connection to the Internet. The call is routed over the Internet, at no charge to the customer, to the Company's telecommunications switches in the U.S. The call is then routed in the same manner as other voice telephony calls, using the Company's LCR platform in order to increase the savings realized by international callers. For calls originating overseas, the cost of placing and terminating the call with Net2Phone is up to 95% below the rates generally charged by traditional foreign carriers to place and terminate standard international telephone calls.

    In October 1997, the Company introduced Net2Phone Direct, a commercial telephone service that allows for international and domestic phone-to-phone calling via the Internet using packet switching technology. Net2Phone Direct enables phone-to-phone calling between two parties using telephones, while using the Internet to transport the long-haul components of the call. Users of Net2Phone Direct are able to call a local or toll-free access number, which connects the call to an outbound switch server that connects the call to the Internet. Through such use of the Internet, the Company expects to significantly reduce the cost of international calling by extending the benefits of placing Internet telephone calls to customers with access to a regular telephone without requiring the use of PCs or individual Internet access. The Company also intends to develop a global network of switches and servers, thereby expanding the Company's reach for providing competitively priced Internet telephony solutions. The Company generated revenues from its Internet telephony business of $5.0 million during the three months ended January 31, 1998.

    In October 1997, the Company created a new subsidiary, Net2Phone, Inc., for the development of its Internet telephony business, based on its current view that a separate entity would provide the necessary flexibility to attract management personnel and to otherwise develop the business. In January 1998, Mr. Clifford Sobel, the President of Net2Phone, Inc., purchased 10% of the capital stock of Net2Phone, Inc., for $100,000. The purchase was effected through the exercise of stock options that Mr. Sobel received pursuant to his employment agreement. Mr. Sobel holds these shares subject to certain provisions that limit the Company's ability to dilute his ownership interest in Net2Phone, Inc. Mr. Sobel's employment agreement provides that he will endeavor to position the subsidiary for a possible initial public offering at such time as such an offering may be practical; the Company will make available up to 9% of the subsidiary's shares for additional management incentive plans; and for a one-year period commencing on September 5, 1999, Mr. Sobel will have the right to purchase 1,000,000 shares of IDT's Common Stock in return for his ownership interest in Net2Phone plus $6.50 in cash for each share of Common Stock. There is no assurance that a public offering of the stock of the subsidiary will occur; however, if and to the extent that any such offering does take place, the Company currently intends to maintain at least a majority of the voting power of the subsidiary.

SALES, MARKETING AND DISTRIBUTION

    TELECOMMUNICATIONS

    The Company primarily markets its international telecommunications services through its direct wholesale carrier services sales staff. The staff primarily relies on, and benefits from, (i) the Company's extensive relationships and increasing international exposure and recognition throughout the long distance industry for marketing its carrier services; (ii) the Company's substantial traffic volumes, which enable the Company to negotiate for lower rates; and
(iii) favorable terminating rates negotiated with foreign PTTs and carriers.

    The Company primarily markets its international call reorigination services through its overseas network of independent sales representatives. The foreign sales representatives, who are supervised by the Company's U.S.-based sales managers, provide the Company with access to local business clientele and residential customers and new opportunities in the local markets they serve. The Company pays its foreign sales representatives on a commission basis. As of January 31, 1998, the Company was represented by over 300 foreign sales representatives in over 170 countries. In recent months, the Company also has commenced direct sales efforts, primarily through overseas advertising in international print media to penetrate particular market segments that it does not currently serve.

    The Company currently markets its prepaid debit cards to retail outlets throughout the U.S. though a joint venture company, of which the Company owns 51% of the outstanding capital stock. The Company's rechargeable calling cards are distributed primarily through in-flight magazines.

    INTERNET ACCESS

    The Company established itself as a leading national provider of Internet access services primarily through extensive broadcast and print advertising to the consumer market. In Fiscal 1997, the Company refocused the marketing efforts of its Internet access operations in order to lower the cost of acquiring new customers. While the Company intends to continue various means of broadcast advertising in select markets, the Company's sales and marketing efforts now are focused primarily on increasing its Internet customer base through (i) OEM transactions, including hardware, software and operating system bundling; (ii) retail channel distribution agreements; and (iii) bundling Internet access with long distance telephone service. By applying the above strategies, the Company believes it will increase its exposure to the millions of computer users who are potential customers of the Company's Internet access services, while reducing its customer acquisition costs as compared to traditional broadcast and print advertising. As of January 31,

1998, the Internet sales force consisted of approximately 13 salespersons. The Company's Internet sales staff is closely supervised and undergoes customized and ongoing training to ensure a high level of knowledge and service.

    BUNDLING OF SERVICE OFFERINGS

    The Company bundles its Internet access services with its domestic long distance telephone services. By bundling its long distance phone service with its $15.95 per month discounted dial-up Internet access, the Company is currently able to compete with many major national providers of Internet access by offering rates that are on average 20% lower. At the same time, the Company differentiates itself from its competitors in the Internet access market who are unable to offer their customers significant savings on their monthly long distance bills. The Company leverages its existing Internet sales force for the sale of its bundled long distance and Internet access service.

    INTERNET TELEPHONY

    The Company currently markets its Net2Phone Internet telephony services primarily by distributing its Net2Phone software without charge via the Internet and acquiring commercial Net2Phone customers through its prepaid platform. IDT currently promotes its Net2Phone service through online and Internet-based advertising venues, traditional print advertising in international publications, and electronic media. In addition, the Company has entered into agreements to bundle the required software for Net2Phone, as a value-added component, with the software of other companies, and with other PC and computer equipment. The Company has entered into exclusive agreements with resellers in certain countries, pursuant to which such resellers purchase bulk amounts of Net2Phone minutes in advance, and resell such minutes to users in their own countries as representative sellers of Net2Phone. The Company currently offers Net2Phone Direct in over 50 cities in the U.S., and has entered into agreements with Daewoo and Naray in South Korea and Marubeni in Japan to market Net2Phone Direct in those countries. The Company also seeks to sell Net2Phone Direct switch servers to additional third parties in strategic markets worldwide.

CUSTOMERS

    TELECOMMUNICATIONS

    As of January 31, 1998, the Company had approximately 110 wholesale customers located in the U.S. and Europe. The Company supplements this wholesale customer base by offering retail long distance services to individuals and business customers in the U.S. and over 170 countries including over 28,000 call reorigination customers. Since January 1997, the Company has sold over 4,000,000 prepaid calling cards and over 70,000 rechargeable debit cards.

    INTERNET ACCESS

    IDT is one of the nation's largest ISPs. The Company offers local dial-up access to approximately 75,000 retail customers, and provides dedicated access to approximately 350 medium and large-sized businesses as of January 31, 1998.

    INTERNET TELEPHONY

    As of January 31, 1998, the Company's Net2Phone service has been used by over 400,000 registered customers worldwide. Total usage of Net2Phone increased from approximately 135,000 minutes in October 1996 to more than five million minutes in January 1998. In addition, since its inception in October 1997, approximately 66,000 customers have registered for the Company's Net2Phone Direct service.

CUSTOMER SUPPORT AND BILLING

    IDT believes that reliable, sophisticated and flexible billing and information systems are essential to its ability to remain competitive in the global telecommunications market. Accordingly, the Company has invested substantial resources to develop and implement its proprietary management information systems.

    The Company's billing system enables the Company to (i) accurately analyze its network traffic, revenues and margins by customer and by route on an intra-day basis; (ii) validate carrier settlements; and (iii) monitor least cost routing of customer traffic. The entire process is fully automated and increases efficiencies by reducing the need for monitoring by the Company's employees. The Company believes that the accuracy and efficiency of its management information systems provide it with a significant strategic advantage over other emerging carriers.

    The Company has also developed a sophisticated real-time management information system for its Internet telephony services. The Company is able to monitor the length and quality of the calls that are placed over its Net2Phone and Net2Phone Direct systems, thereby helping to ensure a high level of service and more efficient routing of calls. In addition, this system helps the Company prevent fraud, and assists in the customer management process by automatically informing customers of new information, including system upgrades.

    The Company believes that its ability to provide adequate customer support services is a crucial component of its ability to retain customers. The Company has successfully focused on improving such service through measures including the addition of support personnel and the monitoring of customer waiting time. The customer support staff provides 24-hour technical assistance in addition to general service assistance. Customer support personnel communicate with subscribers via telephone, e-mail and fax. The Company requires that each customer support staff member field a minimum number of calls and e-mails each day. The Company also employs liaisons between the customer support and technical staffs to ensure maximum responsiveness to changing customer demands.

NETWORK INFRASTRUCTURE

    The Company maintains an international telecommunications switching infrastructure and U.S. domestic network, consisting of owned and leased lines that enable it to provide an array of telecommunications, Internet access and Internet telephony services to its worldwide customer base. IDT believes it enjoys competitive advantages by utilizing this network to carry both voice and Internet traffic, resulting in the optimization of both its network utilization and associated capital.

    IDT's network is monitored 24 hours a day, seven days a week, and 365 days a year by its network operations center. The entire network is centrally managed from IDT's control center through the use of a standardized communications protocol. In addition, two proprietary monitoring systems are used to manage modem pools.

    TELECOMMUNICATIONS NETWORK

    PRIVATE LINE NETWORK

    The Company operates a growing telephone network consisting of resold international switched services, U.S. domestic dedicated leased fiber optic lines, and Company-owned switch equipment in the U.S. which are interconnected to major international PTTs, emerging carriers and domestic IXCs, LECs and CLECs. IDT's major switching facilities are located in Piscataway, N.J., Westfield, N.J., New York, N.Y. and London. These varied locations serve to provide the network with redundancy and diversity. All of these locations are linked with the dominant LEC as well as at least one of the CLECs, allowing the Company to interconnect with all major IXCs to switch traffic via the Company's leased private-line DS3 network. Furthermore, all of the Company's locations are interconnected via leased lines to enhance network reliability and redundancy as each location interconnects with the various carriers.

    In addition, the Company owns and leases switched services to connect its U.S. and U.K. facilities. These services are used to originate traffic from IDT's customer base in the U.K. and to terminate existing carrier and call reorigination traffic to the U.K. The Company has 17 terminating agreements that provide for the termination of traffic in 27 countries, including recent agreements with companies based in Spain, the Dominican Republic, Italy, Bangladesh, Cyprus and Chile. The Company also plans to obtain leased lines to these destinations, which will result in reduced costs for termination to these countries. The Company has also targeted countries such as France, Italy and Germany for network expansion due to the large number of minutes the Company presently terminates and the size of the Company's installed base of telecommunications customers in these countries.

    SWITCHING PLATFORMS

    The Company utilizes two major switching platforms. The Company uses its Excel LNX switches for its application-based products such as call reorgination, direct dial, call through, prepaid calling cards, and value-added services such as voice prompts, speed dialing, voice mail and conferencing. The Excel LNX is flexible and programmable, and is designed to implement network-based intelligence quickly and efficiently. The Company currently owns 13 Excel LNX switches. The other platform is the Nortel DMS250-300, which serves as an international gateway and generic carrier switch. The Company currently owns two Nortel switches, and expects to install one additional Nortel switch by the end of the fourth quarter of Fiscal 1998. All of the Company's switches are modular, scaleable and equipped to signal in such protocols as ISDN or SS7 so as to be compatible with either domestic or foreign networks.

    The Company plans to use other technologies, including Nortel ERS switches, which allow for the dynamic allocation of voice and data traffic, to enable the Company's Internet network to be used for the transmission of traditional telephone minutes. If successfully developed, this leveraging of IDT's Internet network could provide considerable cost efficiencies for transporting a substantial portion of the Company's domestic voice traffic.

    SOFTWARE

    The Company's Excel LNX switch incorporates Company-developed software which efficiently performs all the applications the Company requires to provide value-added services, as well as billing and traffic analysis. The software enables the Excel LNX to route all calls via the Company's LCR platform. LCR is a process by which the Company optimizes the routing of calls over the least cost route on its switch for over 230 countries. In the event that traffic cannot be handled over the least cost route due to capacity or network limitations, the LCR system is designed to transmit the traffic over the next least cost route. The LCR system analyzes the following variables that may affect the cost of a long distance call: different suppliers, different time zones and multiple choices of terminating carrier per country. In some instances, instead of routing a call directly between two overseas points, the LCR system may backhaul an overseas carrier's minutes using resold switched services to the Company's U.S.-based switch in order to terminate the traffic in a third country while taking advantage of the Company's competitive U.S.-based international long distance rates. The LCR system is continually reviewed in light of rates available from different suppliers to different countries to determine whether the Company should add new suppliers to its switch to further reduce the cost of routing traffic to a specific country and to maintain redundancy, diversity and quality within the switching network.

    INTERNET NETWORK

    The Company operates a national Internet network comprised of a leased DS3 45 mbps backbone of high speed fiber optic lines connecting eight major cities across the U.S., and leased dedicated T1 fiber optic lines connecting smaller cities to the network. The network backbone uses state-of-the-art routing platforms including Cisco Series 7000 routers and Nortel ERS Magellan switches. The DS3 backbone connects traffic at four major Internet "meet" points where the Company maintains switching and routing equipment and has peering arrangements to exchange Internet traffic with over 50 other Internet backbone providers. To minimize the potential detrimental effects of single points of failure, the Company deploys a minimum of two dedicated leased data lines to each backbone node and remotely positions secondary servers for all configuration and authentication hosts. Multiple data segments are used in high traffic areas to minimize packet loss and to reduce the frequency of congestion in the network. Also, major IDT backbone nodes employ routing switches for directing network traffic. To further enhance network performance, the Company employs an "Open Shortest Path First" protocol, which allows data traffic to be routed most efficiently.

    The Company seeks to retain flexibility and to maximize its opportunities by utilizing a continuously changing mix of routing alternatives. This diversified approach is intended to enable the Company to take advantage of the rapidly evolving Internet market in order to provide low-cost service to its customers.

    The Company utilizes the local dial-up switching infrastructure of several Alliance Partners across the country to supplement the Company's owned and operated local dial-up infrastructure. The Alliance Partners, which are independently-owned ISPs, employ routing and modem equipment which meet the Company's standards for providing dial-up access services. The Company offers the Alliance Partners a monthly fee for each customer account routed through their local access networks. The Company also provides billing, advertising, marketing and customer acquisition services, in exchange for which the Alliance Partners provide local Internet access. The agreements with Alliance Partners generally have one year terms and do not prohibit the Company from constructing its own local installed POP where warranted. Finally, the Company entered into an agreement with PSINet Inc. ("PSINet") in June 1996 to use PSI as the primary Alliance Partner for the Company's dial-up Internet access customers in areas where PSI has POPs and where there are no other Alliance Partners. The Company leases and operates a dedicated T3 connection to the PSI network in order to maintain control of the Company's provisioning of customers and to provide customers with access to electronic mail and newsfeeds. Through the buildout of its own infrastructure and its agreement to utilize the PSI network as well the local networks of its Alliance Partners, IDT now operates one of the nation's largest networks, providing local dial-up Internet access through over 450 POPs, of which the Company owns more than 75 POPs.

RESEARCH AND DEVELOPMENT

    The Company employs a technical staff that is devoted to the improvement and enhancement of the Company's existing telecommunications and Internet products and services, including switching technologies and the development of new technologies and products, such as Net2Phone and Net2Phone Direct. The Company believes that the ability to adjust and improve existing technology and to develop new technologies in response to, and in anticipation of, customers' changing demands is necessary to compete in the rapidly changing telecommunications and Internet industries. There can be no assurance that the Company will be able to successfully develop new technologies or effectively respond to technological changes or new industry standards or developments on a timely basis, if at all. See "Risk Factors--Rapid Technological Development."

COMPETITION

    The markets in which the Company operates are extremely competitive and can be significantly influenced by the marketing and pricing decisions of the larger industry participants. The barriers to entry are not insurmountable in any of the telecommunications or Internet markets in which the Company competes. The Company expects competition in these markets to intensify in the future.

    TELECOMMUNICATIONS

    Currently, the Company competes with (i) IXCs and other long distance resellers and providers, including large carriers such as AT&T, MCI, Sprint, and WorldCom; (ii) foreign PTTs; (iii) other providers of international long distance services such as STAR Telecommunications, Inc., Pacific Gateway Exchange, Inc., RSL Communications Ltd. and Telegroup, Inc.;
(iv) alliances that provide wholesale carrier services, such as "Global One" (Sprint, Deutsche Telekom AG and France Telecom S.A.) and Uniworld (AT&T, Unisource-Telecom Netherlands, Telia AB, Swiss Telecom PTT and Telefonica de Espana S.A.); (v) new entrants to the domestic long distance market such as the RBOCs in the U.S., who have entered or have announced plans to enter the U.S. interstate long distance market pursuant to recent legislation authorizing such entry, and utilities such as RWE Aktiengesellschaft in Germany; and (vi) small long distance resellers. Moreover, some of the Company's competitors have announced business plans similar to the Company's regarding the expansion of telecommunications networks into Europe. Many of the Company's competitors are significantly larger and have substantially greater market presence, as well as greater financial, technical, operational, marketing and other resources and experience than the Company.

    The Company competes for customers in the telecommunications markets primarily based on price and, to a lesser extent, the type and quality of service offered. Increased competition could force the Company to reduce its prices and profit margins if its competitors are able to procure rates or enter into service agreements that are comparable to or better than those the Company obtains, or are able to offer other incentives to existing and potential customers. Similarly, the Company has no control over the prices set by its competitors in the long distance resale carrier-to-carrier market. The Company could also face significant pricing pressure if it experiences a decrease in the volume of minutes that it carries on its network, as the Company's ability to obtain favorable rates and tariffs from its carrier suppliers depends, to a significant extent, on the Company's total volume of international long distance call traffic. There is no guarantee that the Company will be able to maintain the volume of international and domestic long distance traffic necessary to obtain favorable rates and tariffs. Although the Company has no reason to believe that its competitors will adopt aggressive pricing policies that could adversely affect the Company, there can be no assurance that such price competition will not occur or that the Company will be able to compete successfully in the future. In addition, the Company is aware that its ability to market its long distance resale services depends upon the existence of spreads between the rates offered by the Company and those offered by the IXCs with which it competes, as well as those from which it obtains service. A decrease in such spreads could have a material adverse effect on the Company's business, financial condition or results of operations. See "Risk Factors--Increasing Competition--Telecommunications."

    INTERNET ACCESS

    The Company's current and prospective competitors in the Internet access market include many large companies that have substantially greater market presence, as well as greater financial, technical, operational, marketing and other resources and experience than the Company. The Company's Internet access business competes or expects to compete directly or indirectly with the following categories of companies: (i) other national and regional commercial ISPs, such as Netcom; (ii) established online services companies that offer Internet access, such as AOL, CompuServe and Prodigy; (iii) computer software and technology companies such as Microsoft; (iv) national long distance telecommunications carriers, such as AT&T, MCI and Sprint; (v) RBOCs; (vi) cable television operators, such as Comcast, TCI and Time Warner; (vii) nonprofit or educational ISPs; (viii) newly-licensed providers of spectrum-based wireless data services; and (ix) competitive local telephone service providers such as TCG and WorldCom.

    The Company believes that its ability to compete successfully in the Internet access market depends upon a number of factors including: (i) market presence; (ii) the adequacy of the Company's customer support services; (iii) the capacity, reliability and security of its network infrastructure; (iv) the ease of access to and navigation of the Internet; (v) the pricing policies of its competitors and suppliers; (vi) regulatory price requirements for interconnection to and use of existing local exchange networks by ISPs; (vii) the timing of introductions of new products and services by the Company and its competitors; (viii) the Company's ability to support existing and emerging industry standards; and (ix) trends within the industry as well as the general economy. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully in the Internet access market. See "Risk Factors--Increasing Competition--Internet Access."

    INTERNET TELEPHONY

    The market for Internet telephony services is expected to be extremely competitive. Most of the current Internet telephony products enable voice communications over the Internet between two parties simultaneously connected to the Internet via multimedia PCs, where both parties are using identical Internet telephony software products. Current product offerings include VocalTec's Internet Phone, QuarterDeck's WebPhone and Microsoft's NetMeeting. In addition, a number of large, well-capitalized companies such as Intel, Cisco, Lucent, Nortel and Dialogic have announced their intentions to offer server-based products that are expected to allow communications over the Internet between parties using a multimedia PC and a telephone and between two parties using telephones where both parties have specialized servers at each end of the call. Several other companies, such as AT&T, MCI and Qwest Communications, have recently commenced offering or announced plans to offer Internet telephony products and services during the first half of 1998. There can be no assurance that the Company will be able to successfully compete in the developing Internet telephony market, or that other large companies will not enter the market as suppliers of Internet telephony services or equipment. In addition, the Company's competitors may introduce products that permit origination and termination of calls at a telephone through the Internet.

REGULATION

    TELECOMMUNICATIONS

    As a multinational telecommunications company, the Company is subject to varying degrees of regulation in each of the jurisdictions in which it operates. As a nondominant carrier in the U.S., the Company's provision of international and domestic long distance telecommunications services is generally regulated on a streamlined basis. Despite recent trends toward deregulation, some of the countries in which the Company intends to provide telecommunications services do not currently permit the Company to provide public switched voice telecommunications services. In those countries not yet open to switched voice service competition, the Company provides services to closed user groups ("CUGs") and a variety of value-added services as permitted by each country's laws.

    REGULATION OF DOMESTIC TELECOMMUNICATIONS SERVICES. In the U.S., provision of the Company's services is subject to the provisions of the Communications Act, as amended by the Telecommunications Act of 1996 (the "Telecommunications Act") and the FCC regulations promulgated thereunder, as well as the applicable laws and regulations of the various states administered by the relevant state authorities. The recent trend in the U.S., for both federal and state regulation of telecommunications service providers, has been in the direction of reducing regulation. Nonetheless, the FCC and relevant state authorities continue to regulate ownership of transmission facilities, provision of services and the terms and conditions under which the Company's services are provided. Non-dominant carriers, such as the Company, are required by federal and state law and regulations to file tariffs listing the rates, terms and conditions for the services they provide. In October 1996, the FCC adopted an order (the "Detariffing Order") which eliminated the requirement that non-dominant interstate carriers such as the Company maintain tariffs on file with the FCC for domestic interstate services. The FCC's proposed rules are pursuant to authority granted to the FCC in the Telecommunications Act to forbear from regulating any telecommunications service provider if the FCC determines that the public interest will be served. The FCC subsequently adopted its proposal and eliminated the requirement that interstate carriers file domestic tariffs in most circumstances. That decision has been appealed to the U.S. Court of Appeals for the D.C. Circuit, and a stay has been issued pending a decision on the merits of the appeal. It is unclear when the Court will rule on the appeal.

    On May 8, 1997, the FCC issued an order to implement the provisions of the Telecommunications Act relating to the preservation and advancement of universal telephone service (the "Universal Service Order"). The Universal Service Order requires all telecommunications carriers providing interstate telecommunications services to contribute to universal support by contributing to a fund (the "Universal Service Fund"). These contributions became due beginning in 1998 for all providers of interstate telecommunications services. Such contributions are assessed based on intrastate, interstate and international end user telecommunications revenues. Contribution factors vary quarterly, and carriers, including the Company, are billed each month. Contribution factors for the first three quarters of 1998 have been determined by the FCC as follows: first quarter, second quarter and third quarter factors are 3.19%, 3.14% and 3.08%, respectively, for the high cost and low income funds (interstate and international end user telecommunications revenues) and 0.72%, 0.76% and 1.54% respectively, for the schools, libraries and rural health care funds (intrastate, interstate and international end user telecommunications revenues). In addition, many state regulatory agencies have instituted proceedings to revise state universal support mechanisms to make them consistent with the requirements of the Telecommunications Act. As a result, the Company will be subject to state, as well as federal, universal service fund contribution requirements, which will vary from state to state. Several parties have appealed the FCC's May 8th order, and these appeals have been consolidated in the U.S. Court of Appeals for the Fifth Circuit. In addition, a number of telecommunications companies have filed a petition for stay with the FCC, which is currently pending.

    Pursuant to the Universal Service Order, all carriers were required to submit a Universal Service Fund worksheet in September 1997. The Company has filed its Universal Service Fund worksheet. The amounts remitted to the Universal Services Fund may be billed to the Company's customers. If the Company does not bill these amounts to its customers, its profit margins may be less than if it had elected to do so. However, if the Company elects to bill these amounts to its customers, customers may reduce their use of the Company's services, or elect to use the services provided by the Company's competitors, which may have a material adverse effect upon the Company's business, financial condition, or results of operations.

    In addition to regulation by the FCC, the majority of the states require the Company to register or apply for certification prior to initiating intrastate interexchange telecommunications services. To date, the Company, together with its subsidiaries, is authorized through certification, registration or on a deregulated basis to provide intrastate interexchange telecommunications services in 46 states. State issued certificates of authority to provide intrastate interexchange telecommunications services can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations and policies of the state regulatory authorities. Fines and other penalties also may be imposed for such violations.

    U.S. REGULATION OF INTERNATIONAL TELECOMMUNICATIONS SERVICES. International common carriers, such as the Company, are required to obtain authority under
Section 214 of the Communications Act and file a tariff containing the rates, terms and conditions applicable to their services prior to initiating their international telecommunications services. The Company has obtained a global
Section 214 authority from the FCC to use, on a facilities and resale basis, various transmission media for the provision of international switched and private line services. Non-dominant international carriers such as the Company must file their international tariffs and any revisions thereto with one day's notice. Additionally, international telecommunications service providers are required to file copies of their contracts with other carriers, including foreign carrier agreements, with the FCC within 30 days of execution. The FCC's rules also require that the Company file periodically a variety of reports regarding the volume of its international traffic and revenues and use of international facilities. In addition to the general common carrier principles, and as discussed below, the Company is also required to conduct its facilities-based international business in compliance with the FCC's International Settlements Policy (the "IS Policy"), or an FCC approved alternative settlement rate arrangement.

    The Company's FCC authorizations also permit the Company to resell international private lines interconnected to the PSTNs for the provision of switched services in those countries that have been found by the FCC to offer "equivalent opportunities" to U.S. carriers or to WTO member countries without a finding of equivalency where certain settlement rate requirements are met. To date, the FCC has approved interconnected international private line resale to Canada, the U.K., Sweden, Australia, the Netherlands, New Zealand, Germany, France, Belgium, Denmark, Luxembourg and Norway. The FCC currently imposes certain restrictions upon the use of the Company's private lines between the U.S. and such "approved" countries. The Company may not route traffic to or from the U.S. over a private line between the U.S. and an "approved" country (such as the U.K.) if such traffic originates or terminates in a third country at rates that are not publicly available, if the third country has not been approved by the FCC. Following implementation of the Full Competition Directive by member states of the EU, and the WTO Agreement by the signatories, the FCC may authorize the Company to originate and terminate traffic over its private line between the U.S. and the U.K. and (pursuant to ISR authority) over additional private lines to additional member states if the FCC finds that such additional member states are "approved" countries or that such authority would otherwise promote competition.

    With regard to international services, the FCC administers a variety of international service regulations, including the IS Policy. The IS Policy governs the permissible arrangements between U.S. carriers and their foreign correspondents to settle the cost of terminating traffic over each other's networks, the rates for such settlement and permissible deviations from these policies. As a consequence of the increasingly competitive global telecommunications market, the FCC has adopted a number of policies that permit carriers to deviate from the IS Policy under certain circumstances that promote competition. The FCC also requires carriers such as the Company to report any affiliations, as defined by the Commission, with foreign carriers.

    The Company offers its call reorigination services pursuant to an FCC authorization (the "Section 214 Switched Voice Authorization") under Section 214 of the Communications Act and certain relevant FCC decisions. The FCC has determined that call reorigination services that use uncompleted call signaling do not violate U.S. or international law, but has held that U.S. companies providing such services must comply with the laws of the countries in which they operate as a condition of such companies' Section 214 Switched Voice Authorizations. The FCC reserves the right to condition, modify or revoke any
Section 214 Authorizations and impose fines for violations of the Communications Act or the FCC's regulations, rules or policies promulgated thereunder, or for violations of the clear and explicit telecommunications laws of other countries that are unable to enforce their laws against call reorigination using uncompleted call signaling. FCC policy provides that foreign governments that satisfy certain conditions may request FCC assistance in enforcing their laws against call reorigination providers based in the U.S. that are violating the laws of these jurisdictions. 30 countries have formally notified the FCC that call reorigination services violate their laws. The FCC has held that it would consider enforcement action against companies based in the U.S. engaged in call reorigination by means of uncompleted call signaling in countries where this activity is expressly prohibited. The FCC has granted a complaint by the Philippines Long Distance Company, Inc. and required U.S. carriers to stop providing call reorigination to customers in the Philippines. This decision is subject to petitions for reconsideration. There can be no assurance that it will not take further action in the future. Enforcement action could include an order to cease providing call reorigination services in such country, the imposition of one or more restrictions on the Company, monetary fines or, in extreme circumstances, the revocation of the Company's Section 214 Switched Voice Authorization, and could have a material adverse effect on the Company's business, financial condition and results of operations. The FCC is currently considering a petition filed by the Telecommunications Resellers Association requesting that the FCC cease enforcing foreign laws against call reorigination.

    Regulatory requirements pertinent to the Company's operations will continue to evolve as a result of the WTO Agreement, federal legislation, court decisions, and new and revised policies of the FCC. In particular, the FCC continues to refine its international service rules to promote competition, reflect and encourage liberalization in foreign countries and reduce international accounting rates toward cost. Indeed, the FCC recently adopted new lower accounting rate benchmarks that became effective on

January 1, 1998. Under the FCC's new benchmarks, after a transition period of one to four years depending on a country's income level, U.S. carriers may be required to pay foreign carriers significantly lower rates for the termination of international services. These rates range from a $0.15 per minute benchmark for upper income countries such as the U.K. to $0.23 per minute for lower income countries such as China. Moreover, the FCC has recently revised its Foreign Carrier Entry Policy as part of its efforts to change its rules to implement the WTO Agreement.

    To date, the FCC has made no pronouncement as to whether refiling arrangements are inconsistent with the regulations of the U.S. or International Telecommunications Union ("ITU"), and a 1995 petition to the FCC for declaratory ruling regarding Sprint's Fonaccess service was recently withdrawn. Although it is possible that the FCC will determine that refiling violates U.S. and/or international law and that such a finding could have a material adverse effect on the Company's business, operating results and financial condition, the FCC currently is not considering such issues in any active proceeding.

    No assurances can be given that changes to the existing international or domestic regulatory framework will not occur. Such changes may increase the Company's legal, administrative or operating costs, or may otherwise limit or constrain the Company's activities, any of which could have a material adverse effect on the Company's business, financial condition, or results of operations.

    EUROPEAN REGULATION OF TELECOMMUNICATIONS SERVICES. In Europe, the regulation of the telecommunications industry is governed at a supranational level by the EU. The EU's institutions, such as the European Commission, are responsible for creating pan-European policies. Through its legislation, the EU has developed a regulatory framework aimed at creating an open, competitive telecommunications market. The EU was established by the Treaty of Rome and subsequent conventions and the European Commission and the Council of Ministers of the European Union are authorized by such treaties to issue EU "directives." EU member states are required to implement these directives through national legislation. If an EU member state fails to adopt such directives, the European Commission may take action, including referral to the European Court of Justice, to enforce the directives.

    In 1990, the EU issued the Services Directive requiring each EU member state to abolish existing monopolies in telecommunications services, with the exception of voice telephony. The intended effect of the Services Directive was to permit the competitive provision of all services, including value-added services and voice services to CUGs, other than voice telephony. However, as a consequence of local implementation of the Services Directive through the adoption of national legislation, there are differing interpretations of the definition of prohibited voice telephony and permitted value-added and CUG services. Voice services accessed by customers through leased lines are permissible in all EU member states. The European Commission has generally taken a narrow view of the services classified as voice telephony, declaring that voice services may not be reserved to the ITOs if (i) dedicated customer access is used to provide the service; (ii) the service confers new value-added benefits on users; or (iii) calling is limited by a service provider to a group having legal, economic or professional ties.

    In March 1996, the EU adopted the Full Competition Directive containing two provisions which required EU member states to allow the creation of alternative telecommunications infrastructures by July 1, 1996, and which reaffirmed the obligation of EU member states to abolish the ITOs' monopolies in voice telephony by 1998. The Full Competition Directive encouraged EU member states to accelerate the liberalization of voice telephony. Certain EU countries may delay the abolition of monopolies in voice telephony based on exemptions established in the Full Competition Directive. These countries include Luxembourg (July
1998), Spain (1998), Portugal and Ireland (2000) and Greece (2001). The European Commission has brought infringement proceedings against the following countries for failure to comply with EU Directives: Belgium, Denmark, Greece, Italy, Luxembourg and Portugal.

    In addition to the foregoing regulations, the EU has adopted the Interconnection Directive and the Licensing Directive. These measures attempt to harmonize telecommunications regulations among the member states of the EU. The Interconnection Directive provides that ITOs are obliged to interconnect with other operators requesting to do so, and to enter into such arrangements on transparent, objective and non-discriminatory terms. Disputes over interconnection rates, terms and conditions have arisen in several member states, and there can be no guarantee that they will be resolved in a manner that will not have a material adverse effect on the Company's operations in Europe. The Licensing Directive provides for the establishment of a national regulatory authority independent of the ITO in each member state of the EU, and provides that member states may reject applications for licenses only upon certain narrowly-defined grounds.

    Each EU member state in which the Company currently conducts or plans to conduct its business has a different regulatory regime, and such differences have continued and will continue beyond January 1998. The requirements for the Company to obtain necessary approvals vary considerably from one member state to another and are likely to change as competition is permitted in new service sectors. In addition, member states may require individual licenses for reserved services and the creation of alternative infrastructure, but not for data, value-added or CUG services.

    No assurances can be given that any changes to the existing European regulatory framework will not occur. Changes to existing regulations may decrease the opportunities that are available for the Company to enter into those markets, or may increase the Company's legal, administrative or operational costs, or may otherwise constrain the Company's activities, any of which could have a material adverse effect on the Company's business, financial condition, or results of operations.

    OTHER OVERSEAS MARKETS. The Company is subject to the regulatory regimes in each of the countries in which it conducts business. Local regulations range from permissive to restrictive, depending upon the country. In the past, the Company has experienced problems in certain countries and has, in certain instances, modified or terminated its services to comply with local regulatory requirements.

    INTERNET ACCESS

    ISPs are generally considered "enhanced service providers" within the U.S. and are exempt from U.S. federal and state regulations governing common carriers. Accordingly, the Company's provision of Internet access services are currently exempt from tariffing, certification and rate regulation. Nevertheless, regulations governing disclosure of confidential communications, copyright, excise tax, and other requirements may apply to the Company's provision of Internet access services. The Company cannot predict the likelihood that state, federal or foreign governments will impose additional regulation on the Company's Internet business, nor can it predict the impact that future regulation will have on the Company's operations.

    The 1996 Telecommunications Act imposes criminal liability on persons sending or displaying indecent material on an interactive computer service such as the Internet in a manner available to minors. The 1996 Telecommunications Act also imposes criminal liability on an entity knowingly permitting facilities under its control to be used for such activities. Entities solely providing access to facilities not under their control are exempted from liability, as are service providers that take good faith, reasonable, effective and appropriate actions to restrict access by minors to the prohibited communications. The constitutionality of these provisions has been successfully challenged in federal appellate court, and their interpretation and enforcement is uncertain. The Telecommunications Act may decrease demand for Internet access, chill the development of Internet content, or have other adverse effects on ISPs such as the Company. In addition, in light of the uncertainty attached to interpretation and application of this law, there can be no assurances that the Company would not have to modify its operations to comply with the statute, including, among other things, prohibiting users from maintaining home pages on the Web.

    In December 1996, the FCC initiated a Notice of Inquiry regarding whether to impose regulations or surcharges upon providers of Internet access and Information Service (the "Internet NOI"). The Internet NOI, and several ongoing FCC proceedings, seek public comment as to whether to impose or to continue to forebear from regulation of Internet and other packet-switched network service providers. The Internet

NOI specifically identifies Internet telephony as a subject for FCC consideration. In addition, on April 10, 1998, the FCC issued a Report to Congress on its implementation of the universal service provisions of the Telecommunications Act. In that Report, the FCC indicated that it would reexamine its policy of not requiring an ISP to contribute to the universal service mechanisms when the ISP provides its own transmission facilities and engages in data transport over those facilities in order to provide an information service. Any such contribution would be related to the ISP's provision of telecommunications services itself. The Company can not predict the outcome of any future proceedings that may impact the Company's provision of Internet access or that may impose additional requirements, regulations or charges upon IDT's provision of Internet access services.

    INTERNET TELEPHONY

    The use of the Internet to provide telephone service is a recent market development. Currently, the FCC is considering whether or not to impose surcharges or additional regulations upon certain providers of Internet telephony. On April 10, 1998, the FCC issued its Report to Congress concerning its implementation of the universal service provisions of the Telecommunications Act. In the Report, the FCC indicated that it would examine the question of whether certain forms of "phone-to-phone" Internet Protocol ("IP") telephony are information services or telecommunications services. It noted that the FCC did not have, as of the date of the Report, an adequate record on which to make any definitive pronouncements, but that the record before it suggested that certain forms of phone-to-phone Internet telephony appear to have the same functionality as non-IP telecommunications services and lack the characteristics that would render them information services. If the FCC were to determine that certain services are subject to FCC regulations as telecommunications services, the FCC noted that it may find it reasonable to require ISPs to make universal service contributions, pay access charges or to be subject to traditional common carrier regulation.

    To the Company's knowledge, there are currently no domestic and few foreign laws or regulations that prohibit voice communications over the Internet. Several efforts have been made to enact federal legislation that would either regulate or exempt from regulation services provided over the Internet. State public utility commissions may also retain jurisdiction to regulate the provision of intrastate Internet telephony services, and could initiate proceedings to do so. A number of countries that currently prohibit competition in the provision of voice telephony have also prohibited Internet telephony. Other countries permit but regulate Internet telephony. If Congress, the FCC, state regulatory agencies or foreign governments begin to regulate Internet telephony, there can be no assurances that any such regulation will not materially adversely affect the Company's business, financial condition or results of operations.

INTELLECTUAL PROPERTY

    The Company's success and ability to compete is dependent in part upon its technology, although the Company believes that its success is more dependent upon its technical expertise than its proprietary rights. The Company relies on a combination of patent, copyright, trademark and trade secret laws and contractual restrictions to establish and protect its technology. The Company does not currently have any issued patents or registered copyrights. The Company's policy is to require its employees and consultants to execute confidentiality agreements upon the commencement of their relationships with the Company. These agreements provide that confidential information developed or made known during the course of a relationship with the Company is to be kept confidential and may not be disclosed to third parties except in specific circumstances. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or other proprietary rights or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. In addition, there can be no assurance that licenses for any intellectual property that might be required by the Company for it to provide its services or products would be available on reasonable terms, if at all.

    The Company owns a service mark registration for the mark GENIE. The Company has also registered service marks relating to its name and logo. In addition, the Company has applications pending with respect to the registration of the service marks Net2Phone, N2P, Amtalk, Amtalk design and Net2Fax, and trademarks relating to its prepaid calling card business. In addition, the Company has applied for a patent in connection with its development of the systems and methodology comprising the technologies underlying Net2Phone. There can be no assurance that the Company's competitors will not develop the ability to provide similar or better services than that of Net2Phone. In addition, there can be no assurance that the Company's patent application relating to the systems and methodology comprising the technologies underlying Net2Phone will result in any patent being issued or that, if issued, such patent will provide protection against competitive technology or that it will be held valid and enforceable if challenged. There can be no assurance that the Company's competitors would not be able to design around such patent or that others will not obtain patents that the Company would need to license or circumvent in order to exploit its patent. See "Risk Factors--Dependence on Technological Development."

    In addition, the Company has entered into an agreement pursuant to which it has received a non-exclusive license to utilize in certain European countries the technologies covered by a European patent relating to the processing of calls made with prepaid calling cards. Under the agreement, the Company is entitled to receive royalties from companies selling prepaid calling cards in Europe who acquire license rights under the patent or against which the patent is successfully enforced. Under the patent agreement, the Company is permitted to grant sublicenses with respect to prepaid calling cards in Europe, and receive royalties from such sublicenses. The Company expects that this arrangement will be attractive to European carriers because it will enable them to fulfill demand for their services without raising their total costs, and the Company believes that it will help to accelerate the growth of its carrier business in Europe.

    The Company has received correspondence from a company that claims to own a registered U.S. trademark, which asserts that the Company's use of the mark "Net2Phone" in connection with its Internet telephony services infringes the relevant trademark, and requests that the Company cease and desist from using the mark. The trademark in question does not purport to relate to Internet telephony services, and no legal proceedings have been commenced against the Company with respect to this matter. The Company is currently conducting an investigation with respect to this claim.

LEGAL PROCEEDINGS

    In December 1995, Surfers Unlimited, L.L.C. filed a breach of contract action in the New Jersey Superior Court, Bergen County. The suit names a subsidiary of the Company as defendant and seeks restitutional and consequential damages in an unspecified amount for interference with prospective business advantages, breach of contract and improper use of confidential and proprietary information. Howard S. Jonas, the Chairman and Chief Executive Officer of the Company, has also been named as a defendant in the action. The suit is currently in the discovery phase, which is scheduled to end on June 30, 1998, and a settlement conference is planned for mid-July 1998.

    In January 1997, six former employees alleging employment discrimination commenced a suit in New Jersey Superior Court, Bergen County. Howard S. Jonas, the Chairman and Chief Executive Officer of the Company, has also been named as a defendant in the action. The action claims that the Company has made hiring and promotion decisions based upon the religious backgrounds of the relevant individuals. The complaint seeks compensatory and punitive damages in an unspecified amount and also seeks statutory multiples of damages. The case is currently in the discovery stage. The previously set trial date of March 17, 1998 has been adjourned, and a status conference has been scheduled for July 14, 1998.

    In June 1997, an uncertified class-action suit seeking compensatory damages in an unspecified amount was brought against the Company in New York Supreme Court, New York County. The suit concerns advertisements that are no longer used by the Company, and advertising practices that were voluntarily terminated by the Company following a prior investigation of the Company by the Attorneys General of several states. The case is currently in preliminary stages of discovery.

    In September 1997, DigiTEC 2000, Inc. ("DigiTEC") filed a complaint (subsequently amended) in New York Supreme Court, New York County against the Company alleging that in connection with its sale of prepaid calling cards, the Company engaged in unfair competition and tortiously interfered with an exclusive business relationship between DigiTEC and two co-defendants, CG Com, Inc. and Mr. Carlos Gomez. The complaint seeks compensatory and consequential damages in an unspecified amount of not less than $50 million and also seeks an unspecified amount of punitive damages. The complaint also alleges that CG Com, Inc. and Mr. Gomez owe DigiTEC more than $500,000. In November 1997, the Court denied DigiTEC's motion for a preliminary injunction to bar CG Com, Inc. and Mr. Gomez from distributing the Company's calling cards. The case is currently in preliminary stages of discovery.

    The Company filed a lawsuit against Mr. Glen Miller in August 1997 in the New Jersey Superior Court, Bergen County. The action was based upon various matters arising out of Mr. Miller's employment with IDT. Mr. Miller answered the complaint and filed a counterclaim against the Company seeking compensatory and punitive damages for breach of his employment contract and breach of the covenant of good faith and fair dealing. Mr. Miller alleges that the Company breached his employment agreement by failing to compensate him as contemplated by his employment agreement, including by failing to deliver to him 20,000 shares of the Company's Common Stock. Mr. Miller also filed a third-party complaint against Howard Balter, the Chief Operating Officer of the Company, and Jonathan Rand, the Company's former Director of Human Resources, for fraudulent conduct and misrepresentation. The Company filed its answer to Mr. Miller's counterclaim in December 1997. In January 1998, the Court partially granted Mr. Miller's motion for summary judgment, awarding him severance pay in the amount of approximately $50,000. The Company's motion for leave to appeal this award has been denied, and the action is currently in the discovery phase.

    The Company is subject to other legal proceedings and claims which have arisen in the ordinary course of its business and have not been finally adjudicated. Although there can be no assurances in this regard, in the opinion of the Company's management, such proceedings, as well as aforementioned actions, will not have a material adverse effect on results of operations or the financial condition of the Company.

EMPLOYEES

    As of January 31, 1998, the Company had 382 full-time employees, including approximately 176 in technical support and customer service, 39 in sales and marketing, 46 in its technical staff, 62 in general operations and 59 in management and finance. The Company believes that its relations with its employees are good. None of the Company's employees are represented by a labor union or covered by a collective bargaining agreement and the Company has never experienced a work stoppage.

PROPERTIES

    The Company's principal facilities total approximately 35,300 square feet and are located in three buildings in Hackensack, New Jersey. The Company also leases space (typically less than 500 square feet) in various geographic locations to house the telecommunications equipment for each of its POPs. The Company occupies one building under a lease which expires on June 30, 1999. The Company leases this facility from an entity in which Howard S. Jonas, the Company's Chairman and Chief Executive Officer, is the sole stockholder. The Company occupies facilities in a second building pursuant to a lease which expires on September 30, 1998 and facilities in a third building, which the Company also leases from an entity controlled by Mr. Jonas, pursuant to a lease which expires in December 1998.

                                   MANAGEMENT

    The current directors and executive officers of the Company are as follows:

NAME                                            AGE                                 POSITION
------------------------------------------      ---      ---------------------------------------------------------------
Howard S. Jonas...........................          41   Chief Executive Officer, Chairman of the Board and Treasurer
Howard S. Balter..........................          36   Chief Operating Officer and Vice Chairman of the Board
James A. Courter..........................          56   President and Director
Stephen R. Brown..........................          41   Chief Financial Officer
Joyce J. Mason............................          38   General Counsel, Secretary and Director
Marc E. Knoller...........................          37   Vice President and Director
Hal Brecher...............................          39   Executive Vice President of Operations and Director
Ilan M. Slasky............................          27   Executive Vice President of Finance
Joshua Winkler............................          42   Executive Vice President of Sales
Meyer A. Berman...........................          64   Director
J. Warren Blaker..........................          65   Director
Denis A. Bovin............................          50   Director
James R. Mellor...........................          68   Director
Elmo R. Zumwalt, Jr.......................          77   Director

    HOWARD S. JONAS founded IDT in August 1990 and has served as Chairman of the Board and Treasurer since its inception and as Chief Executive Officer since December 1991. He served as President of the Company from December 1991 through September 1996. Mr. Jonas is also the founder and has been President of Jonas Publishing Corp. ("Jonas Publishing"), a publisher of trade directories, since its inception in 1979. Mr. Jonas received a B.A. degree in Economics from Harvard University.

    HOWARD S. BALTER has served as Chief Operating Officer of the Company since 1993 and served as the Company's Chief Financial Officer from 1993 to May 1995. Mr. Balter has been a director of the Company since December 1995 and became Vice Chairman of the Board in October 1996. From 1985 to 1993, Mr. Balter operated his own real estate development firm. Mr. Balter holds a B.A. degree in Mathematics and Computers from Yeshiva University and attended New York University School of Business.

    JAMES A. COURTER joined the Company as President in October 1996 and has been a director of the Company since March 1996. Mr. Courter has been a senior partner in the New Jersey law firm of Courter, Kobert, Laufer & Cohen since 1972. He was also a partner in the Washington, D.C. law firm of Verner, Liipfert, Bernhard, McPherson & Hand from January 1994 to September 1996. Mr. Courter was a member of the U.S. House of Representatives for 12 years, retiring in January 1991. From 1991 to 1994, Mr. Courter was Chairman of the President's Defense Base Closure and Realignment Commission. Mr. Courter also serves on the Board of Directors of Envirogen, Inc. He received a B.A. degree from Colgate University and a J.D. degree from Duke University Law School.

    STEPHEN R. BROWN joined the Company as its Chief Financial Officer in May 1995. From 1985 to May 1995, Mr. Brown operated his own public accounting practice servicing medium-sized corporations as well as high net worth individuals. Mr. Brown received a B.A. degree in Economics from Yeshiva University and a B.B.A. degree in Business and Accounting from Baruch College.

    JOYCE J. MASON has served as General Counsel, Secretary and director of the Company since its inception. Ms. Mason received a B.A. degree from the City University of New York and a J.D. degree from New York Law School.

    MARC E. KNOLLER joined the Company as Vice President and director in March 1991. From 1988 until March 1991, Mr. Knoller was director of national sales for Jonas Publishing. Mr. Knoller received a B.B.A. degree from Baruch College.

    HAL BRECHER has served as the Company's Executive Vice President of Operations since he joined the Company in November 1996, and became a director of the Company in April 1997. Mr. Brecher also serves as Chief Operating Officer of Net2Phone. Prior to joining the Company, Mr. Brecher was the Executive Vice President of DME Marketing, a private direct marketing firm. He holds a B.S. degree in Computer Science from Brooklyn College, and an M.B.A. degree from the Wharton School of the University of Pennsylvania.

    ILAN M. SLASKY joined the Company in April 1996 and served as Director of Carrier Services from November 1996 to July 1997. Since July 1997, Mr. Slasky has served as Executive Vice President of Finance in charge of investor relations and mergers and acquisitions. From 1991 to 1996, Mr. Slasky worked for Merrill Lynch in various capacities including risk management, fixed income trading and equity derivatives. Mr. Slasky holds an M.B.A. degree from New York University in Finance and Management, and a B.A. degree in Economics from the University of Pittsburgh.

    JOSHUA WINKLER joined the Company in October 1996 as Vice President of Finance, and was named Executive Vice President of Sales in November 1997. From 1985 to 1995, Mr. Winkler served as president of Rophe Management, a private company which owned and operated medical facilities, and served as an adjunct professor of accounting and business management at Touro College from 1992 to 1996. Mr. Winkler is a certified public accountant, and holds a B.S. degree in accounting from Brooklyn College.

    MEYER A. BERMAN has been a director of the Company since March 1996. Mr. Berman founded M.A. Berman Co. in 1981, a broker-dealer that services high net worth individuals and institutions, and has served as its President from its inception. Prior to such time Mr. Berman held various positions in the stock brokerage business. Mr. Berman has a B.A. degree from the University of Connecticut.

    J. WARREN BLAKER has been a director of the Company since March 1996. Dr. Blaker has been Professor of Physics and Director of the Center for Lightwave Science and Technology at Fairleigh Dickinson University since 1987. Prior to such time he worked in various capacities in the optics industry, including serving as Chief Executive Officer of University Optical Products, Inc., a wholly-owned subsidiary of University Patents, Inc., from 1982 to 1985. Dr. Blaker received a B.S. degree from Wilkes University and a Ph.D. from the Massachusetts Institute of Technology.

    DENIS A. BOVIN joined the Company as a Director in February 1998. Mr Bovin also currently serves as Vice Chairman of Investment Banking and Senior Managing Director of Bear Stearns & Co. Prior to joining Bear Stearns, Mr. Bovin spent more than two decades in the Investment Banking Corporate Coverage and Capital Markets divisions as well as the Communications and Technology Group of Salomon Brothers, Inc. Mr. Bovin has more than 25 years of experience in strategic and financial concerns of domestic and foreign companies, and played significant roles in the growth of several international telecommunications companies. Mr. Bovin received a B.S. degree from the Massachusetts Institute of Technology and an M.B.A. degree from Harvard University.

    JAMES R. MELLOR joined the Company as a director in August, 1997. Since 1981, Mr. Mellor had been working for General Dynamics Corporation ("General Dynamics"), a leader in nuclear submarines, surface combatant ships and combat systems. From 1994 until 1997, Mr. Mellor served as CEO of General Dynamics. Before joining General Dynamics, Mr. Mellor served as President and Chief Operating Officer of AM International, Inc., now Multigraphics, Inc. Prior to that, Mr. Mellor spent 18 years with Litton Industries in a variety of engineering and management positions, including Executive Vice President in charge of Litton's Defense Group from 1973 to 1977. Mr. Mellor has a B.S. degree and an M.S. degree in electrical engineering from the University of Michigan.

    ELMO R. ZUMWALT, JR. became a director of the Company in February 1997. He is a retired U.S. Navy Admiral and served as Chief of Naval Operation and a member of the Joint Chiefs of Staff from 1970 to 1974. Since 1991, he has been President of Admiral Zumwalt & Consultants, Inc., a Washington-based consulting firm. Admiral Zumwalt is a director of Magellan Aerospace Corporation, Dallas Semiconductor Corporation and NL Industries Inc. He is also a member of the President's Foreign Intelligence Advisory Board, Chairman of the International Consortium for Research on the Health Effects of Radiation, Chairman of the Morrow Foundation and Chairman of the Ethics and Public Policy Center. Admiral Zumwalt received a B.S. degree in electrical engineering from the United States Naval Academy in Annapolis, Maryland.

    Each of the Company's directors holds office until that director's successor has been duly elected and qualified. The Company's Board of Directors is divided into three classes with Messrs. Blaker, Courter, Knoller and Zumwalt constituting Class I, Messrs. Balter, Berman and Brecher constituting Class II and Messrs. Jonas, Mellor and Bovin and Ms. Mason constituting Class III. Mr. Bovin will be a Class III director at such time as he takes office. Upon the expiration of the term of each class of directors, directors comprising such class of directors will be elected for a three year term at the next succeeding annual meeting of stockholders. Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors are duly elected and qualified.

    Mr. Jonas and Ms. Mason are brother and sister.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has established an Executive Committee consisting of Messrs. Jonas and Balter. In addition, the Board of Directors has established a Compensation Committee, which currently consists of Messrs. Berman, Mellor and Blaker, and an Audit Committee consisting of Messrs. Berman and Blaker. The Compensation Committee makes recommendations concerning the salaries and incentive compensation of employees of, and consultants to, the Company and administers the Company's Amended and Restated 1996 Stock Option and Incentive Plan. The Audit Committee is responsible for reviewing the results and scope of audits and other services provided by the Company's independent auditors.

KEY EMPLOYEES AND ADVISORS

    In addition to the foregoing individuals, the Company employs the following key employees and advisors:

    JACK KEMP has served as a Senior Strategic Advisor to the Company's Board of Directors since April 1998. Mr. Kemp, a former vice-presidential candidate, co-founded Empower America, a public policy and advocacy organization focused on promoting economic growth and entrepreneurship in America. From 1989 to 1992, Mr. Kemp served as a member of the U.S. Cabinet as the Secretary of Housing and Urban Development. From 1971 to 1989, Mr. Kemp represented the western New York area in the U.S. House of Representatives, and from 1980 to 1987, he served as Chairman of the House Republican Conference.

    DR. DAVID L. TUROCK became Director of Technology of the Company in November 1997 at the time that the Company acquired Rock Enterprises, Inc. ("Rock"), a telecommunications company which Dr. Turock founded in 1992. Dr. Turock provided consulting services to the Company through Rock since 1992. Pursuant to an agreement with the Company, Dr. Turock is permitted to provide certain consulting services to, and serve as a director of, certain telecommunications businesses outside of IDT, subject to certain limitations. Prior to joining IDT, Dr. Turock also founded a number of other telecommunications companies, including TPS Call Sciences. In addition, Dr. Turock has conducted research on human information processing and telecommunications systems at Bell Communications Research Inc. between 1988 and 1992, and at AT&T Bell Laboratories between 1982 and 1988. Dr. Turock holds a Ph.D. in Cognitive Science from Rutgers University, an M.S.E. degree in Engineering and Computer Science from the University of Pennsylvania, an M.S. degree in Experimental Psychology from Rutgers University, a B.S. degree in Psychology from Syracuse University, an A.A. degree from Keystone College, and executive certificates from the Wharton School of the University of Pennsylvania and the Sloan School of Management at M.I.T.

    CLIFFORD M. SOBEL has been employed as the President of the Company's Net2Phone subsidiary since September 1997. Prior to his employment with the Company, Mr. Sobel founded several import-export companies, including DVMI, Bon-Art International and Bauchet International. Mr. Sobel holds a B.A. degree in Economics from the University of Vermont, and a B.S. degree in Accounting, Foreign Trade and Management and Marketing from New York School of Commerce.

    H. JEFF GOLDBERG has served as the Director of Technology of the Company's Net2Phone division and as a consultant to the Company since 1995. Prior to his employment with the Company, Mr. Goldberg served as a developer of multimedia communications software at AT&T Bell Laboratories between 1977 and 1979, and as a Vice President of Software at Charles River Data Systems in Massachusetts between 1979 and 1985. In addition, Mr. Goldberg has worked as an independent software consultant between 1985 and 1995. Mr. Goldberg holds a B.S. degree in Electrical Engineering from Cooper Union and an S.M. degree in Computer Science from Massachusetts Institute of Technology.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock and Class A Stock of the Company (assuming conversion of all of the shares of Class A Stock into Common Stock) as of May 6, 1998 with respect to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock based solely on publicly available filings with the Securities and Exchange Commission received by the Company; (ii) each of the Company's directors; (iii) the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) who were serving as executive officers as of July 31, 1997; and (iv) all executive officers and directors as a group, in each case after giving effect to the Equity Offering. Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                                                           SHARES
                                                                                     BENEFICIALLY OWNED
                                                                                  ------------------------
NAME AND ADDRESS OF STOCKHOLDERS                                                    NUMBER       PERCENT
--------------------------------------------------------------------------------  -----------  -----------
Howard S. Jonas(1)..............................................................   13,337,247         40.3
  190 Main Street
  Hackensack, NJ 07601
David L. Turock.................................................................    1,880,356          5.7
  InterExchange, Inc.
  225 Old New Brunswick Road, Suite 300
  Piscataway, New Jersey 08854
Howard S. Balter(3).............................................................      421,620          1.3
James A. Courter(4).............................................................      217,000          *
Joyce J. Mason(5)...............................................................       73,032          *
Meyer A. Berman(6)..............................................................       62,100          *
Hal Brecher(7)..................................................................       22,500          *
Stephen R. Brown(8).............................................................       34,920          *
J. Warren Blaker(9).............................................................       28,000          *
Marc E. Knoller(9)..............................................................      180,000          *
Denis A. Bovin(9)...............................................................       70,000          *
James R. Mellor(9)..............................................................       10,000          *
Elmo R. Zumwalt, Jr.(9).........................................................       16,000          *
All directors and executive officers as a group (14 persons)....................   16,377,775         48.3

------------------------

*   Less than 1%.

(1) Includes (i) 10,230,868 shares of Class A Stock which are convertible on a share-for-share basis into Common Stock at the option of the holder, consisting of (a) 4,962,169 shares held by Mr. Jonas directly, (b) 14,242 shares held by The Jonas Family Limited Partnership, (c) 3,695,270 shares held by the Howard S. Jonas 1996 Annuity Trust and (d) 1,559,228 shares held by the Howard S. Jonas 1998 Annuity Trust and (ii) 3,106,379 shares of Common Stock held by the former sharesholders of IX, who have granted to Mr. Jonas a proxy to vote such shares in connection with the transactions contemplated by the IX Merger Agreement.

(2) Includes 1,567,856 shares which Mr. Howard Jonas has been granted the right to vote pursuant to a proxy granted in connection with the transactions contemplated by the IX Merger Agreement and which are subject to certain transfer limitations. 223,130 of such shares are held in an escrow account to indemnify the Company in the event of a breach of certain representations and warranties contained in the IX Merger Agreement.

(3) Includes 290,920 shares issuable upon exercise of stock options.

(4) Includes 110,000 shares issuable upon exercise of stock options.

(5) Includes 62,700 shares issuable upon exercise of stock options. Includes 3,999 shares held by members of Ms. Mason's immediate family.

(6) Includes 10,000 shares issuable upon exercise of stock options.

(7) Includes 12,500 shares issuable upon exercise of stock options.

(8) Includes 24,920 shares issuable upon exercise of stock options.

(9) Common Stock issuable upon exercise of stock options.

                          DESCRIPTION OF CAPITAL STOCK

    The following brief description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Certificate of Incorporation and by-laws (the "By-Laws"). The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $.01 par value, 35,000,000 shares of Class A Common Stock, $.01 par value (the "Class A Stock") and 10,000,000 shares of Preferred Stock, $.01 par value (the "Preferred Stock").

COMMON STOCK AND CLASS A STOCK

    GENERAL

    The rights of holders of Common Stock and holders of Class A Stock are identical except for voting and conversion rights and restrictions on transferability. As of May 6, 1998, the Company had 33,063,893 shares of capital stock outstanding, consisting of 22,833,025 shares of Common Stock and 10,230,868 shares of Class A Stock.

    VOTING RIGHTS

    The holders of Class A Stock are entitled to three votes per share and the holders of Common Stock are entitled to one vote per share. Except as otherwise required by law or as described below, holders of Class A Stock and Common Stock will vote together as a single class on all matters presented to the stockholders for their vote or approval, including the election of directors. Stockholders are not entitled to vote cumulatively for the election of directors, and no class of outstanding Common Stock acting alone is entitled to elect any directors. As of May 6, 1998, Howard S. Jonas, the Chairman of the Board, Chief Executive Officer and Treasurer of the Company, beneficially owned 10,230,868 shares of Class A Stock, and retains effective control of the Company by holding more than 50% of the combined voting power of the Company's outstanding capital stock, including 3,106,379 shares of Common Stock held by proxy pursuant to the IX Merger Agreement, as of such date. Therefore, Mr. Jonas has the ability to elect all of the directors of the Company and to effect or prevent certain corporate transactions which require majority or supermajority approval of the combined classes, including mergers and other business combinations.

    TRANSFER RESTRICTIONS

    Class A Stock is subject to certain limitations on transferability that do not apply to the Common Stock. The Certificate of Incorporation provides that if there is a Transfer (as defined therein) of shares of Class A Stock to a person other than a Permitted Transferee (as hereinafter defined) then such shares automatically convert into an equal number of shares of Common Stock, other than when such shares are pledged pursuant to a bona fide pledge. In the event of foreclosure, however, such shares will convert automatically into Common Stock 30 days after notice of foreclosure has been given, unless the Class A Shares are transferred to a Permitted Transferee or the foreclosure action has been canceled or annulled. "Permitted Transferee" means, (A) with respect to each holder of shares of Class A Stock, the Company, and (B) with respect to each holder who is a natural person, (i) the spouse of such holder, lineal ancestors of such holder or spouse and any person who is a lineal descendant of a grandparent of such holder or the spouse, or a spouse of any such lineal descendant or such lineal ancestor (collectively referred to as the "Family Members" of such holder); (ii) the trustee of a trust exclusively for the benefit of such holder, any Family Member, or certain charitable organizations;
(iii) a charitable organization established solely by one or more of such holders or Family Members; (iv) any IRA or 401(k) employee benefit plan of such holder; (v) the estate or any appointed guardian or custodian of such holder; and (vi) any corporation or partnership controlled by such holder. Shares of Class A Stock acquired by the Company will be canceled and may not be reissued. The provision in the Certificate of Incorporation regarding conversion of Class A Stock may not be amended without the affirmative vote of holders of the majority of the shares of Class A Stock and the affirmative vote of holders of a majority of the shares of Common Stock, each voting separately as a class.

    DIVIDENDS AND LIQUIDATION

    Holders of Class A Stock and holders of Common Stock have an equal right to receive dividends when and if declared by the Company's Board of Directors out of funds legally available therefor. If a dividend or distribution payable in Class A Stock is made on the Class A Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the Common Stock payable in shares of Common Stock. Conversely, if a dividend or distribution payable in Common Stock is made on the Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the Class A Stock payable in shares of Class A Stock. In the event of the liquidation, dissolution, or winding up of the Company, holders of the shares of Class A Stock and Common Stock are entitled to share equally, share-for-share, in the assets available for distribution after payment of all creditors and the liquidation preferences of the Preferred Stock of the Company.

    OPTIONAL CONVERSION RIGHTS

    Each share of Class A Stock may, at any time and at the option of the holder, be converted into one fully paid and nonassessable share of Common Stock. Upon conversion, such shares of Common Stock would not be subject to restrictions on transfer that applied to the shares of Class A Stock prior to conversion except to the extent such restrictions are imposed under applicable securities laws.

    The shares of Common Stock are not convertible into or exchangeable for shares of Class A Stock or any other shares or securities of the Company.

    OTHER PROVISIONS

    Holders of Class A Stock and Common Stock have no preemptive rights to subscribe to any additional securities of any class which the Company may issue and there are no redemption provisions or sinking fund provisions applicable to either such class, nor is the Class A Stock or the Common Stock subject to calls or assessments by the Company. The rights, preferences, and privileges of the holders of Common Stock and Class A Stock are subject to, and may be adversely affected by, the rights of the holders of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

    The Company's Certificate of Incorporation provides that the Company may issue up to 10,000,000 shares of Preferred Stock in one or more series and as may be determined by the Company's Board of Directors who may establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and relative rights of the shares of each such series and any qualifications, limitations, or restrictions thereof, and to increase or decrease the number of shares of any such series without any further vote or action by the stockholders. The Board of Directors of the Company may authorize, without stockholder approval, the issuance of Preferred Stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of Common Stock. Preferred Stock could thus be issued quickly with terms designated to delay or prevent a change in control of the Company or to make the removal of management more difficult. In certain circumstances, this could have the effect of decreasing the market price of the Common Stock. There are no shares of Preferred Stock outstanding.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                            DESCRIPTION OF THE NOTES

    The New Notes will be issued under an Indenture (the "Indenture") dated as of February 18, 1998 between the Company and U.S. Bank Trust National Association, formerly known as First Trust National Association, as trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the United States Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indenture and the Registration Rights Agreement, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act. Copies of the Indenture may be obtained upon request to the Company at its address set forth elsewhere herein. The definitions of certain terms used in the following summary are set forth under "--Certain Definitions." References in this "Description of the Notes" section to "the Company" mean only IDT Corporation and not any of its Subsidiaries. Except as otherwise indicated below, the following summary applies to both the Old Notes and the New Notes.

GENERAL

    The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The Company has appointed the Trustee to serve as registrar and paying agent under the Indenture at its offices at 180 East 5th Street, St. Paul, Minnesota 55101; Attention:
Specialized Finance Department; 612-244-0721. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

    The form and term of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act, and therefore such New Notes will not be subject to certain transfer restrictions and registration rights applicable to the Old Notes. See "The Exchange Offer."

RANKING

    The Notes will be general unsecured obligations of the Company and will rank senior in right of payment to all future Indebtedness of the Company that is, by its terms or by the terms of the agreement or instrument governing such Indebtedness, expressly subordinated in right of payment to the Notes and PARI PASSU in right of payment with all existing and future unsecured liabilities of the Company that are not so subordinated.

    Any right of the Company and its creditors, including holders of the Notes, to participate in the assets of any of the Company's subsidiaries upon any liquidation or administration of any such subsidiary will be subject to the prior claims of the creditors of such subsidiary. The claims of creditors of the Company, including holders of the Notes, will be effectively subordinated to all existing and future third-party indebtedness and liabilities, including trade payables, of the Company's subsidiaries. The Company and its subsidiaries may incur other debt in the future, including secured debt.

    The Notes will not be entitled to the benefit of any guarantees, except as described under "--Certain Covenants--Limitation on Issuances of Guarantees by Restricted Subsidiaries."

MATURITY, INTEREST AND PRINCIPAL OF THE NOTES

    The Notes are limited to $275.0 million aggregate principal amount. Old Notes in the aggregate principal amount of $100.0 million were issued in the Initial Offering. Up to $100.0 million in aggregate principal amount of the New Notes will be issued in the Exchange Offer, and will be exchanged for, and will evidence the same indebtedness of the Company as the Old Notes. The Notes will mature on February 15, 2006. Interest on the Notes will accrue at the rate of 8 3/4% per annum and will be payable semi-annually in arrears on each February 15 and August 15, commencing August 15, 1998, to the holders of record of Notes (the "Holders") at the close of business on February 1 and August 1, respectively, immediately preceding such interest payment date. Interest on the Notes will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360 day year of twelve 30-day months.

    The New Notes will bear interest at a rate equal to 8 3/4% per annum from and including their date of issuance. Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the last date on which interest was paid on the Old Notes, or if no interest had been paid on such Old Notes, from the date of their original issue, to, but not including, the date of issuance of the New Notes accepted for exchange, which interest accrued at the rate of 8 3/4% per annum, and will cease to accrue on the day prior to the issuance of the New Notes.

OPTIONAL REDEMPTION

    The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after February 15, 2002, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the date fixed for redemption, if redeemed during the 12-month period beginning on February 15 of the years indicated below:

YEAR                                                      REDEMPTION PRICE
--------------------------------------------------------  ----------------
2002....................................................        104.375%
2003....................................................        102.188%
2004 and thereafter.....................................        100.000%

    In addition, prior to February 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 108.75% of the principal amount of the Notes so redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption with the net cash proceeds of one or more Public Equity Offerings; PROVIDED, HOWEVER, that at least 65% of the aggregate principal amount of Notes issued under the Indenture would remain outstanding immediately after giving effect to any such redemption (excluding any Notes owned by the Company or any of its Affiliates). Notice of any such redemption must be given within 60 days after the date of the applicable Public Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

    In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED, HOWEVER, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; PROVIDED, FURTHER, HOWEVER, that if a partial redemption is made pursuant to the provisions described in the second paragraph under "--Optional Redemption," selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a PRO RATA basis or on as nearly a PRO RATA basis as is practicable (subject to the procedures of The Depository Trust Company), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent for the Notes funds in satisfaction of the redemption price together with accrued and unpaid interest pursuant to the Indenture.

CHANGE OF CONTROL

    Following the occurrence of a Change of Control (the date of such occurrence being the "CHANGE OF CONTROL DATE"), the Company shall notify the Holders of such occurrence in the manner prescribed by the

Indenture and shall, within 20 days after the Change of Control Date, make an Offer to Purchase all Notes then outstanding at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date. The Company's obligations may be satisfied if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements of the Indenture applicable to an Offer to Purchase made by the Company and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase.

    If an Offer to Purchase is made, there can be no assurance that the Company will have available funds sufficient to pay for all of the Notes that might be tendered by Holders seeking to accept the Offer to Purchase. If the Company fails to purchase all of the Notes tendered for purchase upon the occurrence of a Change of Control, such failure will constitute an Event of Default. See "--Events of Default" and "Risk Factors--Failure to Purchase Notes Upon Change of Control."

    If the Company makes an Offer to Purchase, the Company will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable Federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed.

CERTAIN COVENANTS

    LIMITATION ON RESTRICTED PAYMENTS. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly,

    (i) declare or pay any dividend or any other distribution on any Equity Interests of the Company or any Restricted Subsidiary or make any payment or distribution to the direct or indirect holders of Equity Interests (in their capacity as such) of the Company or any Restricted Subsidiary (other than any dividends, distributions and payments made to the Company or any Restricted Subsidiary and dividends or distributions payable to any Person solely in Qualified Equity Interests or in options, warrants or other rights to purchase Qualified Equity Interests);

    (ii) redeem any Equity Interests of the Company or any Restricted Subsidiary (other than any such Equity Interests owned by the Company or any Restricted Subsidiary);

   (iii) redeem or make any principal payment on, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than any Subordinated Indebtedness held by any Restricted Subsidiary); or

    (iv) make any Investment (other than Permitted Investments) (any of the foregoing, a "Restricted Payment"), unless

           (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

           (b) immediately after giving effect to such Restricted Payment, the Company would be able to Incur $1.00 of additional Indebtedness under the first paragraph of "--Limitation on Incurrence of Indebtedness"; and

           (c) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments (including the Fair Market Value of any non-cash Restricted Payment) declared or made on or after the Issue Date (excluding any Restricted Payment described in clauses (ii), (iii), (iv) or (v) of the next paragraph) does not exceed an amount equal to the sum of the following (the "Basket"):

            (1) (x) the Cumulative Operating Cash Flow determined at the time of such Restricted Payment less (y) 200% of cumulative Consolidated Fixed Charges determined for the period (treated as one accounting period) commencing on the first day of the fiscal quarter in which the Issue Date occurs and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment; plus

            (2) the aggregate net cash proceeds received by the Company either
                (x) as capital contributions to the Company after the Issue Date or (y) from the issue and sale (other than to a Subsidiary of the Company) of Qualified Equity Interests after the Issue Date (other than (A) any issuance and sale of Qualified Equity Interests financed, directly or indirectly, using funds (i) borrowed from the Company or any of its Subsidiaries until and to the extent such borrowing is repaid or (ii) contributed, extended, guaranteed or advanced by the Company or any of its Subsidiaries (including, without limitation, in respect of any employee stock ownership or benefit plan) and (B) any such net cash proceeds counted toward clause (iv)(x) of paragraph (b) under "--Limitation on Incurrence of Indebtedness"); PLUS

            (3) the aggregate amount by which Indebtedness (other than any
                Subordinated Indebtedness) of the Company or any Restricted Subsidiary is reduced on the Company's consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date into Qualified Equity Interests (less the amount of any cash, or the fair value of property, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); PLUS

            (4) in the case of the disposition or repayment of any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Cumulative Operating Cash Flow) equal to the lesser of: (x) the return in cash of capital with respect to such Investment and (y) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes; PLUS

            (5) so long as the Designation thereof was treated as a Restricted
                Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "--Designation of Unrestricted Subsidiaries," the Company's proportionate interest in an amount equal to the excess of (x) the total assets of such Subsidiary, valued on an aggregate basis at Fair Market Value, over (y) the total liabilities of such Subsidiary, determined in accordance with GAAP (and provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation); MINUS

            (6) with respect to each Subsidiary of the Company which has been designated as an Unrestricted Subsidiary after the Issue Date in accordance with "--Designation of Unrestricted Subsidiaries," the greater of (x) $0 and (y) the Designation Amount thereof (measured as of the Date of Designation); PLUS

            (7) $60.0 million.

    The foregoing provisions will not prevent (i) the payment of any dividend or distribution on Equity Interests within 60 days after the date of declaration of such dividend or distribution, if at the date of such declaration, such dividend or distribution would comply with the provisions of the Indenture; (ii) the redemption of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Subsidiary of the Company) of, Qualified Equity Interests; (iii) any Investment to the extent that the consideration therefor consists of Qualified Equity Interests; (iv) the redemption of Subordinated Indebtedness made in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary) of, (x) Qualified Equity Interests or (y) other Subordinated Indebtedness having no stated maturity for the payment of principal thereof prior to the final stated maturity of the Notes; or (v) the redemption of any Equity Interests of the Company held by directors, officers or employees of the Company or any of its Subsidiaries upon their death, retirement or other termination not to exceed $500,000 in the aggregate in any calendar year; PROVIDED, HOWEVER, that any unused amount may be used only in the next succeeding calendar year; PROVIDED, FURTHER, HOWEVER, that (A) in the case of each of clauses (ii), (iii), (iv) and (v), no Default shall have occurred and be continuing or would arise therefrom and (B) no issuance of Qualified Equity Interests pursuant to clause (ii), (iii) or (iv) shall increase the Basket or count toward clause (iv)(x) of paragraph (b) under "-- Limitation on Incurrence of Indebtedness."

    LIMITATION ON INCURRENCE OF INDEBTEDNESS. (a) The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness; PROVIDED, HOWEVER, that the Company may Incur Indebtedness if, at the time of such Incurrence, the Leverage Ratio would be less than or equal to (i) 5.5 to 1.0 if Incurred within the first three years of the Issue Date and (ii) 5.0 to 1.0 if Incurred thereafter.

        (b) The foregoing limitations of paragraph (a) of this covenant will not apply to any of the following:

           (i) the Notes issued on the Issue Date and Permitted Refinancings thereof, and the Exchange Notes;

           (ii) Indebtedness of the Company or any Restricted Subsidiary to the extent outstanding on the date of the Indenture, and Permitted Refinancings thereof;

           (iii) Indebtedness (including Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such subsidiary was acquired by the Company) of the Company Incurred to finance the cost (including the cost of design, construction, acquisition (including acquisitions by way of capital lease or by way of acquisitions of the capital stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the equipment, inventory or assets so acquired), installation or integration) of equipment used in the Telecommunications Business or ownership rights with respect to indefeasible rights of use or minimum investment units (or similar ownership interests) in transnational fiber optic cable or other transmission facilities, in each case purchased or leased by the Company after the Issue Date, and Permitted Refinancings thereof;

           (iv) Indebtedness of the Company in an aggregate amount not to exceed
       2.0 times (x) the net cash proceeds received after the Issue Date by the Company from the issuance and sale of its Common Stock (other than to a Subsidiary of the Company) (PROVIDED, HOWEVER, that such net cash proceeds shall not increase the Basket) and (y) the Fair Market Value of Common Equity Interests of the Company issued as consideration in a Telecommunications Acquisition; PROVIDED, HOWEVER, that any Indebtedness Incurred under this clause (iv) shall have a Weighted Average Life to Maturity greater than the Weighted Average Life to Maturity of the Notes and shall not require repayment or redemption (including pursuant to any required offer to purchase) prior to the Maturity Date (other than a redemption upon a change of control of the Company pursuant to provisions similar to those under "-- Change of Control");

           (v) (1) Indebtedness of any Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary and (2) Indebtedness of the Company owed to and held by any Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of the Company's obligations under the Notes; PROVIDED, HOWEVER, that an Incurrence of Indebtedness that is not permitted by this clause (v) shall be deemed to have occurred upon (x) any sale or other disposition of any Indebtedness of the Company or any Restricted Subsidiary referred to in this clause (v) to any Person other than the Company or any Restricted Subsidiary or (y) any Restricted Subsidiary that holds Indebtedness of the Company or another Restricted Subsidiary ceasing to be a Restricted Subsidiary;

           (vi) Interest Rate Protection Obligations of the Company relating to Indebtedness of the Company (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be Incurred under this covenant); PROVIDED, HOWEVER, that the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

           (vii) Indebtedness of the Company under Currency Agreements to the extent relating to (x) Indebtedness of the Company and/or (y) obligations to purchase assets, properties or services incurred in the ordinary course of business of the Company or any Restricted Subsidiary; PROVIDED, HOWEVER, that such Currency Agreements do not increase the Indebtedness or other obligations of the Company and the Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities or compensation payable thereunder;

           (viii) Indebtedness of the Company and/or any Restricted Subsidiary in respect of performance bonds of the Company or any Restricted Subsidiary or surety bonds provided by the Company or any Restricted Subsidiary incurred in the ordinary course of business and on ordinary business terms in connection with the construction or operation of a Telecommunications Business;

           (ix) Indebtedness of the Company under one or more Credit Facilities, and guarantees by Restricted Subsidiaries thereof (in compliance with the provisions of "--LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES"), in an aggregate amount not to exceed at any time the greater of (x) $35.0 million and (y) 65% of accounts receivable reflected on the Company's latest consolidated balance sheet;

           (x) Indebtedness of the Company, to the extent that the net proceeds thereof are promptly (A) used to repurchase Notes tendered in an Offer to Purchase in connection with a Change of Control or (B) deposited to defease all of the Notes as described under "--Satisfaction and Discharge of Indenture; Defeasance"; and

           (xi) Indebtedness Incurred in an aggregate amount which, when taken together with the aggregate amount of all other Indebtedness of the Company and its Restricted Subsidiaries incurred under this clause outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (i) through (x) above or paragraph (a)) does not exceed $200.0 million.

        (c) For purposes of determining any particular amount of Indebtedness under this covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; PROVIDED, HOWEVER, that the foregoing shall not in any way be deemed to limit the provisions of "--Limitation on Issuances of Guarantees by Restricted Subsidiaries."

        (d) For purposes of determining compliance with the foregoing covenant,
    (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

    LIMITATION ON RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to
(x) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (y) make loans or advances to, or guarantee any Indebtedness or other obligations of, the Company or any other Restricted Subsidiary or (z) transfer any of its properties or assets to the Company or any other Restricted Subsidiary.

    The foregoing shall not prohibit (a) any encumbrance or restriction existing under or by reason of any agreement in effect on the Issue Date, as any such agreement is in effect on such date or as thereafter amended or supplemented but only if such encumbrance or restriction is no more restrictive than in the agreement being amended; (b) any encumbrance or restriction existing under or by reason of any agreement relating to any Acquired Indebtedness; PROVIDED such encumbrance or restriction shall not apply to any assets of the Company or any Restricted Subsidiary other than the Restricted Subsidiary acquired or its assets; (c) customary provisions contained in an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary; PROVIDED, HOWEVER that (x) such encumbrance or restriction is applicable only to such Restricted Subsidiary or assets and (y) such sale or disposition is made in accordance with "--Limitation on Asset Sales"; (d) any encumbrance or restriction existing under or by reason of applicable law; (e) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Restricted Subsidiary; (f) covenants in purchase money obligations for property acquired in the ordinary course of business restricting transfer of such property; or (g) covenants in security agreements securing Indebtedness of a Restricted Subsidiary (to the extent that such Liens were otherwise incurred in accordance with "--Limitation on Liens") that restrict the transfer of property subject to such agreements.

    DESIGNATION OF UNRESTRICTED SUBSIDIARIES. (a) The Company may designate any Subsidiary of the Company as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

           (i) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

           (ii) at the time of and after giving effect to such Designation, the Company could Incur $1.00 of additional Indebtedness under the first paragraph of "--Limitation on Incurrence of Indebtedness"; and

           (iii) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "--Limitation on Restricted Payments" in an amount (the "Designation Amount ") equal to the Fair Market Value of the Company's proportionate interest in the net worth of such Subsidiary on such date.

    All Subsidiaries of Unrestricted Subsidiaries shall be Unrestricted Subsidiaries.

    The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, at any time (x) provide credit support for, subject any of its properties or assets (other than the Equity Interests of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be liable for any Indebtedness of any Unrestricted Subsidiary or (z) be liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary.

        (b) The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") only if:

           (i) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

           (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.

    All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Company, delivered to the Trustee certifying compliance with the foregoing provisions.

    LIMITATION ON LIENS. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Lien (other than any Permitted Lien) of any kind against or upon any of their respective properties or assets now owned or hereafter acquired, or any proceeds, income or profits therefrom, unless contemporaneously therewith or prior thereto, (i) in the case of any Lien securing an obligation that ranks PARI PASSU with the Notes, effective provision is made to secure the Notes equally and ratably with or prior to such obligation with a Lien on the same collateral and (ii) in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes, effective provision is made to secure the Notes with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

    LIMITATION ON ASSET SALES. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale, unless (x) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and (y) at least 85% of such consideration consists of (i) cash or Cash Equivalents, (ii) Replacement Assets or (iii) any combination of the foregoing. The amount of any Indebtedness (other than any Subordinated Indebtedness) of the Company or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or such Restricted Subsidiary. Any Net Cash Proceeds from any Asset Sale that are not (x) invested in Replacement Assets or (y) used to reduce Indebtedness under Credit Facilities (with a permanent concomitant reduction of commitments thereunder) within 270 days of the consummation of such Asset Sale shall constitute "Excess Proceeds" subject to disposition as provided below.

    Within 30 days after the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, the Company shall make an Offer to Purchase, from all Holders, that aggregate principal amount of Notes as can be purchased with the Note Portion of Excess Proceeds at a price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to any purchase date. To the extent that the aggregate amount of principal and accrued interest of Notes validly tendered and not withdrawn pursuant to an Offer to Purchase is less than the Excess Proceeds, the Company may use such surplus for general corporate purposes. If the aggregate amount of principal and accrued interest of Notes validly tendered and not withdrawn by Holders thereof exceeds the amount of Notes that can be purchased with the Note Portion of Excess Proceeds, Notes to be purchased will be selected PRO RATA based on the aggregate principal amount of Notes tendered by each Holder. Upon completion of an Offer to Purchase, the amount of Excess Proceeds with respect to the applicable Asset Sale shall be reset to zero.

    In the event that any other Indebtedness of the Company that ranks PARI PASSU with the Notes (the "Other Debt") requires an offer to purchase to be made to repurchase such Other Debt upon the consummation of an Asset Sale, the Company may apply the Excess Proceeds otherwise required to be applied to an Offer to Purchase to offer to purchase such Other Debt and to an Offer to Purchase so long as the amount of such Excess Proceeds applied to purchase the Notes is not less than the Note Portion of Excess Proceeds. With respect to any Excess Proceeds, the Company shall make the Offer to Purchase in respect thereof at the same time as the analogous offer to purchase is made pursuant to any Other Debt and the Purchase Date in respect thereof shall be the same as the purchase date in respect thereof pursuant to any Other Debt.

    For purposes of this covenant, "Note Portion of Excess Proceeds" means (1) if no Other Debt is being offered to be purchased, the amount of the Excess Proceeds and (2) if Other Debt is being offered to be purchased, the amount of the Excess Proceeds equal to the product of (x) the Excess Proceeds and (y) a fraction the numerator of which is the aggregate amount of all Notes tendered pursuant to the Offer to Purchase related to such Excess Proceeds (the "Note Amount") and the denominator of which is the sum of the Note Amount and the aggregate amount as of the relevant purchase date of all Other Debt tendered and purchased pursuant to a concurrent offer to purchase such Other Debt made at the time of such Offer to Purchase.

    In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act, and any other applicable Federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction or series of related transactions with or for the benefit of any Affiliate, any holder of 5% or more of any class of Equity Interests or any officer, director or employee of the Company or any Restricted Subsidiary (each, an "Affiliate Transaction"), unless such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than could reasonably be obtained at such time in a comparable transaction with an unaffiliated third party. For any such transaction that involves value in excess of $2.0 million, the Company shall deliver to the Trustee an Officers' Certificate stating that a majority of the Disinterested Directors has determined that the transaction satisfies the above criteria and shall evidence such a determination by a Board Resolution delivered to the Trustee. For any such transaction that involves value in excess of $10.0 million, the Company shall also obtain a written opinion from an Independent Financial Advisor to the effect that such transaction is fair, from a financial point of view, to the Company or such Restricted Subsidiary, as the case may be.

    Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions exclusively between or among the Company and one or more Restricted Subsidiaries or exclusively between or among Restricted Subsidiaries; (ii) customary directors' fees, indemnification and similar arrangements, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company entered into in the ordinary course of business; (iii) transactions pursuant to agreements in effect on the Issue Date, as such agreements are in effect on the Issue Date or as thereafter amended or supplemented in a manner not adverse to the Holders; (iv) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and consistent with past business practices; and (v) any Restricted Payments permitted by the Indenture.

    LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES. The Company shall not cause or permit any Restricted Subsidiary, directly or indirectly, to guarantee any Indebtedness of the Company ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture pursuant to which such Restricted Subsidiary guarantees (a "Subsidiary Guarantee") all of the Company's obligations under the Notes and the Indenture and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee. If the Guaranteed Indebtedness is (A) PARI PASSU with the Notes, then the guarantee of such Guaranteed Indebtedness shall be PARI PASSU with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

    Any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Equity Interests of the Company or any Restricted Subsidiary in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is made in accordance with the Indenture) or (ii) the release or discharge of the guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such guarantee.

    LIMITATION ON THE ISSUANCE AND SALE OF EQUITY INTERESTS OF RESTRICTED SUBSIDIARIES. The Company shall not sell, and shall not cause or permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any Equity Interests of a Restricted Subsidiary, except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary; or (iii) in the case of issuance of Equity Interests by a non-Wholly Owned Restricted Subsidiary if, after giving effect to such issuance, the Company maintains its direct or indirect percentage of beneficial and economic ownership of such non-Wholly Owned Restricted Subsidiary.

    MERGER, SALE OF ASSETS, ETC. The Company shall not consolidate with or merge with or into (whether or not the Company is the Surviving Person) any other Person and the Company shall not, and shall not cause or permit any Restricted Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the property and assets of the Company and the Restricted Subsidiaries, taken as a whole, to any Person or Persons in a single transaction or series of related transactions, unless: (i) either (x) the Company shall be the Surviving Person or (y) the Surviving Person (if other than the Company) shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume by a supplemental indenture, the due and punctual payment of the principal of and interest on the Notes and the performance and observance of every covenant of the Indenture and the Registration Rights Agreement to be performed or observed on the part of the Company; (ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction, the Company or the Surviving Person (as the case may be) could Incur at least $1.00 of additional Indebtedness under the first paragraph of "--Limitation on Incurrence of Indebtedness" (if the Company shall not be the Surviving Person, all references to the Company and the Restricted Subsidiaries in the definitions used to determine the Leverage Ratio shall be to the Surviving Person and its Subsidiaries after giving effect to such transaction (excluding any Unrestricted Subsidiaries)).

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties and assets of one or more Restricted Subsidiaries the Equity Interests of which constitutes all or substantially all the properties and assets of the Company shall be deemed to be the transfer of all or substantially all the properties and assets of the Company.

    In the event of any transaction (other than a lease) described in and complying with the conditions listed in the first paragraph of this covenant in which the Company is not the Surviving Person and the Surviving Person is to assume all the Obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to a supplemental indenture, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company and the Company shall be discharged from its Obligations under the Notes, the Indenture and the Registration Rights Agreement.

    PROVISION OF FINANCIAL INFORMATION. Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the SEC (if permitted by SEC practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so required, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so required. The Company shall also in any event (a) within 15 days of each Required Filing Date (whether or not permitted or required to be filed with the SEC) (i) transmit (or cause to be transmitted) by mail to all Holders, as their names and addresses appear in the Note register, without cost to such Holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company is required to file with the SEC pursuant to the preceding sentence, or, if such filing is not so permitted, information and data of a similar nature, and (b) if, notwithstanding the preceding sentence, filing such documents by the Company with the SEC is not permitted by SEC practice or applicable law or regulations, promptly upon written request supply copies of such documents to any Holder. In addition, for so long as any Notes remain outstanding, the Company will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of Notes, if not obtainable from the SEC, information of the type that would be filed with the SEC pursuant to the foregoing provisions, upon the request of any such holder.

    PAYMENTS FOR CONSENT. The Company shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Notes, the Indenture or the Registration Rights Agreement unless such consideration is offered to be paid or agreed to be paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

EVENTS OF DEFAULT

    The occurrence of any of the following will be defined as an "Event of Default" under the Indenture: (a) failure to pay principal of any Note when due, at Stated Maturity or upon redemption, acceleration or otherwise; (b) failure to pay any interest on any Note when due, continued for 30 days or more; (c) failure to perform or comply with any of the provisions under "--Certain Covenants--Merger, Sale of Assets, etc." or "--Change of Control"; (d) failure to perform any other covenant, warranty or agreement of the Company under the Indenture or in the Notes continued for 30 days or more after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Notes; (e) there shall be, with respect to any issue or issues of Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount of $5.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (x) an event of default that has caused the holders thereof (or their representative) (I) to declare such Indebtedness to be due and payable prior to its scheduled maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 45 days following such acceleration and/or (II) to commence judicial proceeding to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the property or assets securing such Indebtedness and/or (y) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 45 days of such payment default;
(f) the rendering of a final judgment or judgments against the Company or any Restricted Subsidiary in an amount of $5.0 million or more which remains undischarged or unstayed for a period of 60 days; or (g) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Significant Restricted Subsidiary.

    If an Event of Default with respect to the Notes (other than an Event of Default with respect to the Company described in clause (g) of the preceding paragraph) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by notice in writing to the Company may declare the unpaid principal of and accrued interest to the date of acceleration on all the outstanding Notes to be due and payable immediately and, upon any such declaration, such principal amount and accrued interest, notwithstanding anything contained in the Indenture or the Notes to the contrary, will become immediately due and payable; PROVIDED, HOWEVER, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event or Default specified in clause (g) of the preceding paragraph with respect to the Company occurs under the Indenture, the Notes will IPSO FACTO become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

    Any such declaration with respect to the Notes may be annulled by the Holders of a majority in aggregate principal amount of the outstanding Notes upon the conditions provided in the Indenture. For information as to waiver of defaults, see "--Modification and Waiver."

    The Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default with respect to the Notes, give the Holders notice of all uncured Defaults thereunder known to it; PROVIDED, HOWEVER, that, except in the case of an Event of Default in payment with respect to the Notes or a Default or Event of Default in complying with "--Certain Covenants--Merger, Sale of Assets, etc.," the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

    No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee (i) shall have failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding, (ii) shall have been offered indemnity reasonably satisfactory to it and (iii) shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request. However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the due date expressed in such Note.

    The Company will be required to furnish to the Trustee quarterly a statement as to the performance by it of certain of its obligations under the Indenture and as to any default in such performance.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATOR AND
  STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company or any of its Affiliates, as such, shall have any liability for any obligations of the Company or any of its Affiliates under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

    The indenture will permit the Company to terminate all of its obligations under the Indenture, other than the obligation to pay interest on and the principal of the Notes and certain other obligations, at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest on the Notes to their maturity or redemption; and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

    In addition, the Indenture will permit the Company to terminate all of its obligations under the Indenture (including the obligations to pay interest on and the principal of the Notes), at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest on the Notes to their maturity or redemption; and (ii) comply with certain other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the date of the Indenture.

    In addition, the Indenture will permit the Company to terminate all of its obligations under the Indenture (including the obligations to pay interest on and the principal of the Notes), at any time that all of the Notes have become due and payable or will become due and payable within on year, either by the terms of such Notes or upon redemption (and if upon redemption the Company has deposited with the Trustee irrevocable instructions to redeem such Notes) by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of an interest on the Notes to their maturity or redemption, and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel that all conditions precedent to termination have been complied with.

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Notes (including consents obtained in connection with a tender offer or exchange offer for such Notes); PROVIDED, HOWEVER, that no such modification or amendment to the Indenture may, without the consent of the Holder of each Note affected thereby, (a) change the maturity of the principal of any such Note; (b) alter the optional redemption or repurchase provisions of any such Note or the Indenture in a manner adverse to the Holders of such Notes;
(c) reduce the principal amount of any such Note; (d) reduce the rate of or extend the time for payment of interest on any such Note; (e) change the place or currency of payment of principal of or interest on any such Note; (f) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture or the Notes subject thereto) or the right of the Holders of Notes to institute suit for the enforcement of any payment on or with respect to any such Note in respect thereof or the modification and amendment provisions of the Indenture and such Notes (other than to add sections of the Indenture or such Notes which may not be amended, supplemented or waived without the consent of each Holder therein affected); (g) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default in respect thereof; (h) waive a default in the payment of principal of, interest on, or redemption payment with respect to, such Note (except a rescission of acceleration of the relevant Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration); (i) modify the ranking or priority of any Note; or (j) modify the provisions of any covenant (or the related definitions) in the Indenture requiring the Company to make an Offer to Purchase in a manner adverse to the Holders of Notes affected thereby.

    The Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all Holders, may waive compliance by the Company with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee as provided in the Indenture, the Holders of a majority in aggregate principal amount of the Notes, on behalf of all Holders, may waive any past default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for such Notes), except a default in the payment of principal or interest or a default arising from failure to purchase any Notes tendered pursuant to an Offer to Purchase pursuant thereto, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the Holder of each Note that is affected.

GOVERNING LAW

    The Indenture and the Notes will be governed by the laws of the State of New York without regard to principles of conflicts of laws.

THE TRUSTEE

    Except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of a Default under the Indenture, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as the Notes or otherwise. The Trustee is permitted to engage in other transactions with the Company or an Affiliate of the Company; PROVIDED, HOWEVER, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person (a) assumed in connection with an Acquisition from such Person or (b) existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or any Restricted Subsidiary; PROVIDED, HOWEVER, that such Indebtedness was not Incurred in connection with, or in contemplation of, such Acquisition, such Person becoming a Restricted Subsidiary or such merger or consolidation.

    "ACQUIRED PERSON" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

    "ACQUISITION" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary to any other Person, or any acquisition or purchase of Equity Interests of any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated, merged with or into the Company or any Restricted Subsidiary or (ii) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

    "ADDITIONAL INTEREST" has the meaning provided in the Registration Rights Agreement.

    "AFFILIATE" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

    "AMEND" means amend, modify, supplement, restate or amend and restate, including successively; and "AMENDING" and "AMENDED" have correlative meanings.

    "ASSET SALE" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than the Company or a Restricted Subsidiary, in one transaction or a series of related transactions, of any Equity Interest of any Restricted Subsidiary or any other property or asset of the Company or any Restricted Subsidiary (including the receipt of proceeds paid on account of the loss of or damage to any property or asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceedings). For the purposes of this definition, the term "Asset Sale" shall not include (a) any transaction consummated in compliance with "--Certain Covenants--Merger, Sale of Assets, etc."; PROVIDED, HOWEVER, that any transaction consummated in compliance with "--Certain Covenants--Merger, Sale of Assets, etc." involving a sale, conveyance, assignment, transfer, lease or other disposal of less than all of the properties or assets of the Company and the Restricted Subsidiaries shall be deemed to be an Asset Sale with respect to the properties or assets of the Company and Restricted Subsidiaries that are not so sold, conveyed, assigned, transferred, leased or otherwise disposed of in such transaction; (b) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be; and
(c) any transaction consummated in compliance with "--Certain Covenants--Limitation on Restricted Payments." In addition, solely for purposes of "-- Certain Covenants--Limitation on Asset Sales," sales, conveyances, transfers, leases or other dispositions of properties or assets involving assets with a Fair Market Value not in excess of $500,000 in the aggregate in any fiscal year shall be deemed not to be an Asset Sale.

    "BASKET" has the meaning set forth in "--Certain Covenants--Limitation on Restricted Payments."

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

    "CASH EQUIVALENTS" means: (a) U.S. dollars; (b) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
(b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above; and (e) commercial paper rated P-1, A-1 or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, respectively, and in each case maturing within six months after the date of acquisition.

    "CHANGE OF CONTROL" shall mean the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company): (a) any "person" or "group" other than a Permitted Holder (1) is or becomes the "beneficial owner," directly or indirectly, of 30% or more of the total voting power of the Voting Equity Interests of the Company or (2) has the power, directly or indirectly, to elect a majority of the members of the Board of Directors of the Company; (b) the Company consolidates with, or merges with or into, another Person or the Company or one or more Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, to any Person (other than a Wholly Owned Restricted Subsidiary), or any Person consolidates with, or merges with or into, the Company, in any such event other than pursuant to a transaction in which the Person or Persons that "beneficially owned," directly or indirectly, a majority of the Voting Equity Interests of the Company immediately prior to such transaction, "beneficially own," directly or indirectly, a majority of the total voting power of the Voting Equity Interests of the surviving or transferee Person; (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; (d) there shall occur the liquidation or dissolution of the Company. For purposes of this definition, (I) "group" has the meaning under Section 13(d) and 14(d) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, (II) "Permitted Holder" means Mr. Howard S. Jonas or any Permitted Transferee (as defined under the caption "--Description of Capital Stock--Transfer Restrictions," but excluding any charitable organization established solely by one or more of such holders or Family Members (as defined)), and (III) "beneficial ownership" has the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise.

    "CHANGE OF CONTROL DATE" has the meaning set forth under "--Change of Control."

    "COMMON EQUITY INTERESTS" means any Equity Interests other than Preferred Equity Interests.

    "CONSOLIDATED INCOME TAX EXPENSE" means, with respect to any period, the provision for federal, state, local and foreign income taxes payable by the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED FIXED CHARGES" means, for any period, Consolidated Interest Expense plus dividends declared and payable on Preferred Equity Interests of the Company.

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the aggregate amount of interest in respect of Indebtedness (including capitalized interest, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Protection Obligations; and interest on Indebtedness that is guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period.

    "CONSOLIDATED NET INCOME" means, with respect to any period, the net income of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (a) all extraordinary gains or losses for such period, (b) all gains or losses from the sales or other dispositions of assets out of the ordinary course of business (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such period; (c) that portion of such net income derived from or in respect of investments in Persons other than Restricted Subsidiaries, except to the extent actually received in cash by the Company or any Restricted Subsidiary (subject, in the case of any Restricted Subsidiary, to the provisions of clause
(f) of this definition); (d) the portion of such net income (or loss) allocable to minority interests in any Person (other than a Restricted Subsidiary) for such period, except to the extent the Company's allocation portion of such Person's net income for such period is actually received in cash by the Company or any Restricted Subsidiary (subject, in the case of any Restricted Subsidiary, to the provisions of clause (f) of this definition); (e) the net income (or loss) of any other Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination; and (f) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time (regardless of any waiver) permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its Equity Interest holders.

    "CONSOLIDATED NET WORTH" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to (x) Disqualified Equity Interests of such Person and its Subsidiaries or (y) Unrestricted Subsidiaries.

    "CONSOLIDATED OPERATING CASH FLOW" means, with respect to any period, Consolidated Net Income for such period increased (without duplication), to the extent deducted in calculating such Consolidated Net Income, by (a) Consolidated Income Tax Expense for such period; (b) Consolidated Fixed Charges for such period; and (c) depreciation, amortization and any other non cash items for such period (other than any non cash item which requires the accrual of, or a reserve for, cash charges for any future period) of the Company and the Restricted Subsidiaries, including, without limitation, amortization of capitalized debt issuance costs for such period, all of the foregoing determined on a consolidated basis in accordance with

GAAP minus non-cash items to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods) for such period.

    "CREDIT FACILITY" means a senior term loan or senior revolving credit facility provided by one or more financial institutions that provide credit in the ordinary course of their business.

    "CUMULATIVE OPERATING CASH FLOW" means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of the Company is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

    "CURRENCY AGREEMENT" shall mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement, which may include the use of derivatives, designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

    "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "DESIGNATION" has the meaning set forth in "--Certain Covenants--Designation of Unrestricted Subsidiaries."

    "DESIGNATION AMOUNT" has the meaning set forth in "--Certain
Covenants--Designation of Unrestricted Subsidiaries."

    "DISINTERESTED DIRECTOR" means a member of the Board of Directors of the Company who does not have any direct or indirect financial interest in or with respect to the transaction being considered.

    "DISPOSITION" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

    "DISQUALIFIED EQUITY INTEREST" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, on or prior to the earlier of the maturity date of the Notes or the date on which no Notes remain outstanding; PROVIDED, HOWEVER, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Equity Interests upon the occurrence of a change in control occurring prior to the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control provisions applicable to such Equity Interests are no more favorable to the holders of such Equity Interests than the provisions described under "--Change of Control" and such Equity Interests specifically provide that the Company will not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Company's repurchase of the Notes as are required to be repurchased pursuant to the provisions described under "--Change of Control."

    "DOLLAR EQUIVALENT" shall mean, with respect to a monetary amount in a currency other than U.S. Dollars, at any time for the determination thereof, the amount of U.S. Dollars obtained by converting such other currency involved in such computation into U.S. dollars at the rate for the purchase of U.S. dollars with the applicable currency as set forth in the Key Currency Cross Rates table of THE WALL STREET JOURNAL (or a successor table) on the date that is two business days prior to such determination.

    "EQUITY INTEREST" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

    "EXPIRATION DATE" has the meaning set forth in the definition of "OFFER TO PURCHASE."

    "FAIR MARKET VALUE" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; PROVIDED, HOWEVER, that the Fair Market Value of any such asset or assets shall be determined by the Board of Directors of the Company acting in good faith, which determination shall be evidenced by a resolution of such Board delivered to the Trustee.

    "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable at the date of determination and which are consistently applied for all applicable periods.

    "GUARANTEE" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee shall include, without limitation, any agreement to maintain or preserve any other person's financial condition or to cause any other Person to achieve certain levels of operating results.

    "INCUR" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "INCURRENCE," "INCURRED" and "INCURRING" shall have meanings correlative to the foregoing). Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or any Restricted Subsidiary shall be deemed to be Incurred at such time.

    "INDEBTEDNESS" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (a) every obligation of such Person for money borrowed; (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable incurred in the ordinary course of business and payable in accordance with industry practices, or other accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith); (e) every Capital Lease Obligation of such Person; (f) every net obligation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person; (g) every obligation of the type referred to in clauses (a) through (f) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise; and (h) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a) through (g) above. Indebtedness
(i) shall never be calculated taking into account any cash and cash equivalents held by such Person; (ii) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their incurrence unless covered by an overdraft line, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (z) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents; (iii) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be incurred or outstanding in an amount equal to the accreted value thereof at the date of determination determined in accordance with GAAP; and (iv) shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Equity Interests of the Company and any Preferred Equity Interests of any Restricted Subsidiary.

    "INDEPENDENT FINANCIAL ADVISOR" means a nationally recognized, accounting, appraisal, investment banking firm or consultant with experience in a Telecommunications Business that is, in the judgment of the Company's Board of Directors, qualified to perform the task for which it has been engaged (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

    "INTEREST" means, with respect to the Notes, the sum of any cash interest and any Additional Interest on the Notes.

    "INTEREST RATE PROTECTION OBLIGATIONS" means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "INVESTMENT" means, with respect to any Person, any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property or assets to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. The amount of any Investment shall be the original cost of such Investment, PLUS the cost of all additions thereto, and MINUS the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any investment involving a transfer of any property or asset other than cash, such property shall be valued at its fair market value at the time of such transfer, as determined in good faith by the board of directors (or comparable body) of the Person making such transfer.

    "ISSUE DATE" means February 18, 1998, the original issue date of the Notes.

    "LEVERAGE RATIO" means the ratio of (a) the Total Consolidated Indebtedness as of the date of calculation (the "DETERMINATION DATE") to (b) two times the Consolidated Operating Cash Flow for the latest two fiscal quarters for which financial information is available immediately preceding such Determination Date (the "MEASUREMENT PERIOD"). For purposes of calculating Consolidated Operating Cash Flow for the Measurement Period immediately prior to the relevant Determination Date, (I) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Operating Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period, (II) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Operating Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period, and (III) if the Company or any Restricted Subsidiary shall have in any manner (x) acquired (through an Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a PRO FORMA basis in accordance with GAAP as if, in the case of an Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period (it being understood that in calculating Consolidated Operating Cash Flow the exclusions set forth in clauses (a) through (f) of the definition of Consolidated Net Income shall apply to an Acquired Person as if it were a Restricted Subsidiary).

    "LIEN" means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

    "MATURITY DATE" means the date, which is set forth on the face of the Notes, on which the Notes will mature.

    "NET CASH PROCEEDS" means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof; (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (c) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale; (d) amounts deemed, in good faith, appropriate by the Board of Directors of the Company to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve); and (e) with respect to Asset Sales by Subsidiaries, the portion of such cash payments attributable to Persons holding a minority interest in such Subsidiary.

    "OBLIGATIONS" means any principal, interest (including, without limitation, post-petition interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

    "OFFER" has the meaning set forth in the definition of "OFFER TO PURCHASE."

    "OFFER TO PURCHASE" means a written offer (the "Offer") sent by or on behalf of the Company by first-class mail, postage prepaid, to each holder at his address appearing in the register for the Notes on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase, which shall be not less than 20 Business Days nor more than 60 days after the date of such Offer, and a settlement date (the "Purchase Date") for purchase of Notes to occur no later than five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall also contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such Holders to make an informed decision with respect to the Offer to Purchase

(which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the document required to be filed with the Trustee pursuant to the Indenture (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Company to make the Offer to Purchase), (iii) if applicable, appropriate PRO FORMA financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

        (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

        (2) the Expiration Date and the Purchase Date;

        (3) the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

        (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

        (5) that the holder may tender all or any portion of the Notes registered in the name of such holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount at maturity;

        (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

        (7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

        (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

        (9) that each holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

        (10) that holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

        (11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a PRO RATA basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 principal amount at maturity or integral multiples thereof shall be purchased); and

        (12) that in the case of any holder whose Note is purchased only in part, the Company shall execute and the Trustee shall authenticate and deliver to the holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

    An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

    "PERMITTED INVESTMENTS" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) loans and advances to employees made in the ordinary course of business not to exceed $500,000 in the aggregate at any one time outstanding; and (d) Interest Rate Protection Obligations and Currency Agreements permitted under "--Certain Covenants--Limitation on Incurrence of Indebtedness."

    "PERMITTED LIENS" means (a) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary; PROVIDED, HOWEVER, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation;
(b) Liens existing on the Issue Date; (c) Liens securing Indebtedness Incurred solely for the purpose of financing all or any part of the purchase price or cost of design, development, construction, or installation of property or assets used in the business of the Company or the Restricted Subsidiaries, or repairs, additions or improvements to such assets; PROVIDED, HOWEVER, that (I) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness), (II) such Liens do not extend to any other assets of the Company or the Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (III) the Incurrence of such Indebtedness is permitted by "--Certain Covenants--Limitation on Incurrence of Indebtedness" and (IV) such Liens attach within 90 days of such purchase, construction, installation, repair, addition or improvement; (d) Liens to secure any Refinancings, in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto);
(e) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice; (f) Liens securing Indebtedness under Credit Facilities Incurred under clause (ix) of paragraph (b) or under paragraph (a) of the covenant described under "--Limitation on Incurrence of Indebtedness"; (g) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefore; (h) Liens of landlords or of mortgagees of landlords arising by operation of law, PROVIDED that the rental payments secured thereby are not yet due and payable; (i) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (j) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries; (k) judgments or attachment Liens not giving rise to an Event of Default; (l) any interest or title of a lessor in property subject to any Capital Lease Obligation or other lease; and (m) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $2.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary.

    "PERMITTED REFINANCING" means, with respect to any Indebtedness, Indebtedness to the extent representing a Refinancing of such Indebtedness; PROVIDED, HOWEVER, that (1) the Refinancing Indebtedness shall not exceed the sum of the amount of the Indebtedness being Refinanced, PLUS the amount of accrued interest or dividends thereon, the amount of any reasonably determined prepayment premium necessary to accomplish such Refinancing and reasonable fees and expenses incurred in connection therewith; (2) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced and shall not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by the Company or any Restricted Subsidiary) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being Refinanced, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by the Company or a Restricted Subsidiary) upon a change of control of the Company pursuant to provisions substantially similar to those contained in the Indenture described under "--Change of Control"; (3) Indebtedness that ranks PARI PASSU with the Notes may be Refinanced only with Indebtedness that is made PARI PASSU with or subordinate in right of payment to the Notes, and Indebtedness that is subordinated in right of payment to the Notes may be Refinanced only with Indebtedness that is subordinate in right of payment to the Notes on terms no less favorable to the Holders than those contained in the Indebtedness being Refinanced; and (4) the Refinancing Indebtedness shall be Incurred by the obligor on the Indebtedness being Refinanced or by the Company.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "PERMITTED TRANSFEREE" means with respect to any Person: (a) in the case of any person who is a natural person, such individual's spouse or children, any trust for such individual's benefit or the benefit of such individual's spouse or children, or any corporation or partnership in which the direct and beneficial owner of all of the equity interest is such Person or such individual's spouse or children or any trust for the benefit of such persons;
(b) in the case of any Person who is a natural person, the heirs, executors, administrators or personal representatives upon the death of such Person or upon the incompetency or disability of such Person for purposes of the protection and management of such individual's assets; and (c) in the case of any Person who is not a natural Person, any Affiliate of such Person.

    "PREFERRED EQUITY INTEREST," in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

    "PRINCIPAL" of a debt security means the principal of the security plus, when appropriate, the premium, if any, on the security.

    "PUBLIC EQUITY OFFERING" means an underwritten public offering of Common Equity Interests of the Company pursuant to an effective registration statement filed under the Securities Act (excluding registration statements filed on Form S-8).

    "PURCHASE AMOUNT" has the meaning set forth in the definition of "OFFER TO PURCHASE."

    "PURCHASE DATE" has the meaning set forth in the definition of "OFFER TO PURCHASE."

    "PURCHASE PRICE" has the meaning set forth in the definition of "OFFER TO PURCHASE."

    "QUALIFIED EQUITY INTEREST" means any Equity Interest of the Company other than any Disqualified Equity Interest.

    "REDEEM" means redeem, repurchase, defease or otherwise acquire or retire for value; and "REDEMPTION" and "REDEEMED" have correlative meanings.

    "REFINANCE" means refinance, renew, extend, replace, defease or refund, including successively; and "REFINANCING" and "REFINANCED" have correlative meanings.

    "REPLACEMENT ASSETS" means (x) properties and assets (other than cash or any Equity Interests or other security) that will be used in a Telecommunications Business of the Company and the Restricted Subsidiaries or (y) Equity Interests of any Person engaged primarily in a Telecommunications Business, which Person will become on the date of acquisition thereof a Restricted Subsidiary as a result of the Company's acquiring such Equity Interests.

    "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a resolution of the Board of Directors of the Company delivered to the Trustee, as an Unrestricted Subsidiary pursuant to "--Certain Covenants--Designation of Unrestricted Subsidiaries." Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

    "SEC" means the Securities and Exchange Commission.

    "SIGNIFICANT RESTRICTED SUBSIDIARY" means, at any date of determination, (a) any Restricted Subsidiary that, together with its Subsidiaries that constitute Restricted Subsidiaries (i) for the most recent fiscal year of the Company accounted for more than 5.0% of the consolidated revenues of the Company and the Restricted Subsidiaries or (ii) as of the end of such fiscal year, owned more than 5.0% of the consolidated assets of the Company and the Restricted Subsidiaries, all as set forth on the consolidated financial statements of the Company and the Restricted Subsidiaries for such year prepared in conformity with GAAP, and (b) any Restricted Subsidiary which, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Restricted Subsidiaries and as to which any event described in clause (g) of "--Events of Default" has occurred and is continuing, would constitute a Significant Restricted Subsidiary under clause (a) of this definition.

    "STATED MATURITY," when used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

    "SUBORDINATED INDEBTEDNESS" means any Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

    "SUBSIDIARY" means, with respect to any Person, (a) any corporation of which the outstanding Voting Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of Voting Equity Interests are at the time, directly or indirectly, owned by such first named Person.

    "SURVIVING PERSON" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

    "TAX" shall mean any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).

    "TAXING AUTHORITY" shall mean any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

    "TELECOMMUNICATIONS ACQUISITION" means an Acquisition of properties or assets to be used in a Telecommunications Business or of the Equity Interests of any Person that becomes a Restricted Subsidiary; provided, however, that such Person's properties and assets shall consist principally of properties or assets that will be used in a Telecommunications Business.

    "TELECOMMUNICATIONS BUSINESS" means any business of owning, constructing, financing and operating a telephone and/or communications system, including any Internet services system, Internet telephony system, and any business conducted by the Company or any Restricted Subsidiary on the Issue Date.

    "TOTAL CONSOLIDATED INDEBTEDNESS" means, as at any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Company and the Restricted Subsidiaries outstanding as of such date of determination, after giving effect to any Incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.

    "U.S. GOVERNMENT OBLIGATIONS" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary of the Company designated as such pursuant to "--Certain Covenants--Designation of Unrestricted Subsidiaries." Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

    "VOTING EQUITY INTERESTS" means Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such corporation or Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment of final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding aggregate principal amount of such Indebtedness.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" means any Restricted Subsidiary all of the outstanding Voting Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.

                         BOOK-ENTRY; DELIVERY AND FORM

    Except as described below, the New Notes will be issued in the form of one Global New Note. The Global New Note will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of Cede & Co. ("Cede"), as nominee of DTC. The Global New Note may be transferred, in whole but not in part, only to DTC, its successors or their respective nominees.

    DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC ("participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Notes held by QIBs who elect to take physical delivery of their certificates instead of holding their interests through the Global New Note (the "Non-Global Purchasers") will be issued in registered form (the "Certificated Security"). Certificated Securities shall initially be registered in the name of DTC or the nominee of DTC and shall be deposited with the trustee or custodian on behalf of DTC. Upon the transfer to a QIB, foreign purchaser or institutional Accredited Investor of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or the Global New Note has previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global New Note.

    THE GLOBAL NEW NOTE. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global New Note, DTC or its custodian will credit, on its internal system, the principal amount of New Notes of the individual beneficial interests represented by such Global New Note to the respective accounts of persons who have accounts with such depositary and
(ii) ownership of beneficial interests in the Global New Note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to the owners of beneficial interests in the Global New Note other than participants). Holders may hold their interests in the Global New Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

    So long as DTC, or its nominee, is the registered owner or holder of the New Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such Global New Note for all purposes under the Indenture. No beneficial owner of an interest in the Global New Note will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the New Notes.

    Payments of principal of premium (if any) or interest (including Additional Interest) on, the Global New Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global New Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the Global New Note owning through such participants.

    The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium (if any) or interest (including Additional Interest) on the Global New Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global New Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global New Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell New Notes to persons in jurisdictions which require physical delivery of the New Notes, or to pledge such securities, such holder must transfer its interest in the Global New Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

    DTC has advised the Company that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more participants to whose account the DTC interests in the Global New Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction.

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global New Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company, the Trustee or the Paying Agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    CERTIFICATED SECURITIES. Interests in the Global New Note will be exchanged for Certificated Securities if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days of such notice or (ii) an Event of Default has occurred and is continuing and the Registrar has received a written request from DTC to issue Certificated Securities.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of the material U.S. federal income tax considerations relevant to the exchange of the Old Notes for New Notes pursuant to the Exchange Offer and the ownership and disposition of the New Notes by Holders who acquire the New Notes pursuant to the Exchange Offer. However, the following discussion does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury Regulations ("Regulations"), Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect a Holder of the New Notes. The discussion does not address all of the U.S. federal income tax consequences that may be relevant to a Holder in light of such Holder's particular circumstances or to Holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, tax-exempt organizations and persons holding the New Notes as part of a "straddle," "hedge" or "conversion transaction." In addition, this discussion is limited to persons exchanging the Old Notes for New Notes. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with New Notes held as "capital assets" within the meaning of Section 1221 of the Code.

    As used herein, "U.S. Holder" means a beneficial owner of the New Notes who or that (i) is a citizen or resident of the United States, (ii) is a corporation, partnership or other entity created or organized in or under the laws of the United States or political subdivision thereof (unless, in the case of a partnership, the U.S. Treasury provides otherwise by Regulations), (iii) is an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) is a trust if (A) a U.S. court is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code ("U.S. Persons"), have authority to control all substantial decisions of the trust, or
(v) is otherwise subject to U.S. federal income tax on a net income basis in respect of the New Notes. As used herein, a "Non-U.S. Holder" means a Holder who or that is not a U.S. Holder.

    The Company has not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Notes or that any such position would not be sustained.

    PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

EXCHANGE OFFER

    The exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be treated as an exchange or other taxable event for U.S. federal income tax purposes because, under the Regulations, the New Notes do not differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a Holder will be treated as a continuation of the Old Notes in the hands of such Holder. As a result, there will be no U.S. federal income tax consequences to Holders who exchange Old Notes for New Notes pursuant to the Exchange Offer and any such holder will have the same tax basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

U.S. HOLDERS

    INTEREST. The stated interest on the New Notes generally will be taxable to a U.S. Holder as ordinary income at the time that it is paid or accrued, in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. It is not anticipated that the New Notes will give rise to "original issue discount" income in the hands of U.S. Holders.

    SALE, RETIREMENT OR REDEMPTION OF A NOTE. A U.S. Holder of a New Note will recognize gain or loss upon the sale, retirement, redemption or other taxable disposition of such New Note in an amount equal to the difference between (a) the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid stated interest) and (b) the U.S. Holder's adjusted tax basis in such New Note. The Taxpayer Relief Act of 1997 made certain changes to the Code with respect to the taxation of capital gains of noncorporate taxpayers. In general, the maximum tax rate for noncorporate taxpayers on long-term capital gain has been lowered to 20% from the previous 28% rate with respect to capital assets (including the New Notes), but only if they have been held for more than 18 months at the time of disposition. Capital gain on assets, having a holding period of more than one year but not more than 18 months, are taxed as "mid-term gain" at a maximum 28% rate in the hands of noncorporate taxpayers.

    U.S. Holders should be aware that the resale of the New Notes may be affected by the "market discount" rules of the Code under which a purchaser of a New Note acquiring the New Note at a market discount generally would be required to include as ordinary income a portion of the gain realized upon the disposition or retirement of such New Note, to the extent of the market discount that has accrued but not been included in income while the debt instrument was held by such purchaser.

NON-U.S. HOLDERS

    U.S. WITHHOLDING TAX

    Interest paid to Non-U.S. Holders of the New Notes will not be subject to U.S. income or withholding tax, provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company, (ii) the Non-U.S. Holder is not (a) a "controlled foreign corporation" for U.S. federal income tax purposes that is related to the Company through stock ownership or (b) a bank that received the New Note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (iii) the beneficial owner of the New Note provides a statement signed under penalties of perjury that includes its name and address and certifies that it is not a U.S. Person in compliance with applicable requirements or an exemption is otherwise established. If these requirements cannot be met, a Non-U.S. Holder will be subject to U.S. withholding tax at a rate of 30% (or lower treaty rate, if applicable) on interest payments on the New Notes.

    In general, any gain realized by any Non-U.S. Holder upon the sale, exchange or redemption of a New Note will not be subject to U.S. income or withholding tax. However, such gain will be subject to U.S. withholding tax if (i) a Non-U.S. Holder is an individual who is present in the United States for a total of 183 days or more during the taxable year in which the gain is realized and certain other conditions are satisfied or (ii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

    U.S. ESTATE TAX

    New Notes owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death ("Nonresident Decedent") will not be includible in the Nonresident Decedent's gross estate for U.S. federal estate tax purposes as a result of the Nonresident Decedent's death, provided that, at the time of death, the Nonresident Decedent does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company and payments with respect to such Notes would not have been effectively connected with the conduct of a trade or business in the United States by the Nonresident Decedent. A Nonresident Decedent's estate may be subject to U.S. federal estate tax on property includible in the estate for U.S. federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Certain noncorporate U.S. Holders may be subject to information reporting and backup withholding at a rate of 31% on payments of principal and interest on the New Notes, and the proceeds from a disposition of the New Notes. Backup withholding will be imposed where the U.S. Holder (i) fails to furnish its taxpayer identification number ("TIN"), which, for an individual, would ordinarily be his or her social security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed to properly report payments of interest or dividends, or (iv) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and has not been notified by the IRS that he or she is subject to backup withholding. The Company also will institute backup withholding with respect to payments made on a New Note to a U.S. Holder if instructed to do so by the IRS. In general, interest paid with respect to a New Note and received by a Non-U.S. Holder will not be subject to information reporting or backup withholding if the payor has received appropriate certification statements and provided that the payor does not have actual knowledge that the Non-U.S. Holder is a U.S. Person. Holders of the New Notes should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

    The payment of the proceeds from the disposition of New Notes to or through the U.S. office of any U.S. or foreign broker will not be subject to information reporting and possibly backup withholding if the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Holder is a U.S. Person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a New Note to or through a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes or (ii) a foreign person 50% of more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

    In the case of the payment of proceeds from the disposition of New Notes to or through a non-U.S. office of a broker that is a U.S. related person, the Regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. Person or a U.S. related person (absent actual knowledge that the payee is a U.S. Person).

    Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder's U.S. federal income tax liability, if any, or be refundable, provided that the requisite procedures are followed.

PROSPECTIVE FINAL REGULATIONS

    On October 6, 1997, new Regulations ("New Regulations") were issued that modify the requirements imposed on a Non-U.S. Holder and certain intermediaries for establishing the recipient's status as a non-U.S. Holder eligible for exemption from or reduction in U.S. withholding tax and backup withholding described above. In general, the New Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The New Regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. In addition, the New Regulations impose more stringent conditions on the ability of financial intermediaries acting for a Non-U.S. Holder to provide certifications on behalf of the Non-U.S. Holder, which may include entering into an agreement with the IRS to audit certain documentation with respect to such certifications. Non-U.S. Holders should consult their own tax advisors to determine the effects of the application on the New Regulations to their particular circumstances.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending 60 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sales of New Notes by broker-dealers or others. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit from any such resale of New Notes and any commissions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company is making the Exchange Offer in reliance on the position of the staff of the Securities and Exchange Commission (the "Commission"), as set forth in certain interpretive letters issued to third parties in other transactions. However, the Company has not sought its own interpretive letter, and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer. Based on the Commission's interpretations, the Company believes that New Notes issued pursuant to the Exchange Offer to any holder of Old Notes in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such holder (other than a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities
Act) without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is not an "affiliate" of the Company (within the meaning of Rule 405 under the Securities
Act), is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. In addition, if such holder is not a broker-dealer, it must represent that it is not engaged in, and does not intend to engage in, a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer--Resales of the New Notes." This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities.

    For a period of 60 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the

Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the New Notes offered hereby will be passed upon for the Company by Morrison & Foerster LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements of the Company at July 31, 1997 and 1996, and for each of the three years in the period ended July 31, 1997 incorporated by reference in this Prospectus and the related Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The combined financial statements of InterExchange, Inc. and Combined Affiliates as of December 31, 1997, 1996 and 1995 and for each of the three years in the period ended December 31, 1997 incorporated by reference in this Prospectus and the related Registration Statement have been audited by Amper, Politziner & Mattia P.A., independent auditors, as set forth in their report thereon incorporated herein by reference, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

    When used in this Prospectus, the words "expects," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements. Such statements include but are not limited to statements under the captions "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus as to the Company's plans to implement its growth strategy, improve its financial performance, expand its infrastructure, develop new products and services, expand its sales force, expand its customer base and enter international markets. Such forward-looking statements also include the Company's expectations concerning factors affecting the markets for its products, such as demand for long distance telecommunications, Internet access and online services, and Internet telephony services. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, those risks discussed herein. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company assumes no obligation to update such forward-looking statements or to update the reasons actual results could differ materially from those anticipated in such forward-looking statements. See "Risk Factors."

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement") under the Securities Act with respect to the New Notes being offered by this Prospectus. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Exchange Offer Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. In addition, reports, proxy statements and other information that the Company files with the Commission electronically are contained in the Internet Web site maintained by the Commission. The Commission's Web site address is http://www.sec.gov. The Common Stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

        (1) the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended July 31, 1997;

        (2) the Company's Quarterly Report on Form 10-Q for the three months ended October 31, 1997;

        (3) The Company's Quarterly Report on Form 10-Q, as amended, for the three months ended January 31, 1998; and

        (4) The Company's Current Report on Form 8-K, dated February 19, 1998.

        (5) The Company's Current Report on Form 8-K, dated May 21, 1998, as amended.

    All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Exchange Offer hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

                               GLOSSARY OF TERMS

Accounting Rate Mechanism.....  A negotiated rate which international long distance providers pay one another to terminate traffic.

Backbone......................  A centralized high-speed network that connects smaller, independent networks.

Call reorigination

  Traditional call              A form of dial-up access that allows a user to access a
    reorigination.............  telecommunications company's network by placing a telephone call, hanging up, and waiting for an automated callback. The company then provides the user with a dial tone that enables the user to initiate and complete a call.

  Transparent call              Technical innovations have enabled telecommunications
    reorigination.............  carriers to offer a "transparent" form of call reorigination without the usual "hang-up" and "callback" whereby the call is automatically and swiftly processed by a programmed
                                switch.

Call-through..................  The provision of international long distance service through conventional long distance or transparent call
                                reorigination.

Circuit-switched network......  A communications network in which a dedicated communication path is established between the sender and receiver along
                                which all packets travel. The telephone system is an example of a circuit switched network.

CLEC..........................  Competitive Local Exchange Carrier.

CUG...........................  Closed User Group. A group of specified users, such as employees of a company, permitted by applicable regulations to access a private voice or data network, which access
                                would otherwise be denied to them as individuals.

Dedicated telephone             Telecommunications lines dedicated or reserved for use by
  circuits....................  particular customers along predetermined routes.

DS3...........................  A data communications line capable of transmission speeds of
                                45 Mbps; also known as T3.

Electronic mail...............  An application that allows a user to send or receive messages to or from any other user with an Internet address;
                                commonly termed e-mail.

EU............................  European Union.

Facilities-based carrier......  A carrier which transmits a significant portion of its traffic over owned transmission facilities.

Firewall......................  A gateway between two networks that buffers and screens all information that passes between such networks in order to
                                prevent unauthorized access.

Frame Relay...................  A protocol for transmitting small data packets over a network, which tends to require less error checking than
                                other forms of packet switching. It efficiently handles
                                high-speed data over wide-area networks at lower cost and
                                with higher performance than traditional point-to-point
                                services.

Gateway server................  Equipment used to connect packet-switched data networks
                                (such as the Internet) to circuit-switched public telephone networks.

Graphical user interface......  A means of communicating with a computer by manipulating icons and windows rather than using text commands.

Host..........................  A computer with a direct connection to the Internet, as opposed to a dial-up connection.

Internet......................  An open global network of interconnected commercial, educational and governmental computer networks which utilize a common communications protocol, TCP/IP.

IRU...........................  Indefeasible Right of Use, the right to use a telecommunications system, usually an undersea cable, with most of the rights and duties of ownership, but without the right to control or manage the facility and, depending upon the particular agreement, without any right to salvage or
                                duty to dispose of the cable at the end of its useful life.

ISDN..........................  Integrated Services Digital Network. A digital network that combines voice and digital network services through a single medium, making it possible to offer customers digital data services as well as voice connections.

ISP...........................  Internet Service Provider.

IS Policy.....................  International Settlements Policy. FCC international service regulation which governs the permissible arrangements
                                between U.S. carriers and their foreign correspondents to
                                settle the cost of terminating traffic over each others
                                networks, settlement rates and permissible deviations from these policies.

ISR...........................  International Simple Resale. The use of international leased lines for the resale of switched telephony services to the public, bypassing the current system of accounting rates.

ITO...........................  Incumbent Telecommunications Operator, the dominant carrier or carriers in each country, often, but not always,
                                government-owned or protected (alternatively referred to as the PTT of that country).

IXC...........................  Interexchange Carrier. A carrier of telecommunications services between local exchanges.

Kbps..........................  Kilobits per Second. A rate of digital information transmission. One kilobit equals 1,000 bits.

LAN...........................  Local Area Network. A data communications network designed to interconnect personal computers, workstations,
                                minicomputers, file servers and other communications and
                                computing devices within a localized environment.

LCR...........................  Least-Cost Routing. A process by which the Company optimizes the routing of calls over the least cost route on its switch for over 230 countries. Minimizes per-minute resale cost to the third party IXC by routing the IXC customer's minutes
                                through the LCRs switching platform enabling the carrier
                                customer to benefit from the competitive rates offered by
                                the Company.

LEC...........................  Local Exchange Carrier. A carrier which provides local dial tone and long distance access services.

Local exchange................  A geographic area, determined by the appropriate regulatory authority, in which calls are generally transmitted without toll charges to the calling or called party.

Mbps..........................  Megabits per Second. A rate of digital information transmission. One megabit equals 1,000 kilobits.

Modem.........................  A piece of equipment that connects a computer to an analog transmission line (typically a telephone line).

Multiplexer...................  A device that combines several signals for transmission on the same shared medium, such as a telephone wire.

Node..........................  A specially-configured multiplexer that provides an interface between the local PSTN where the node is located and the Company's switch. A node collects and concentrates call traffic from its local area and transfers it to the
                                Company's switches over private lines for call processing.

On-line services..............  Commercial information services that offer a computer user access through a modem to a specified slate of information, entertainment and communications menus. These services are generally closed systems but may offer Internet access at
                                additional cost.

Packet-switched network.......  A communications network in which packets (messages or fragments of messages) are individually routed between hosts with no previously established communication path. Packets are routed to their destination through the most expedient route. Not all packets travelling between the same two
                                hosts, even those from a single message, will necessarily
                                follow the same route. The destination computer reassembles the packets into their appropriate sequence. Packet
                                switching is used to optimize the use of the bandwidth
                                available in a network and to minimize latency.

POPs..........................  Points of Presence. An interlinked group of modems, routers and other computer equipment, located in a particular city or metropolitan area, that allows a nearby subscriber to
                                access the Internet through a local telephone call.

PPP...........................  Point-to-Point Protocol. An information transfer standard for transmitting Internet protocol packets over asynchronous data connections as well as certain synchronous systems.

Private line..................  A dedicated telecommunications connection between end user locations.

Protocol......................  A formal description of message formats and the rules two or more machines must follow in order to exchange data.

PSTN..........................  Public Switched Telephone Network. A telephone network which is accessible by the public through private lines, wireless systems and pay phones.

PTT...........................  The Postal, Telephone and Telegraph monopolies of foreign countries, which have undergone varying levels of
                                privatization. Examples include NTT of Japan, Deutsche
                                Telekom AG, France Telecom, British Telecom plc and
                                Telefonica de Espana S.A.

RBOCs.........................  Regional Bell Operating Companies. The seven local telephone companies established by the 1982 agreement between AT&T and the U.S. Department of Justice.

Resale/Reseller...............  The wholesale purchase of termination services on a variable, per minute basis by one long distance provider
                                from another.

Router........................  A device that receives and transmits data between segments in one or more networks.

Server........................  Software that allows a computer to offer a service to another computer. Other computers contact the server program by means of matching client software. The term also refers to the computer on which server software runs.

SLIP..........................  Serial Line Internet Protocol. An information transfer standard for transmitting Internet protocol packets over
                                asynchronous data connections between two points.

SS7...........................  Signaling System 7. A protocol used for communication with, and control of, telephone central office switches and their attached processors.

Switching system or             A system which uses devices that open or close circuits or switches....................  select the paths or circuits to be used for transmission of information.

T1............................  A data communications line capable of transmission speeds of
                                1.554 Mbps.

Transiting....................  The practice whereby a carrier routes, through its facilities in a third country, traffic originating from one country and destined for another country.

Undersea fiber optic cable....  Cables placed at the bottom of the oceans making them immune to electrical interference and environmental factors, in
                                order to connect the Company's facilities and support its
                                operating agreements between Europe, North America, Asia and
                                Latin America.

Usenet........................  User Network. A distributed bulletin board system supported mainly by the individuals who post and read articles
                                thereon. Usenet has rapidly grown to become international in scope and is now one of the largest decentralized
                                information utilities in existence, hosting 1200 newsgroups and an average of 40 megabytes (the equivalent of several
                                thousand paper pages) of new technical articles, news,
                                discussion and other information every day.

World Wide Web or the Web.....  A network of computer servers that uses a special communications protocol to link different servers throughout the Internet and permits communications of graphics, video and sound.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

ALL TENDERED OLD NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THE PROSPECTUS, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

                 THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:
                      U.S. BANK TRUST NATIONAL ASSOCIATION
                             180 East Fifth Street
                           St. Paul, Minnesota 55101
                      Attn: Specialized Finance Department

                            Facsimile Transmissions
                          (Eligible Institutions Only)
                                 (612) 244-1537
                            To confirm by telephone
                            or for information call:
                                 (612) 244-1197

                                    By mail:
                      U.S. BANK TRUST NATIONAL ASSOCIATION
                             180 East Fifth Street
                           St. Paul, Minnesota 55101
                      Attn: Specialized Finance Department

(ORIGINALS OF ALL DOCUMENTS SUBMITTED BY FACSIMILE SHOULD BE SENT PROMPTLY BY HAND, OVERNIGHT COURIER, OR REGISTERED OR CERTIFIED MAIL.)
                            ------------------------
    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS.
                            ------------------------

    UNTIL JULY 20, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                               Offer To Exchange
                                All Outstanding
                          8 3/4% Senior Notes due 2006
                                      for
                          8 3/4% Senior Notes due 2006

                                     [LOGO]

                                  ____________
                                   PROSPECTUS

                                 JUNE 10, 1998

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------